Exhibit 2.1

Execution Version	Privileged and Confidential

SHARE PURCHASE AGREEMENT

BY AND AMONG

MOBILEYE VISION TECHNOLOGIES LTD.,

MOBILEYE GLOBAL INC.,

MENTEE ROBOTICS LTD.,

THE COMPANY SHAREHOLDERS LISTED ON EXHIBIT A HERETO,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC.,
AS THE EXCLUSIVE REPRESENTATIVE OF
THE SHAREHOLDERS

January 5, 2026

Exhibits

Exhibit A – Company Shareholders

Exhibit B – Form of Key Employee Non-Compete Agreements

Exhibit C – Accredited Investor/Regulation S Questionnaire

Exhibit D – Form of the Deferred Consideration Agreement

Exhibit E – Form of Optionholder Consent Instrument

Exhibit F – Form of Paying Agent Agreement

Exhibit G – Lock-Up Agreement

Exhibit H – Form of Affidavit of Lost Share Certificate

Exhibit I – Form of Share Transfer Deed

Exhibit J – Form of Director Resignation and Release Letter

Exhibit K1-2 – Forms of Officer’s Certificate

Exhibit L – Form of Joinder Agreement

Exhibit M – Form of Bring-Along Notice

Schedules

Schedule A – List of Key Employees

Schedule B1-2 – Knowledge Parties

Schedule C – Company Budget

Schedule 1.1 – Contributing Securityholders

Schedule 2.2(b) – Substitute RSUs

Schedule 8.3(a) – Related Party Contracts Exceptions

Schedule 8.4 – Consents

Schedule 8.5 – Notices

Schedule 8.14(f) – Listed Individuals

Schedule 10.6(c)(i) – Advisory Committee Members

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 5, 2026, by and among Mobileye Vision Technologies Ltd. (“MBLY Vision”), Mobileye Global Inc. (“MBLY Global”, and together with MBLY Vision, the “Buyers”, and each, a “Buyer”), Mentee Robotics Ltd., a company organized under the laws of the State of Israel (the “Company”), each Company Shareholder listed on Exhibit A, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the exclusive representative, agent and attorney-in-fact of the Company Shareholders in connection with the transactions contemplated by this Agreement, and solely in its capacity as such (the “Representative”, and, together with MBLY Vision, MBLY Global and the Company, each individually a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company Shareholders listed on Exhibit A are, as of the date hereof, the holders of 100% of the issued and outstanding Company Shares, and will be, as of immediately prior to the Closing, the record owners of all of the issued and outstanding Company Shares.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Company, the Company Shareholders, and the Buyers wish to consummate the Acquisition, pursuant to which each Specified Individual shall, severally and not jointly, sell, convey, assign, transfer and deliver to the Buyers, in equal shares, all of the Company Shares held by such Specified Individual (collectively, the “Specified Individuals Shares”), free and clear of all Liens, and each Company Shareholder, which is not a Specified Individual, shall, severally and not jointly, sell, convey, assign, transfer and deliver to MBLY Vision, and MBLY Vision shall purchase from each such Company Shareholder, all of the Company Shares held by such Company Shareholder free and clear of all Liens.

WHEREAS, the Board of Directors of the Company has unanimously determined that the Acquisition and this Agreement are advisable, fair to and in the best interests of the Company and the Company Shareholders, and the Board of Directors of the Company has approved this Agreement in accordance with applicable provisions of the laws of the State of Israel and approved the Acquisition and the other transactions contemplated by this Agreement;

WHEREAS, all of the Company Shareholders have determined that it is in the best interests of the Company that it enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement as evidenced either by a unanimous written consent of the Company Shareholders or by minutes of a general meeting of the Company Shareholders (duly convened and passed a legally valid resolution), in each case, as made available to the Buyers concurrently with the execution of this Agreement (the “Shareholder Consent”).

WHEREAS, the Board of Directors of each of the Buyers has determined that the Acquisition and this Agreement are fair to and in the best interests of each such Buyer, respectively, and has approved this Agreement in accordance with the provisions of applicable Law and approved the Acquisition and the other transactions contemplated by this Agreement. and, in the case of MBLY Global (the “MBLY Global Approvals”): (i) the Strategy Committee of its Board of Directors has recommended the Acquisition and this Agreement for approval by its Board of Directors, (ii) the Audit Committee of its Board of Directors has approved the Acquisition and this Agreement pursuant to MBLY Global’s Related Persons Transaction Policy, and (iii) Intel Corporation, as the beneficial holder of all issued and outstanding shares of Class B Common Stock of MBLY Global, has provided all requisite consents to the transactions contemplated hereby.

[Signature Page to Share Purchase Agreement]

WHEREAS, as a condition and inducement to the Buyers to enter into this Agreement, the Buyers, the Representative and IBI, as escrow agent (the “Escrow Agent”), will enter, prior to the Closing Date into an escrow agreement (the “Escrow Agreement”), the effectiveness of which is contingent upon the consummation of the Acquisition, pursuant to which the Escrow Agent will hold a portion of the Total Consideration otherwise payable to the Indemnifying Parties under this Agreement as security against the indemnification obligations of the Indemnifying Parties under this Agreement, and as a source for payments in accordance with the escrow, indemnification, the consideration adjustment provisions and the terms and conditions contained under the Escrow Agreement and hereunder.

WHEREAS, on or prior to the date hereof, and as a condition and inducement to the willingness of the Buyers to enter into this Agreement, each of the Specified Individuals and each of the Key Employees listed on Schedule A shall have entered into such non-competition and non-solicitation covenants, to be effective as of the Closing Date, in a form attached hereto as Exhibit B (collectively, the “Key Employee Non-Compete Agreements”).

WHEREAS, as a condition and inducement to the Buyers to enter into this Agreement, on or prior to the date hereof, each Specified Individual shall have delivered to MBLY Global, a duly executed and completed Accredited Investor/Regulation S Questionnaire in the form attached hereto as Exhibit C, certifying that each Specified Individual is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act.

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the willingness of the Buyers to enter into this Agreement, each Specified Individual is executing a deferred contingent consideration agreement in the form attached hereto as Exhibit D (each, a “Deferred Consideration Agreement”), pursuant to which a portion of the consideration payable to such Specified Individual pursuant to this Agreement shall be subject to the continued involvement of such Specified Individual with MBLY Global and its Subsidiaries, in each case as set forth hereunder and in the applicable Deferred Consideration Agreement and subject to the terms and conditions hereof and thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.1             Certain Definitions.

For purposes of and under this Agreement, the following terms shall have the following respective meanings:

“102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israel Tax Ordinance.

“102 Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of the Israel Tax Ordinance, and approved by the ITA, with respect to Company 102 Securities.

“104H Trustee” shall mean the trustee appointed in accordance with the provisions of Section 104H of the Israel Tax Ordinance and the provisions of the 104H Tax Ruling.

“104H and Deferred Consideration Trust Agreement” shall mean an agreement between IBI (in its capacity as the 104H Trustee and the Deferred Consideration Trustee), MBLY Global and the Specified Individuals in connection with the Deferred Consideration and the trust stipulated under the 104H Tax Ruling.

“Academic Affiliation” means any employment, appointment, fellowship, adjunct or visiting position, consultancy, research collaboration, sponsored research, or other engagement or relationship with an Academic Institution.

“Academic Institution” means any university, college, academic medical center, research institute, technology transfer organization, similar academic or quasi-academic body, or any other similar entity, whether public or private.

“Academic Waiver” means any waiver, consent, approval, release, confirmation, assignment, license, or other letter or agreement from or with an Academic Institution regarding the Academic Affiliation, including with respect to intellectual property ownership, rights of use, notification obligations, publication, conflict-of-interest, outside work, consulting or assignment of inventions.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Affiliate” shall mean with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the holding of more than fifty percent (50%) of the issued and outstanding equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body.

“Aggregate Cash Consideration” shall mean an amount in cash equal to the total amounts payable in cash to Company Shareholders (including Specified Individuals) and holders of Vested Company Options under Section 2.1(b), Section 2.1(c)(i) and Section 2.2(a).

“Aggregate Exercise Amount” shall mean the aggregate amount that would be payable to the Company by each Vested Company Optionholder in respect of its/his/her Vested Company Options included in the definition of Fully Diluted Shares if each such Vested Company Optionholder exercised all such Vested Company Options in full immediately prior to Closing.

“Aggregate Stock Consideration” shall mean the aggregate number of shares of MBLY Global Common Stock payable to the Specified Individuals under Section 2.1(c)(ii).

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any United States or non-U.S. anti-corruption or anti-bribery laws or regulations, to the extent applicable to the Company.

“Articles of Association” shall mean the Amended and Restated Articles of Association of the Company, as adopted by the Company Shareholders on November 20, 2024.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in the State of Israel, are authorized or obligated by Law or executive order to close.

“Cash” shall mean cash and cash equivalents, determined in accordance with GAAP, as of 11:59 p.m. (Israel Time) of any given date.

“Cash Escrow Amount” shall mean the aggregate cash amount to be deposited with the Escrow Agent pursuant to Section 2.1(b), Section 2.1(c)(i) and Section 2.2(a).

“Cash Shortfall” shall mean the amount (if any) by which the Company’s Cash on December 31, 2025, as reflected in the Company’s 2025 Balance Sheet, falls below US$17,300,000.

“Certificates” shall mean the Closing Certificates and the Other Certificates.

“Change in Control Payments” shall mean (i) any severance, retention, bonus or other similar payment to any Person under any Contract or Company Employee Plan, (ii) any forgiveness of Indebtedness pursuant to an agreement in effect prior to the Closing (unless deriving from offer letters made by a Buyer or any of its Affiliates), or (iii) any increase of any benefits otherwise payable by the Company, in each case of the foregoing clauses (i)–(iii), which are payable or become effective as a result of the execution and delivery of this Agreement by the Company and the Company Securityholders or the consummation of the Acquisition or any of the other transactions contemplated hereby, provided however that, for the avoidance of doubt, the following shall not be deemed “Change in Control Payments”: (i) the acceleration of 20% of the Unvested Company Options in connection with the Acquisition as provided underSection 2.2(b)(i)(A); and (ii) payments and benefits payable by a Buyer or the Company following the Closing (including as a result of new or amended consulting or employment agreements executed following the Closing with such employees and contractors in connection with the Acquisition and including pursuant to the Retention Plan).

“Closing Certificates” shall mean the certificates delivered pursuant to Section 3.3(b)(xvii).

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of 11:59 p.m. (Israel Time) on the day immediately preceding the Closing Date, including any penalties (including prepayment and early termination penalties), premiums, fees, expenses, and other amounts owing that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Closing Date).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 102 Options” shall mean the Company Options granted and intended to qualify under the capital gains track described in Section 102(b)(2) of the Israel Tax Ordinance.

“Company 102 Securities” shall mean, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israel Tax Ordinance.

“Company Budget” shall mean the Company’s Budget for the year 2026 attached hereto as Schedule C.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.4 (No Conflicts), Section 4.5 (Capitalization), Section 4.23 (Brokers and Finders) and Company Tax Representations.

“Company IP” shall mean any and all Intellectual Property that is owned by, or purported to be owned by, the Company.

“Company IP Fundamental Indemnification Cap” shall mean an amount of cash equal to fifty percent (50%) of the Total Consideration, including, for the avoidance of doubt, the Indemnification Cap (i.e., shall be inclusive of and not in addition to the Indemnification Cap).

“Company IP Fundamental Representations” shall mean the representations and warranties of the Company contained in Section 4.11(l).

“Company IP Non-Fundamental Representations” shall mean the representations and warranties of the Company contained in Section 4.11 (Intellectual Property) other than the Company IP Fundamental Representations.

“Company Material Adverse Effect” shall mean any change, event, claim, circumstance, matter or effect that, individually or in the aggregate with all other changes, events, claims, circumstances, matters and effects (collectively, “Effects”) is or would reasonably be expected to be or become materially adverse to the business, condition (financial or otherwise), assets (including intangible assets), liabilities, operations, performance or results of operations of the Company; other than to the extent of any Effects, individually or in the aggregate, resulting from (a) changes in general economic, financial, or geographic, market or geopolitical conditions or financial credit or securities markets in general whether worldwide or in or under which the Company operates, (b) changes in Law or accounting rules, including GAAP, or the interpretation or enforcement thereof (as applicable), (c) conditions generally affecting the regions, industries or market segments in which the Company operates, (d) any failure by the Company to meet any internal or published projections, forecasts, estimates, budgets, milestones, plans or predictions (but not the underlying cause of such failure), (e) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international disaster or calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing or any other effect resulting from earthquake, fire, storm, flood, epidemics, pandemics (including the COVID-19 pandemic), or other acts of God, or (f) any adverse Effect to the extent attributable to the execution of this Agreement (including any actions expressly required by the terms of the foregoing) or the announcement or pendency of the Acquisition or the other transactions contemplated hereby; provided that, in the case of the foregoing clauses (a), (b), (c) and (e), such Effect does not or would not reasonably be expected to affect the Company, in a disproportionate manner relative to other similarly situated participants in the industry in which the Company operates.

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire Company Shares, in each case, excluding any options reserved but not granted.

“Company Ordinary Shares” shall mean the ordinary shares of the Company, without par value each, including, where the context so requires, any Company Preferred Shares converted into Company Ordinary Shares prior to, or upon the occurrence of, the Closing.

“Company Preferred Shares” shall mean (i) Preferred Seed Shares of the Company, of no nominal value each, (ii) Preferred A Shares of the Company, of no nominal value each, and (iii) Preferred A-1 Shares of the Company, of no nominal value each.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any such policy relating to any Company Product, Personal Data, employees, or Customer Data.

“Company Products” shall mean: (i) all products and services (including software, applications, and client-side and web interface products and services) developed (including products and services not yet sold to customers or made generally available by the Company but for which development is in progress), delivered, imported, exported, hosted, provided, made commercially available, marketed, distributed, licensed out or sold by or on behalf of the Company since its inception and (ii) all Technology of the Company that is embedded in, or used in the development, delivery, hosting, provision, or distribution of, any products and services described in the foregoing clause (i), including any Technology of the Company that is used to collect, transfer, transmit, store, host, or otherwise process Private Information.

“Company Registered IP” shall mean all of the Registered IP owned or purported to be owned by, or filed in the name of, applied for by the Company.

“Company Securities” shall mean all securities of the Company, including all Company Shares, Company Options, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.

“Company Securityholders” shall mean all holders of Company Securities, including all Company Shareholders and all holders of Company Options.

“Company Shareholders” shall mean all holders of Company Shares.

“Company Shares” shall mean all of the issued and outstanding shares of the Company, including the Company Ordinary Shares and the Company Preferred Shares.

“Company Source Code” shall mean any software source code, any material portion or aspect thereof, in form other than object code or binary code form, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Product.

“Company Equity Plans” shall mean the Company’s 2022 Share Option Plan, including the Sub-Plan for Grantees Subject to Israeli Taxation, in each case, as amended, and any other equity option plans or other equity-related plans of the Company.

“Company Tax Representations” shall mean the representations and warranties of the Company contained in Section 4.9 (Taxes).

“Continuing Employee” shall mean the Employees who are both employed by the Company as of the Closing Date and continue their employment with Company on the day following the Closing Date.

“Contract” shall mean any legally binding contract, agreement (including “click-through” agreement), instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, settlement agreement, warranty, and purchase orders).

“Contractor” shall mean any current or former individual service provider, consultant, sub-contractor, sales agent, freelancer, advisory board member, and independent contractor of the Company.

“Contributing Securityholder” shall mean (i) each holder of Vested Company Options, and (ii) each Company Shareholder, in each case as set forth on Schedule 1.1.

“Customer Data” shall mean (i) all data and content uploaded or otherwise provided by users, end users, and customers of the Company (or such customers’ users, end users, and customers) to Company Products, or stored by customers of the Company (or such customers’ users, end users, and customers) on Company Products, or accessed or used by or on behalf of Company in connection with Company Products or maintenance or support thereof; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company in or relating to the provision or operation of the Company Products, by users, end users, and customers of the Company; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Company’s 2025 Balance Sheet” shall mean the Company’s unreviewed and unaudited internal balance sheet and statement of operations and income for the period ending December 31, 2025, prepared in accordance with GAAP consistently applied using the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to the date hereof (the “Balance Sheet Date”).

“Consultant” shall mean any current or former individual service provider, consultant and independent contractor of the Company, who provides or has provided services to the Company and dedicates a majority of their work week in the provision of such services to the Company.

“Deferred Consideration Trustee” shall mean IBI in its capacity as such.

“Device Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other tracking technology, or from a particular computer, Web browser, mobile device, or other device or application, where such data is or is reasonably capable of being associated with or used to identify or contact an individual, device, or application, to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to such an individual, device, or application. For the avoidance of doubt, Device Data shall not include data that has been aggregated, de-identified, or otherwise rendered incapable of reasonably identifying an individual, device, or application.

“Employee” shall mean any current or former employee of the Company.

“Employee Agreement” shall mean each employment, change in control, severance, relocation, repatriation, expatriation, visa, work permit or other agreement, Contract or legally-binding understanding between the Company and any Employee.

“Environmental Laws” shall mean all applicable Laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity.

“Escrow Amount” shall mean an amount equal to US$95,000,000.

“Escrow Fund” shall mean the Cash Escrow Amount and the Stock Escrow Fund deposited in accordance with Section 2.4(e).

“Excess Cash Amount” shall mean an amount by which the Company’s Cash on December 31, 2025, exceeds US$17,300,000.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any applicable Law (including but not limited to the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007), regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to Israel or another country; (ii) any release of technology or software in any foreign country or to any foreign Person; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Fully Diluted Shares” shall mean a number equal to (i) the aggregate number of Company Ordinary Shares which are issued and outstanding as of immediately prior to the Closing, plus (ii) the maximum aggregate number of Company Ordinary Shares issuable upon full exercise, exchange or conversion of all other Company Securities (other than Unvested Company Options and Promised Company Options), all calculated on a fully diluted, as converted to Company Ordinary Shares basis, which are outstanding as of immediately prior to the Closing.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS) mandated by applicable Law.

“Hazardous Substance” shall mean any material, emission, or substance that has been designated by applicable Law to the extent such substances exceed the quantities or concentrations set forth in the Hazardous Substances (Classification and Exemption) Regulations, 1993, therefore require a Toxins Permit under the Hazardous Substances Law, 1993.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor Law thereto.

“IBI” shall mean IBI Trust Management.

“IIA” shall mean the Israeli Innovation Authority (formerly referred to as the Office of the Chief Scientist of the Israeli Ministry of Economy).

“Indebtedness” shall mean all financial liabilities and obligations, including any interest, penalties, breakage costs, “make whole amounts,” costs (including with respect to any prepayment) and premiums (without duplication), (i) for borrowed money whether owing to banks, financial institutions, on equipment leases or otherwise, including with respect to deposits or advances of any kind, whether current or funded, secured or unsecured, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments (whether or not convertible into any other instrument), or arising under indentures, (iii) for the deferred purchase price of goods, properties, assets, businesses, securities or services, including the maximum amount of any earn-outs, purchase price adjustment, releases of “holdbacks” or similar payments, (iv) all obligations arising out of any financial hedging, swap or similar arrangements, (v) guarantees of the obligations described in clauses (i) through (iv) above of any other Person. Indebtedness shall expressly exclude any right-of-use assets and any corresponding lease liabilities recognized solely as a result of the application of lease accounting standards, under U.S. GAAP, ASC 842, in respect of operating lease.

“Indemnification Cap” shall mean an amount equal to US$95,000,000.

“Innovation Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules and regulations thereunder, all as amended from time to time.

“Intellectual Property” shall mean Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean all intellectual property rights and rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) all rights in, arising out of, or associated with inventions, invention disclosures and improvements, including all Israel, United States, foreign and international patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (ii) all rights in, arising out of, or associated with Works of Authorship, including copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions; (iii) all rights in, arising out of, or associated with industrial designs and any registrations and applications therefor; (iv) all rights in, arising out of, or associated with trade names, logos, trademarks and service marks, words, names, symbols, devices, designs and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, whether or not registered, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and similar offices of other Governmental Authorities throughout the world, and all rights therein provided by international treaties or conventions; (v) all rights in, arising out of, or associated with trade secrets; and other Confidential Information; (vi) all rights in, arising out of, or associated with software; (vii) all rights in, arising out of, or associated with Domain Names; (viii) rights of publicity, attribution and integrity and other moral rights of an author, the right of the author to be known as the author of his/her work, to prevent others from being named as the author of her work and/or to prevent others from making deforming or derogatory changes in her work in a manner that reflects negatively on or are prejudicial to her professional standing, her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction) (collectively, “Moral Rights”); and (ix) in each of clauses “(i)” through “(viii)” above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“Israeli Benefit Plan” shall mean each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company under Israeli Law, pursuant to which any current or former employee or director of the Company who is resident in Israel has any current or future right to benefits, including Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company, whether or not satisfying the Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

“Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, and any regulations promulgated thereunder (as amended).

“ITA” shall mean the Israel Tax Authority.

“Key Employee” shall mean each Person listed on Schedule A.

“Knowledge” shall mean, with respect to the Company, (i) the actual knowledge of each of the Persons listed on Schedule B-1 of a particular fact or other matter after due inquiry, and (ii) the actual knowledge of each of the Persons listed on Schedule B-2.

“Law” shall mean Israeli, U.S. federal, state, municipal or local, foreign or supranational laws, statutes, treaties, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, directives, writs, injunctions, judicial decisions, guidance issued by any Governmental Authority, decrees, or any other similar legal requirements having the force or effect of Law.

“Liability(ies)” shall mean the amounts (without duplication) of (i) with respect to any Person, all liabilities of such Person or any of its subsidiaries of any kind, including all accounts payable, royalties payable and other reserves, unfunded accrued and unpaid severance payments or payroll or other compensation (together with any payroll and similar employer-side Taxes thereto), accrued and unpaid bonuses or commissions, accrued vacation, accrued employee expense obligations, employee institution payables (e.g. social security and other government funds) or other unfunded similar awards or entitlements that would be due if all Employees were terminated, underfunding of or unfunded compensation related plans, deductions and withholding made from employees’ payments, accrued and unpaid recuperation pay and all other liabilities of such Person or any of its subsidiaries of any kind, and for the avoidance of doubt, with respect to the Company, shall include unpaid Pre-Closing Taxes which are not Permitted Budget related Taxes but without any duplication, in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP; and (ii) if applicable (but without duplication), liabilities to suppliers and whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, conditional sale or other title retention agreement of any kind or nature or restriction on the right to sell or dispose (other than limitations imposed by applicable Law and the Company Organizational Documents) and, in the case of securities, the right to vote, whether arising by contract or by operation of Law and whether voluntary or involuntary.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by the Company (“VDR”) and made available to the Buyers and their representatives during the negotiation of this Agreement, but only if so posted and made available at least two (2) Business Days prior to the execution and delivery of this Agreement by the parties hereto.

“MBLY Global Applicable Stock Price” shall mean, with respect to any relevant date, the volume weighted average of the closing sale prices for MBLY Global Common Stock as quoted on the NASDAQ over the thirty (30) Trading Days ending immediately prior to such relevant date.

“MBLY Global Common Stock” shall mean Class A Common Stock, par value $0.01 per share, of MBLY Global.

“MBLY Global Stock Price” shall mean the volume weighted average of the closing sale prices for MBLY Global Common Stock as quoted on the NASDAQ over the thirty (30) Trading Days ending immediately prior to the date hereof.

“MBLY Global SEC Filings” MBLY Global’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 and December 28, 2024, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 28, 2024 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof.

“Month-End Business Day” shall mean the last Business Day of a calendar month.

“New Company’s POs” outstanding unpaid purchase orders undertaken (including by way of increasing an existing purchase order) by the Company following December 31, 2025.

“NIS” shall mean New Israeli Shekels.

“Non-Scheduled In-Licenses” shall mean: (i) licenses for Shrink-Wrapped Code; (ii) licenses of Open Source as set forth in Section 4.11(p) of the Disclosure Schedule; (iii) non-disclosure Contracts entered into in the ordinary course of business, and (iv) Contracts with Employees that do not materially differ in substance from the Proprietary Information Agreement.

“Non-Scheduled Out-Licenses” shall mean: (i) non-disclosure Contracts entered into in the ordinary course of business, (ii) Contracts for evaluation or proof of concept of Company Products entered into with prospective customers of those Company Products (as Made Available to Buyers) in the ordinary course of business and (iii) Contracts for the sale, license, support or service of Company Products in the ordinary course of business pursuant to its standard customer Contract, the form of which has been Made Available to Buyers.

“Open Source” shall mean any Technology that is distributed or otherwise made available pursuant to any Open Source License.

“Open Source License” shall mean: (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License (GPL), the GNU Affero General Public License (AGPL), BSD licenses and the Apache License); (ii) any license that is listed at http://www.opensource.org/licenses/ or substantially similar to any of those licenses; (iii) any Creative Commons license; and (iv) any license that (A) requires the licensee to permit reverse-engineering, de-compilation, disassembly or other derivation of the source code or underlying structure of the licensed Technology (such as software) or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology or (B) requires the licensed Technology or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology be: (1) distributed or otherwise made available in source code form; (2) licensed for the purpose of making modifications or derivative works; or (3) distributed or otherwise made available at no or minimal charge.

“Optionholder Consent Instruments” shall mean the optionholder consent instruments in forms to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit E, as applicable.

“Order” shall mean any order, judgment, injunction, ruling, edict or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Other Certificates” shall mean (i) certificate as to the Statement of Transaction Expenses delivered pursuant to Section 8.12, (ii) the Company Closing Certificate delivered pursuant to Section 8.13, and (iii) the Payment Spreadsheet delivered pursuant to Section 8.11.

“Paying Agent” shall mean IBI Trust Management.

“Per Share Consideration” shall mean the quotient obtained by dividing (A)(i) the Total Consideration, plus (ii) the Aggregate Exercise Amount by (B) the Fully Diluted Shares.

“Per Share Escrow Amount” shall mean an amount equal to (A) the quotient obtained by dividing (x) the Escrow Amount by (y) the Total Consideration, multiplied by (B) the Per Share Consideration or the Per Option Price, as applicable.

“Per Share Representative Expense Amount” shall mean the quotient obtained by dividing (A) the Representative Expense Amount by (B) the Fully Diluted Shares.

“Permitted Budget related Taxes” means value added taxes and withholding taxes arising from or in connection with payments made only during the period commencing after December 31, 2025 and until the Closing Date, provided that such payments are of the type contemplated by, and in the applicable correlative period under, the Company Budget, in each case to the extent such payments do not constitute Unpermitted Leakage.

“Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals required under, or issued pursuant to, applicable Law.

“Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Data” shall mean: (i) information that directly or indirectly identifies a natural person, including that person’s name, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, personal identification number, government-issued identifier, copy of government-issued certificate, credit card number, financial information, health information, device identifier, IP address, biometric identifier, persistent identifier, or any other information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company allows the identification or location of or contact with a natural person or a particular machine or device, (ii) any other information if such information is defined as “personal data”, “information”, “personally identifiable information”, “individually identifiable health information,” or “personal information” or similar or comparable term under any Privacy Law; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Pre-Closing Tax Period” shall mean any period ending on (and including) the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” shall mean any (i) Taxes of the Company attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (determined as if the Company used the accrual method of Tax accounting throughout such period) provided, however, that in any case Pre-Closing Taxes shall not include any Tax that would not have applied absent an election filed by Buyer under Section 338 of the Code, (ii) Taxes borne by the Company attributable to the transactions contemplated by this Agreement or any ancillary agreement to the extent such Taxes are the obligation of the Company under applicable Law and not arising as a result of a voluntary election or filing taken by the Buyers or any of their Affiliates after the Closing, which but for this election or filing there shall not have been direct Liability for Taxes, including any tax withholding, Transfer Taxes and Transaction Payroll Taxes (without duplication or to the extent not taken into account in the Transaction Expenses) and (iii) any Liability of the Company for the Taxes of another Person (without duplication) (A) as a result of the Company being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement); (B) as a transferee or successor, by Contract or otherwise as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (C) as a result of an express or implied obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person. For purposes of this definition, (x) in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis and (y) in the case of any Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Privacy Law” shall mean all applicable Laws and Orders (including U.S. laws respecting unfair and deceptive trade practices, the California Consumer Privacy Act, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the CAN SPAM Act, the Electronic Communications Privacy Act, as well as applicable international Laws and Orders including but not exclusive to the United Kingdom Data Protection Act 2018, the Israeli Privacy Protection Law 5741-1981 and related regulations, the European Union General Data Protection Regulation (the “GDPR”) and applicable Laws implementing the GDPR), applicable and binding rules, or other mandatory requirements of self-regulatory bodies (to the extent applicable), and applicable industry standards (including, to the extent applicable, the PCI Data Security Standard), that pertain to (i) privacy, cybersecurity, information security or data protection, (ii) consumer protection, (iii) restrictions or obligations related to the access to, collection, use, disclosure, transfer (including cross-border transfer), transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Information or information systems or (iv) marketing, communications, including laws regulating the initiation, transmission, or receipt of commercial communications.

“Private Information” shall mean Device Data, Personal Data, and Customer Data.

“Pro Rata Share” shall mean, with respect to each Contributing Securityholder, a percentage equal to the quotient obtained by dividing (i) (a) with respect to each of the Specified Individuals - the aggregate value of the cash payable together with the shares of MBLY Global Common Stock (valued based on the MBLY Global Stock Price) issuable pursuant to Section 2.1 in respect of each such Specified Individuals Shares; and (b) with respect to each other Contributing Securityholder - the cash payable in respect of each such other Contributing Securityholder’s Company Shares and Vested Company Options, by (ii) the aggregate value of the cash payable and the shares of MBLY Global Common Stock (valued based on the MBLY Global Stock Price) issuable pursuant to Section 2.1 in respect of all Company Shares and Vested Company Options (in each case without giving effect to any Tax withholding or escrow or expense holdbacks contemplated hereby).

“Promised Company Option” shall mean a Company Option that has been promised by the Company to an individual under its, his or her offer letter or similar employment or consulting documentation (in each case, as currently in effect) but, as of immediately prior to the Closing, has not yet been granted.

“Registered IP” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.

“Related Agreements” shall mean documentation providing for the Escrow Agreement, the Optionholder Consent Instruments, the Key Employee Non-Compete Agreements, the Deferred Consideration Agreements, the 104H and Deferred Consideration Trust Agreement, the Joinder Agreements and all other agreements and certificates, other than the Certificates, executed and delivered by or on behalf of the Company, any officers of the Company in their capacity as such, or any of the Company Securityholders in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

“Representative Expense Amount” shall mean an amount in cash equal to US$250,000.

“SEC” shall mean the United States Securities and Exchange Commission.

“Share Restriction Agreement” shall mean any share restriction, repurchase, forfeiture or other similar agreement in effect between the Company and any other Person pursuant to which the Company has a right to reacquire or repurchase Company Shares held by such Person upon terms and subject to certain conditions set forth therein, other than the Articles of Association of the Company and the Company Equity Plans.

“Shareholder Representations” shall mean the representations and warranties of the Company Shareholders set forth in this Agreement.

“Shrink-Wrapped Code” shall mean any generally commercially available software in executable code form made available on a license basis or as a service that is (i) licensed to the Company on standard terms, (ii) not customized and (iii) not incorporated into, or used directly in the development, delivery, hosting or distribution of, any Company Products.

“Social Media Accounts” means with respect to any Person, any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (i) social media or social networking website or online service, (ii) blog or microblog, (iii) photo, video or other content-sharing website, (iv) rating and review website, (v) wiki or similar collaborative content website or (vi) message board, bulletin board, or similar forum, in each case to the extent owned or maintained by such Person.

“Source Code” shall mean computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Individual” shall mean each of Prof. Amnon Shashua, Prof. Shai Shalev-Shwartz and Prof. Lior Wolf.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

“Stock Escrow Fund” shall mean a number of MBLY Global Common Stock that is equal to (A) the quotient obtained by dividing (x) the Escrow Amount by (y) the Total Consideration, multiplied by (B) the Aggregate Stock Consideration, which for the avoidance of doubt such number of MBLY Global Common Stock shall be a part of the First Tranche of the Deferred Consideration.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“RSU” shall mean MBLY Global’s restricted stock units under its equity incentive plan.

“Tax” or “Taxes” shall mean (i) all applicable Israel, U.S. federal, state and local and any other non-Israel and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital gains, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (Bituach Leumi), national healthcare (Bituach Briyut) contributions, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments, real estate and other charges of any kind whatsoever, together with any interest, penalties, fines, inflation linkage, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence of any other Person for which the Company is liable as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.

“Tax Law” shall mean any applicable Law (whether domestic or foreign) relating to Taxes.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Taxing Authority” shall mean the ITA, the IRS or any other governmental body (whether state, local, non-Israel or non-U.S.) responsible for the administration of any Tax.

“Technology” tangible or intangible technology, regardless of form, including any or all of the following and any tangible embodiments thereof: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs and other software (whether in source code or executable form), documentation, compilations, derivative works, literary works, mask-works and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, processes and new uses for any of the preceding items (“Inventions”); (iii) including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques (“Confidential Information”); (iv) Trademarks; and (v) domain names and web addresses (“Domain Names”); (vi) devices, prototypes, designs and schematics; and (vii) any other form of technology.

“Total Consideration” shall mean any amount equal to (i) $900,000,000, minus (ii) the Unpermitted Leakage amount, if any, minus (iii) the Cash Shortfall, if any, minus (iv) the Closing Indebtedness, if any, minus (v) the Transaction Expenses, if any, in each case, without duplication (it being understood that (1) all amounts used in calculating the Total Consideration shall be based on the corresponding amounts set forth and represented in the Payment Spreadsheet, as finally determined in accordance with Section 8.13 and (2) all amounts payable pursuant to Section 2.1 and Section 2.2 shall be based upon the Estimated Total Consideration and shall be subject to adjustment, if applicable, in accordance with Section 8.13).

“Trading Day(s)” means a day on which the NASDAQ is open for trading.

“Transaction Expenses” shall mean the sum of (without duplication) all of the following, solely if paid or remained to be paid after the signing of this Agreement: (i) all fees and expenses (including any and all legal, accounting, consulting, investment banking, financial advisory, data room provider and brokerage fees and expenses) incurred or committed to at or prior to (whether payable at, prior to or after) the Closing Date by the Company or any other Person (for which the Company pays or reimburses others) in connection with this Agreement, the Acquisition or any of the transactions contemplated hereby (including VAT payable in connection therewith), (including any payment made or to be made under any consents, notices, waivers, or approvals of any party under any Contract as are required in accordance with the terms of such Contract in connection with the Acquisition or for any such Contract to remain in full force or effect immediately following the Closing), provided that all such payments are made in accordance with the terms specified in this Agreement, specifically including (x) fifty percent (50%) of the fees and expenses of the 102 Trustee for services solely in connection with this Agreement, (y) fifty percent (50%) of the fees and expenses of the Paying Agent, the Escrow Agent, and Deferred Consideration Trustee pursuant to the terms of the Escrow Agreement, the Paying Agent Agreement and the 104H and Deferred Consideration Trust Agreement and (z) any costs incurred in connection with (i) the Tail Policy (ii) the amount of any Change in Control Payments, (iii) all Transaction Payroll Taxes, (iv) any and all fees, costs and expenses incurred by the Company as a result of a 341 Legal Proceeding.

“Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes with respect to Change in Control Payments, whether payable by the Buyers or the Company.

“Trust” shall mean any trust, custodianship, nominee, guardianship, or similar arrangement (including any trust governed by the laws of any jurisdiction), whether or not subject to court supervision, pursuant to which legal title to any Company Securities is held by a trustee, custodian, nominee or similar fiduciary for the benefit of any beneficiary.

“Trustee” shall mean any trustee, custodian, nominee, guardian or other fiduciary holding legal title to any Company Securities for the benefit of another Person, and includes, for the avoidance of doubt, any trustee under a family, revocable or irrevocable trust, but excludes the 102 Trustee.

“Trust Governing Documents” means, with respect to any Trust Securities, the applicable trust deed, declaration of trust, custodial or nominee agreement, letters of wishes to the extent binding, court orders, consents of beneficiaries or co-trustees, and any other instrument governing the authority of the Trustee to hold, vote, transfer, or encumber such Trust Securities.

“Trust Securities” means any Company Securities of which a Company Shareholder is the beneficial owner but which are held of record by a Trustee or otherwise subject to a Trust.

“Unpermitted Leakage” means, with respect to payments made, actions taken or commitments undertaken, after December 31, 2025, the aggregate sum, without duplication, of all of the following items, expressed in U.S. dollars: (i) cash payments made by the Company; (ii) Liabilities undertaken by the Company; and (iii) New Company’s POs made, which exceeds in the aggregate the amounts permitted in the Company Budget for such items (i) through (iii), provided, however, that the aggregate amount of items (i) and (ii) shall be measured against the amounts permitted in the Company Budget for the applicable periods, and item (iii) shall be measured against the amounts of the Company Budget, whether or not such payments or purchase orders relate to the applicable budget period, and further provided that (x) a deviation of such amounts of up to 10% (inclusive) in the aggregate from the amounts included in the Company Budget shall not be deemed as Unpermitted Leakage, and (y) any and all payments paid by the Company after December 31, 2025, and until the date hereof, up to the Excess Cash Amount, shall not be deemed as Unpermitted Leakage whether made in accordance with the Company Budget or not, and shall not be counted for purposes of calculating items (i) to (iii) above. For the avoidance of doubt, the ten percent (10%) threshold shall be assessed on a combined, aggregate basis across clauses (i) through (iii), and not on an individual item basis, and only the portion of such aggregate deviation that exceeds such ten percent (10%) threshold shall constitute Unpermitted Leakage.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.

“Unvested Company Optionholder” shall mean any Person holding (or otherwise the beneficial owner of) Unvested Company Options as of immediately prior to the Closing.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is not an Unvested Company Option.

“Vested Company Optionholder” shall mean any Person holding (or otherwise the beneficial owner of) Vested Company Options as of immediately prior to the Closing.

Section 1.2             Other Capitalized Terms.

For all purposes of and under this Agreement, all capitalized terms that are not defined in the preamble or recitals hereto, or in Section 1.1, shall have the respective meanings ascribed to such terms in the respective Sections of this Agreement, as set forth below:

Term	Section Reference
102 Plan	Section 4.9(u)
104H Tax Ruling	Section 8.17
280G Approval	Section 8.14(c)
280G Waiver	Section 8.14(c)
341 Indemnification Expenses	Section 7.5(c)
341 Legal Proceeding	Section 7.5(c)
Academic Affiliations	Section 4.11(l)

Term	Section Reference
Academic Waivers	Section 4.11(l)
Accounting Expert Determinator	Section 8.13(c)
Accounting Expert Determinator’s Report	Section 8.13(c)
Acquisition	Section 2.1(a)
Acquisition Proposal	Section 8.1(a)
Action of Divestiture	Section 8.2
Advisory Committee	Section 10.6(c)(i)
Advisory Committee Members	Section 10.6(c)(i)
Agreement	Recitals
AI Policies	Section 4.11(z)
AI Technologies	Section 4.11(z)
Arbitration	Section 11.9
Audited Financial Statement	Section 4.6(a)
Basket Amount	Section 10.3(a)
Breaching Indemnifying Party	Section 10.4(j)
Bridge-AI	Section 4.14(d)
Bring-Along Documents	Section 7.5(b)
Bring-Along Notice	Section 7.5(b)
Bring-Along Period	Section 7.5(b)
Bring-Along Provisions	Section 7.5(a)
Claim Date	Section 10.4(a)
Closing	Section 3.1
Closing Allocation Certificate	Section 8.15(b)
Closing Date	Section 3.1
Closing Payment Fund	Section 2.4(a)
Companies Law	Section 3.3(b)(vi)
Company	Recitals
Company and Shareholders Representatives	Section 8.1(c)
Company Closing Certificate	Section 8.13(a)
Company Domain Names	Section 4.11(b)
Company Employee Plan; Plan	Section 4.13(a)
Company Final Certificate	Section 8.13(b)
Company Indemnifiable Matters	Section 10.2(a)
Company Organizational Documents	Section 4.1(b)

Term	Section Reference
Confidential Information	Section 8.9(a)
Confirmation	Section 8.14(f)
Consents	Section 8.4
Contaminants	Section 4.11(n)
Continuing Claim	Section 10.4(g)
Continuing Claim Tail Period	Section 10.4(g)
Controls	Section 4.6(c)
Critical Problem	Section 4.11(w)
Deferred Consideration	Section 2.1(c)(ii)
Deferred Consideration Agreement	Recitals
Determination Date	Section 8.13(b)
Director Resignation and Release Letter	Section 3.3(b)(ix)
Disagreement	Section 8.13(b)
Disagreement Notice	Section 8.13(b)
Disclosure Schedules	ARTICLE 4
Electronic Delivery	Section 11.10
ERISA	Section 4.13(a)
Escrow Agent	Recitals
Escrow Agreement	Recitals
Escrow Release Date	Section 10.4(g)
Estimated Total Consideration	Section 8.11(a)(i)
Final Total Consideration	Section 8.13(d)
Financial Statements	Section 4.6(a)
First Survival Date	Section 10.1
First Tranche of the Deferred Consideration	Section 2.4(c)(ii)
Foreign Plan	Section 4.13(h)
Former Continuing Claim	Section 10.4(g)
Government Grants	Section 4.11(r)
ICC	Section 11.9
ICC Rules	Section 11.9
Incumbent Trustee	Section 7.4
Indemnifiable Matter/s	Section 10.2(b)

Term	Section Reference
Indemnifiable Tax Contest	Section 8.16(g)
Indemnification Claim	Section 10.5(a)
Indemnification Claim Notice	Section 10.4(a)
Indemnified Party/ies	Section 10.2(a)
Indemnifying Party/ies	Section 10.2(a)
Individual Seller Claim	Section 10.5(a)
Initial Sellers	Section 7.5(a)
Interim Options Tax Ruling	Section 8.6(c)
Investment Center	Section 4.9(t)
IP Contributors	Section 4.11(m)
Israeli 102 Tax Ruling	Section 8.6(c)
Israeli Competition Law	Section 4.17(e)
Israeli Employees	Section 4.14(f)
Israeli Securities Law	Section 4.5(b)
Israeli VAT Law	Section 4.9(z)(i)
ITA Approval(s)	Section 7.4
Joinder Agreement	Section 9.3
Joint Instructions	Section 10.4(i)
Key Employee Non-Compete Agreements	Recitals
Leased Premises	Section 4.10(b)
Lock-Up Agreement	Section 2.4(d)
Locked-Up Shares	Section 2.1(c)(ii)
Loss/es	Section 10.2(a)
Material Contracts	Section 4.12(a)
MBLY Global	Recitals
MBLY Vision	Recitals
New Awards	Section 8.14(d)(i)
Non-Breaching Indemnifying Parties	Section 10.4(j)
Non-Disclosure Agreement	Section 8.9(a)
Non-Initial Sellers	Section 7.5
Notices	Section 8.5
Objection Deadline	Section 10.4(b)(i)
Objection Notice	Section 10.4(b)(i)
Party; Parties	Recitals
Payable Claim	Section 10.4(d)

Paying Agent Agreement	Section 2.1(b)
Paying Agent Undertaking	Section 2.4(g)(ii)
Payment Spreadsheet	Section 8.11(a)
Payor	Section 2.4(g)
PCBs	Section 4.18
Per Option Price	Section 2.2(a)
Pre-Closing Tax Return	Section 8.16(b)
Proprietary Information Agreement	Section 4.11(m)
Qualified Withholding Certificate	Section 2.4(g)(ii)
Real Property Leases	Section 4.10(b)
Recovery	Section 10.3(i)
Related Party	Section 4.12(a)(ix)
Related Party Contracts Exceptions	Section 8.3(a)
Released Matters	Section 8.15(a)
Released Party	Section 8.15(a)
Representative	Recitals
Representative Expense Fund	Section 2.4(f)
Representative Losses	Section 10.6(f)(ii)
Requisite Majority	Section 4.2(b)
Resolved Claims	Section 10.4(c)(ii)
Retained Escrow Amount	Section 10.4(g)
Retention Plan	Section 8.14(d)(i)
Retention Plan Amount	Section 8.14(d)(ii)
Section 14 Arrangement	Section 4.14(b)
Securities Act	Section 4.5(b)
Securityholders Indemnifiable Matters	Section 10.2(b)
Settled Claims	Section 10.4(c)(i)
Severance Pay Law	Section 4.14(b)
Sexual Misconduct Allegation	Section 4.14(h)
Shareholders Agreement	Section 8.15(b)
Shareholder Consent	Recitals
Social Media Platform	Section 4.11(aa)
Social Media Terms	Section 4.11(aa)
Specific Company Securityholder(s)	Section 2.4(g)(ii)
Specific Securityholder	Section 10.4(a)

Term	Section Reference
Specified Individual Cash Escrow Amount	Section 2.1(c)(i)
Specified Individual Shares	Recitals
Statement of Transaction Expenses	Section 8.12(b)
Stock Indemnity Amount	Section 10.4(f)
Stock Indemnity Portion	Section 10.4(f)
Substitute RSUs	Section 2.2(b)(i)(B)
Substitute RSUs Amount	Section 2.2(b)(i)(B)
Survival Period	Section 10.1
Systems	Section 4.11(x)
Tail Policy	Section 8.19(a)
Tax Incentives	Section 4.9(t)
Third Party Claim	Section 10.5(a)
Top Supplier	Section 4.24(b)
Total Consideration Shortfall	Section 8.13(d)
Total Consideration Surplus	Section 8.13(e)
Transferred Employees	Section 4.14(d)
Transfer Taxes	Section 8.16(c)
Unaudited Financial Statement	Section 4.6(a)
Unobjected Claim	Section 10.4(b)(ii)
Unresolved Claim	Section 10.4(d)
Withholding Drop Date	Section 2.4(g)(ii)

Section 1.3             Certain Interpretations.

(a)           When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)           The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)           All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f)            A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)           A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h)           References to “$” and “Dollars” are to U.S. dollars.

(i)            No summary of this Agreement or any Annex, Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Annex, Exhibit or Section.

(j)            The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(k)            Any requirement under this Agreement to obtain the Buyers' consent or to provide notice to the Buyers shall be deemed satisfied, subject to all other applicable conditions, if the consent of, or notice to, MBLY Vision has been duly obtained or given, as applicable.

ARTICLE 2
THE ACQUISITION

Section 2.1             Purchase and Sale of Company Shares.

(a)           Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, (i) each of the Specified Individuals shall, severally and not jointly, sell, convey, assign, transfer and deliver to the Buyers, and (ii) each Company Shareholder, which is not a Specified Individual, shall, severally and not jointly, sell, convey, assign, transfer and deliver to MBLY Vision, and MBLY Vision and MBLY Global, as applicable, shall purchase from each such Company Shareholder (including the Specified Individuals), for the consideration set forth in Section 2.1(b) and Section 2.1(c) to be delivered by MBLY Vision and MBLY Global, as applicable, to the Paying Agent at the Closing, all legal and beneficial right, title and interest in and to all Company Shares free and clear of all Liens, and, as a result of such acquisitions, the Buyers will own, in aggregate, all of the issued and outstanding Company Shares, and the Company will be owned solely and exclusively by the Buyers (such transactions being referred to herein, collectively, as the “Acquisition”). Notwithstanding anything to the contrary in this Agreement, no Buyer shall be obligated to complete the purchase and transfer of any Company Shares unless the sale and transfer of all Company Shares by all Company Shareholders is completed simultaneously.

(b)           Treatment of Company Shares Held by Shareholders other than the Specified Individuals. Upon the terms and subject to the conditions set forth in this Agreement, promptly following the Closing, and in accordance with the provisions of the paying agent agreement to be entered into between the Parties prior to Closing and to be attached to this Agreement as Exhibit F (the “Paying Agent Agreement”), the Paying Agent shall deliver to each Company Shareholder, as applicable (except in the case of (i) Company 102 Shares held by the 102 Trustee, which shall be treated in the manner set forth in Section 2.2(a) and (ii) Company Shares held by Specified Individuals, which shall be treated in the manner set forth in Section 2.1(c)) in exchange for each such Company Share owned by such holder that is issued and outstanding as of immediately prior to the Closing an amount of cash, payable by MBLY Vision, equal to the Per Share Consideration payable for such Company Share, less (x) the Per Share Escrow Amount for such Company Share, which shall be deposited with the Escrow Agent pursuant to Section 2.4(e), and (y) the Per Share Representative Expense Amount for such Company Share, which shall be deposited with the Paying Agent to be then remitted to the Representative pursuant to Section 2.4(f). No payment shall be made for any Company Ordinary Shares held by the Company or dormant shares (menayot redumot) immediately prior to the Closing.

(c)           Treatment of Company Shares Held by Specified Individuals. Notwithstanding Section 2.1(b), with respect to each Company Share held by a Specified Individual, upon the terms and subject to the conditions set forth in this Agreement, promptly following the Closing, and in accordance with the provisions of the Paying Agent Agreement, the 104H Tax Ruling and the Deferred Consideration Agreement, the Paying Agent shall deliver to each Specified Individual or the 104H Trustee (who shall also serve in the capacity of the Deferred Consideration Trustee), as applicable, in exchange for each such Company Share owned by such Specified Individual that is issued and outstanding as of immediately prior to the Closing:

(i)           an amount of cash, payable by MBLY Vision, equal to fifty percent (50%) of the Per Share Consideration payable for such Company Share, less an amount of cash equal to: (A) fifty percent (50%) of the Per Share Escrow Amount for such Company Share (the “Specified Individual Cash Escrow Amount”) which shall be deposited with the Escrow Agent pursuant to Section 2.4(e), and (B) the Per Share Representative Expense Amount for such Company Share, which shall be deposited with the Paying Agent to be then remitted to the Representative pursuant to Section 2.4(f); and

(ii)          a number of shares of MBLY Global Common Stock, payable by MBLY Global, equal to the quotient obtained by dividing (A) fifty percent (50%) of the Per Share Consideration payable with respect to such Company Share by (B) the MBLY Global Stock Price. Such shares shall be allocated as follows: (x) ten percent (10%) of such MBLY Global Common Stock shall be deposited with the 104H Trustee and shall be subject to the Lock-Up Agreement pursuant to Section 2.4(d) below (the “Locked-Up Shares”); and (y) ninety percent (90%) of such MBLY Global Common Stock (the “Deferred Consideration”) shall be deposited with the 104H Trustee (who shall also serve in the capacity of the Deferred Consideration Trustee), in accordance with the terms and conditions of the Deferred Consideration Agreement and as further set forth in Section 2.4(c), and further subject to the provisions contained hereunder in connection with the Stock Escrow Fund, including under Section 2.4(e)(ii).

(d)           Calculation; No Fractional Shares. For purposes of calculating the amount of cash payable to each Company Shareholder in consideration of such shareholder’s Company Shares pursuant to this Section 2.1, (i) all of the Company Shares held by each Company Shareholder shall be aggregated on a certificate-by-certificate basis and (ii) the amount of cash payable in consideration of each such certificate shall be rounded to the nearest whole cent. No fraction of a share of MBLY Global Common Stock will be issued by virtue of the Acquisition, but, in lieu thereof, each Specified Individual that would otherwise be entitled to a fraction of a share of MBLY Global Common Stock (after aggregating all fractional shares of MBLY Global Common Stock that otherwise would be received by such Specified Individual) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.4(g) that are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the MBLY Global Stock Price.

Section 2.2             Treatment of Company Options.

(a)           Vested Company Options. At the Closing and subject to the provisions of the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable, each Vested Company Option shall be cancelled and automatically converted into the right to receive, in exchange for each Company Share that would have resulted from the exercise of such Vested Company Option, the amount of cash payable for each Company Share as set forth in Section 2.1(b), provided that in addition to any subtractions set forth in Section 2.1(b) (i.e., subtractions of the Per Share Escrow Amount for such Vested Company Option and the Per Share Representative Expense Amount for such Vested Company Option), the exercise price per each Company Share that would have resulted from the exercise of such Vested Company Option shall also be subtracted from the Per Share Consideration otherwise payable under such Section 2.1(b) (the “Per Option Price”). No Vested Company Option shall be assumed by any Buyer hereunder, and upon the Closing, all Vested Company Options will be cancelled, terminated and extinguished, and upon the cancellation thereof all Vested Company Optionholders shall cease to have any rights with respect thereto, except the right to receive the Per Option Price for each Vested Company Option as payable in accordance with this Agreement.

(i)           Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement:

(A)           MBLY Vision shall deliver to the Paying Agent, and the Paying Agent shall deliver the portion of the Total Consideration that is payable to the holder thereof at the Closing in consideration of: (a) any Company Options that are Vested Company Options and (b) Company 102 Shares, to the 102 Trustee to be held and released in accordance with the provisions of this Agreement, the trust agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling, as applicable). The 102 Trustee shall withhold or cause to be withheld any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling, as applicable); and

(B)            For purposes of calculating the amount of cash payable to each Vested Company Optionholder in respect of such holder’s Vested Company Options pursuant to this Section 2.2(a), (i) all of the Vested Company Options held by Vested Company Optionholders shall be aggregated and rounded down to the nearest whole Vested Company Option, and (ii) the amount of cash payable in respect of each Vested Company Optionholder shall be rounded to the nearest whole cent.

(b)           Unvested Company Options and Promised Company Options.

(i)           Unvested Company Options.

(A)           Effective immediately prior to the Closing, twenty percent (20%) of the Unvested Company Options shall accelerate and become fully vested and shall be treated as Vested Company Option pursuant to Section 2.2(a).

(B)           At the Closing and subject to the provisions of the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable, each Unvested Company Option not treated in accordance with Section 2.2(b)(i)(A) shall be cancelled and automatically converted into the right to receive such number of unvested RSUs of MBLY Global equal to the quotient obtained by dividing (A) the Per Option Price by (B) the MBLY Global Applicable Stock Price as of the Closing Date (the aggregate number of RSUs equal to the product obtained by multiplying (x) the result of such quotient, by (y) all Unvested Company Options, the “Substitute RSUs”, and the aggregate amount of Substitute RSUs multiplied by the MBLY Global Applicable Stock Price as of the Closing Date shall be referred to hereunder as the “Substitute RSUs Amount”, which for the avoidance of doubt, such Substitute RSUs Amount shall be deducted from the Retention Plan Amount as described in Section 8.14(d) hereunder), and in accordance with such other terms (including vesting terms) set forth in Schedule 2.2(b) hereto. Upon the Closing, each such Unvested Company Option will be cancelled, terminated and extinguished, and upon the cancellation thereof each such Unvested Company Option shall cease to have any rights with respect thereto, except the right to receive the Substitute RSUs therefor as payable in accordance with this Agreement.

(C)            No Fractional Substitute RSUs. For purposes of calculating the aggregate amount of Substitute RSUs that each Unvested Company Optionholder is entitled to according to Section 2.2(b)(i)(B) (i) all of the Unvested Company Options held by each Unvested Company Optionholder shall be aggregated on a grant-by-grant basis and (ii) the aggregate amount of Substitute RSUs shall be rounded down to the nearest whole RSU.

(ii)           Promised Company Options. Upon the Closing, the Promised Company Options will be cancelled, terminated and extinguished, and upon the cancellation thereof each Promised Company Option shall cease to have any rights with respect thereto, except the right to receive New Awards under the Retention Plan in accordance with this Agreement.

Section 2.3            Necessary Actions.

Prior to the Closing, and subject to the prior review of the Buyers, the Company shall take all actions necessary to effect the transactions anticipated by Section 2.2, including delivering all required notices and obtaining any required consents (if any), such that at the Closing the Company shall not have any outstanding equity interests other than Company Shares and Company Options outstanding as set forth in the Payment Spreadsheet.

Section 2.4            Payment Procedures.

(a)           Payment of Aggregate Cash Consideration. At the Closing, MBLY Vision shall deposit, or cause to be deposited, with the Paying Agent, an amount equal to the Aggregate Cash Consideration, less (but without duplication) (x) the Cash Escrow Amount, and (y) the Representative Expense Amount (such deposit being referred to herein as the “Closing Payment Fund”). All cash held from time to time in the Closing Payment Fund shall be invested by the Paying Agent in a non-interest bearing account as directed by the Buyers pending payment thereof by the Paying Agent to the Company Securityholders in accordance with the terms hereof; provided, however, that no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Buyers to Company Securityholders pursuant to this ARTICLE 2. Following the Closing, each Company Securityholder shall be entitled to receive from the Paying Agent or the 102 Trustee, as applicable, and subject to the terms and conditions set forth hereunder, by delivery of a wire transfer, the cash constituting the portion of the Closing Payment Fund, to which such Company Securityholder is entitled at Closing pursuant to Section 2.1 and Section 2.2, less any applicable Tax withholding. Notwithstanding anything to the contrary set forth in this Section 2.4 or elsewhere in this Agreement, subject to the provisions of the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable, MBLY Vision shall cause the Paying Agent, to deliver any consideration described in this Section 2.4(a) with respect to Company 102 Securities and Company Options to the 102 Trustee to be held and released in accordance with the provisions of this Agreement, the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling). The 102 Trustee shall be required to withhold or cause to be withheld any amounts required in accordance with the applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including but not limited to, the completion of any required 102 Trust Period), the provisions of this Agreement and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling).

(b)           Payment of Aggregate Stock Consideration. At the Closing, MBLY Global shall deposit, or cause to be deposited, with the 104H Trustee, the Aggregate Stock Consideration (including for the avoidance of any doubt, the Locked-Up Shares and the Deferred Consideration). For the avoidance of doubt, MBLY Global may deliver the Aggregate Stock Consideration in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of the 104H Trustee.

(c)           Deferred Consideration.

(i)           Without derogating from Section 2.4(b) above, the 104H Trustee shall also serve in the capacity of the Deferred Consideration Trustee, and accordingly, the Deferred Consideration that is deposited (as part of the Aggregate Stock Consideration) at Closing with the 104H Trustee, shall be subject to the terms and conditions set forth in the Deferred Consideration Agreement and the 104H and Deferred Consideration Trust Agreement, and shall be released in accordance with the terms thereof.

(ii)           The Deferred Consideration shall be subject to certain restrictions set forth in the Deferred Consideration Agreement, pursuant to which, inter alia, fifty percent (50%) of the Deferred Consideration (“First Tranche of the Deferred Consideration”) shall be released upon the 2nd anniversary as of Closing Date, and the remaining fifty percent (50%) of the Deferred Consideration shall be released upon the 4th anniversary as of Closing Date, all subject to the terms and conditions stipulated under the Deferred Consideration Agreement, provided that the First Tranche of the Deferred Consideration includes the Stock Escrow Fund.

(d)           Entry into Lock-Up Agreements. Notwithstanding anything to the contrary in this Agreement, it is a condition to each Specified Individual’s receipt of the Locked-Up Shares, that such Specified Individual enter into a Lock-Up Agreement, to regulate six (6) months period of lock-up, in a form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit G (the “Lock-Up Agreement”), with respect to all Locked-Up Shares to which such Specified Individual is entitled pursuant to Section 2.1(c)(ii).

(e)           Escrow Fund.

(i)           Notwithstanding anything to the contrary set forth in this Agreement, MBLY Vision shall withhold from the Aggregate Cash Consideration otherwise payable to Contributing Securityholders in the Acquisition pursuant to Section 2.1(b), Section 2.1(c)(i) and Section 2.2(a), the Cash Escrow Amount, to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. At the Closing, MBLY Vision shall deposit, or cause to be deposited, with the Escrow Agent (or with the Paying Agent to be then remitted to the Escrow Agent) the Cash Escrow Amount, such that each Contributing Securityholder or Indemnifying Party, as the case may be, shall be deemed to have contributed its Pro Rata Share of the Cash Escrow Amount so deposited. The Cash Escrow Amount shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

(ii)           Notwithstanding anything to the contrary set forth in this Agreement, MBLY Global shall withhold from the Aggregate Stock Consideration otherwise payable to Specified Individuals in the Acquisition pursuant to Section 2.1(c)(ii), the Stock Escrow Fund, to be held by the 104H Trustee, in its capacity as an Escrow Agent pursuant to this Agreement and the Escrow Agreement. At the Closing, MBLY Global shall deposit, or cause to be deposited, with the 104H Trustee, the Stock Escrow Fund, such that each Specified Individual shall be deemed to have contributed its Pro Rata Share of the Stock Escrow Fund so deposited. The Stock Escrow Fund shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

(f)           Representative Expense Fund.

(i)           Notwithstanding anything to the contrary set forth in this Agreement, MBLY Vision shall withhold from the Aggregate Cash Consideration otherwise payable to the Contributing Securityholders in the Acquisition pursuant to Section 2.1(b), Section 2.1(c)(i), and Section 2.2(a) an amount of cash equal to the Representative Expense Amount. The Representative Expense Amount shall be withheld from each Contributing Securityholder based on such Contributing Securityholder’s Pro Rata Share, and each Contributing Securityholder shall be deemed to have contributed to the Representative Expense Fund such Contributing Securityholder’s Pro Rata Share of the Representative Expense Amount. At the Closing, MBLY Vision shall deposit, or cause to be deposited, with the Paying Agent the Representative Expense Fund (to be remitted to the Representative immediately thereafter) an amount in cash equal to the Representative Expense Amount (such funds being referred to herein as the “Representative Expense Fund”). The Representative Expense Fund shall serve as partial security for the reimbursement obligations of the Indemnifying Parties to the Representative in connection with the performance of its duties under this Agreement in accordance with the terms and conditions set forth herein. The Contributing Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative Expense Fund shall be held separately from any corporate funds and the applicable holder of such funds will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Representative Expense Fund will be treated and shall be reported as having been received and voluntarily set aside by the Contributing Securityholders at the time of Closing. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent for further distribution to the Contributing Securityholders in accordance with their Pro Rata Share, according to the terms and conditions of this Agreement.

(g)           Withholding Rights.

(i)           Notwithstanding anything to the contrary set forth in this Agreement, MBLY Vision, MBLY Global, the Paying Agent, the Company, the Escrow Agent, the 104H Trustee, the Deferred Consideration Trustee and the 102 Trustee, and any of their Affiliates (each, the “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement and any other related document, to any Person such amounts that the Payor, as the case may be, reasonably determines are required to be deducted or withheld therefrom under any applicable provision of U.S. federal, state, local or non-U.S. Law in respect of Taxes, the Israel Tax Ordinance, or under any other applicable Law. Payor may request and be provided with any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information, and shall take into account any such forms that are timely provided and validly executed. The foregoing shall be subject to the provisions of the Israeli 102 Tax Ruling and/or the Interim Options Tax Ruling and/or the 104H Tax Ruling, as applicable. To the extent that such amounts are so deducted or withheld, such amounts shall be (i) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) remitted to the applicable Taxing Authority, and the Payor shall provide upon request to such Person a certificate of the tax withheld. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the consideration payable or otherwise deliverable to any Person under this Agreement is not reduced by such deductions or withholdings at the maximum rate prescribed by any applicable Law, such Person shall indemnify the Buyers and/or their respective Affiliates (including the Company) or any other Payor, as applicable for any Taxes directly imposed on the Buyers and/or their respective Affiliates (including the Company) or any other Payor by any Taxing Authorities together with any related Losses solely to the extent such Tax and Losses directly result from the lack of sufficient withholding from the said Person.

(ii)          With respect to Israeli Tax, and provided that the Paying Agent provided the Buyers with the Paying Agent undertaking prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), the Total Consideration payable to each of the Company Securityholders (excluding holders of Company 102 Shares or Company Options, with respect to the consideration paid in exchange thereto) hereunder (excluding consideration held in the Escrow Fund under Section 2.4(e), and shares retained by the 104H Trustee who shall also serve as the Deferred Consideration Trustee, but for the avoidance of doubt, to the extent any portion of the consideration is paid or released to any Company Securityholder after the Closing from the Escrow Fund, such payment or release shall be subject to the withholding and release mechanics set forth in this Section (ii), as applicable), shall be paid to and retained by the Paying Agent for the benefit of each such Company Securityholder (excluding holders of Company 102 Shares and Company Options, with respect to the consideration paid in exchange thereto) for a period of one-hundred and eighty (180) days from Closing (or any amounts payable or other consideration deliverable after the Closing, ninety (90) days from the date on which such amount, or portion thereof, is paid to the Paying Agent) or an earlier date required in writing by a Company Shareholder (the “Withholding Drop Date”) (during which time neither any of the Buyers nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Securityholder (excluding holders of Company 102 Shares or Company Options, with respect to the consideration paid for such options) may obtain a valid certification or ruling, issued by the ITA, in form and substance reasonably acceptable to the Buyers and the Paying Agent (the “Qualified Withholding Certificate”), provided, however, that Buyers shall have the opportunity to review, comment on and approve (which approval shall not be unreasonably conditioned, delayed or denied) any application to obtain a Qualified Withholding Certificate to the ITA before it is submitted to the ITA with respect to (a) the Specified Individuals, (b) any Company Securityholder whose Company Shares (in whole or in part) originate from conversion of convertible securities, options, convertible loans, convertible instruments, a SAFE agreement and like instruments, (c) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism or (d) any Person whose equity securities of the Company are held by a trustee or nominee (all collectively “Specific Company Securityholder(s)”), (x) exempting the Buyers from the duty to withhold Israeli Taxes with respect to such Company Securityholder or (y) determining the applicable rate of Israeli Tax to be withheld from such Company Securityholder. In the event that no later than three (3) Business Days before the Withholding Drop Date, a Company Securityholder (excluding holders of Company 102 Shares or Company Options, with respect to the consideration paid for such options) submits a Qualified Withholding Certificate the Paying Agent shall withhold and transfer to the ITA such amount, if any, as specified in such Qualified Withholding Certificate, and shall deliver to such Company Securityholder only the balance of the Total Consideration due to such Company Securityholder that is not so withheld. For the avoidance of doubt, if any Company Securityholder (A) does not provide the Paying Agent with a Qualified Withholding Certificate no later than three (3) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release its portion of the Total Consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount in cash to be withheld from the payment to such Company Securityholder shall be calculated based on the maximum applicable withholding rate on the actual payment date, which amount shall be calculated in New Israeli Shekels based on the USD-NIS exchange rate known on the date the payment is actually made to such Company Securityholder. Any currency conversion commissions required under applicable law will be borne by the applicable Company Securityholder and deducted from payments to be made to such Company Securityholder, shall be delivered to the ITA by the Paying Agent, and the Paying Agent shall deliver to such Company Securityholder the balance of the Total Consideration due to such Company Securityholder that is not so withheld. For the avoidance of doubt, it is hereby clarified that a valid general certificate of exemption from withholding from payments for services and assets (‘Sherutim VeNechasim’) issued pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 will not be deemed a Qualified Withholding Certificate, except to a Company Securityholder which is not a Specific Company Securityholder.

(iii)         In the event that a Payor receives a demand from the ITA to withhold any amount in respect of any recipient in writing and transfer it to the ITA prior to the Withholding Drop Date, the Payor (i) shall notify such recipient of such matter promptly after receipt of such demand, and provide such recipient with reasonable time (but in no event less than 14 days after providing such notice, unless otherwise explicitly required by the ITA or any applicable legal requirements) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such recipient to the Payor until 2 Business Days prior to the date the Payor is required to pay such Taxes to the ITA, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such recipient.

(iv)         With respect to holders of Company 102 Shares or Company Options: (i) the consideration and payments transferred to the Paying Agent in relation to Company 102 Shares or Company Options shall be transferred to the 102 Trustee without any Israeli tax withholding; (ii) the 102 Trustee and any other applicable Payor shall be responsible for Israeli tax withholding; and (iii) any payments made to holders of Company Options or Company 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax in accordance with the provisions of the Israel Tax Ordinance and the Israeli 102 Tax Ruling or the Interim Options Tax Ruling. Without derogating from the generality of the foregoing, the 102 Trustee shall be responsible for effecting any applicable Israeli Tax withholding in accordance with the provisions of the Israel Tax Ordinance. For the avoidance of doubt, and with respect to Company Options which are not Company 102 Options, the release of any funds by the 102 Trustee shall be subject not only to the terms of the Israeli 102 Tax Ruling or the Interim Options Tax Ruling but also to all other applicable provisions of this 2.4(g) Section, including, without limitation, the form, manner and timing of delivery of the applicable Qualified Withholding Certificate.

(v)          Notwithstanding anything to the contrary in this Agreement, the provisions of the 104H Tax Ruling shall apply and all applicable withholding procedures with respect to the MBLY Global Common Stock payable to Specified Individuals shall be made in accordance with Section 104H of the Ordinance and the provisions of the 104H Tax Ruling.

(vi)         Any amount required to be withheld under this Agreement shall be funded first through a reduction from any portion of cash consideration then payable to such recipient at the Closing Date, and to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the shares of MBLY Global Common Stock otherwise deliverable to such recipient that is required to enable the Payor to comply with applicable deduction or withholding requirements. Each recipient hereby waives, releases and absolutely and forever discharges the Buyers or anyone acting on their behalf from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the shares of MBLY Global Common Stock otherwise deliverable to such recipient as a result of its forfeiture in compliance with the withholding requirements under this Section 2.4(g).

(vii)        Without derogating from the provisions of this Agreement, it is understood that the Buyers and the Company do not make any representations or warranties to any Company Securityholder regarding its specific Tax treatment of the transactions contemplated hereunder and each of Company Securityholder acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the transactions and agreements contemplated hereby.

ARTICLE 3
THE CLOSING

Section 3.1             The Closing.

Unless this Agreement is earlier terminated pursuant to Section 9.1, the Buyers and the Company Securityholders shall consummate the Acquisition at a closing (the “Closing”) to occur on the Month-End Business Day that is at least five (5) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing), at the offices of Erdinast, Ben Nathan, Toledano, Law Offices, 4 Berkowitz St., Museum Tower, Tel Aviv 6423806, Israel, unless another date and/or place is mutually agreed upon in writing by the Buyers and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

Section 3.2             Closing Deliveries.

At, or prior to, the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

(a)           each Company Shareholder shall deliver to the applicable Buyer the original certificates or an affidavit of lost share certificate representing such Company Shareholder’s Company Shares in the form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit H, together with duly executed original share transfer deeds in a form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit I, such that the Buyers shall have received in the aggregate certificates representing all outstanding Company Shares owned by all Company Shareholders;

(b)           the Company shall have delivered to the Buyers a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Shares to the Buyers as of the Closing Date, such share register to be certified by the Chief Executive Officer of the Company on behalf of the Company and validly executed share certificates reflecting the Company Shares purchased by the Buyers pursuant to this Agreement, issued in the name of the applicable Buyer, and subject to the delivery of the foregoing share certificates and share register; and

(c)           each of the Buyers shall make the payments contemplated by Section 2.1, Section 2.2 and Section 2.4, (inclusive of both the Aggregate Cash Consideration and Aggregate Stock Consideration).

Section 3.3             Closing Conditions.

(a)           Conditions to Obligations of All Parties. The respective obligations of each of the Buyers and the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement.

(ii)          No Order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Acquisition or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement.

(iii)         The Paying Agent, the Escrow Agent, the 104H Trustee, the Deferred Consideration Trustee and the 102 Trustee, respectively, shall have executed, as applicable, the Paying Agent Agreement, the Escrow Agreement, the 104H and Deferred Consideration Trust Agreement, and any other applicable instruments required to be executed by any of the foregoing in connection with the transactions contemplated hereunder, as applicable.

(iv)         Tax Rulings. The Interim Options Tax Ruling (or the Israeli 102 Tax Ruling) and 104H Tax Ruling shall be approved by the ITA.

(b)           Additional Conditions to Obligations of each of the Buyers. The obligations of each of the Buyers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by each of the Buyers, exclusively:

(i)           Representations and Warranties.

(A)           Each of the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are not qualified by materiality or by references to Company Material Adverse Effect (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(B)            Each of the Company Fundamental Representations and each of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality or by references to Company Material Adverse Effect, as so qualified (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(C)            Each of the Shareholder Representations (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(ii)          Covenants. Each of the Company and the Company Shareholders shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company or the Company Shareholders prior to or as of the Closing.

(iii)         No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(iv)         No Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Acquisition any Law, statute, rule, regulation, executive Order or decree which is in effect and which has the effect of (A) prohibiting any of the Buyers’ ownership or operation of any material portion of the business of the Company, or (B) compelling any of the Buyers or the Company to dispose of or hold separate all or any material portion of the business or assets of any of the Buyers or the Company, in either case in connection with the Acquisition or any other transaction contemplated by this Agreement.

(v)          Optionholder Consent Instrument. Buyers shall have received the executed Optionholder Consent Instruments from the Vested Company Optionholders and each Continuing Employee who is expected to receive Substitute RSUs, in each case effective as of immediately prior to the Closing Date (and following the execution of this Agreement); it being understood and agreed that the receipt of the executed Optionholder Consent Instruments shall not be a condition to Closing; provided, however, that no such holder(s) shall be entitled to receive any consideration hereunder unless and until such Optionholder Consent Instrument has been duly executed, completed and delivered to Buyers.

(vi)         Joinder Agreements; Bring Along Waiting Period. The earlier of the following shall have occurred: (A) Buyers shall have received the executed Joinder Agreements from all Non-Initial Sellers (as defined below), if any, and all such Joinder Agreements shall be in full force and effect, and the Company Shareholders, consisting of the Initial Sellers and the Non-Initial Sellers signing Joinder Agreements, shall constitute the holders of 100% of the Company’s issued and outstanding Company Shares; or (B) Buyers shall have received evidence reasonably satisfactory to each Buyer that the Bring-Along Provisions set forth in the Company’s Articles of Association and Section 341 of the Israeli Companies Law, 5759-1999 (the “Companies Law”), with respect to each Non-Initial Seller, were properly authorized and performed in accordance with the Company’s Articles of Association, Section 341 of the Companies Law, and Section 7.5, and a period of thirty (30) calendar days beginning on the date of valid delivery of the Bring-Along Notice shall have passed and there shall have been no 341 Legal Proceeding (as defined below) initiated during such thirty (30) calendar day period (unless a court of competent jurisdiction adjudicating the 341 Legal Proceeding approves the consummation of the purchase of all the Company Shares).

(vii)        280G Waivers; 280G Shareholder Approval. The Company shall have taken or shall be in the process of taking, all actions reasonably necessary to (i) comply with Section 280G of the Code, including using its best efforts to obtain a 280G Waiver from any Employee who might receive any payments or benefits described in Section 8.14(c) hereof where such payments or benefits may result in an excise tax for such Employee and (ii) submit to the Company Shareholders for approval of any such “parachute payment”, as is required by the terms of Section 280G(b)(5)(B) of the Code. For the avoidance of doubt, failure to obtain such waiver or shareholder approval shall not be a condition to Closing.

(viii)       Employment Agreements.

(A)           Employees. As of the Closing Date, (i) all of the Key Employees, and (ii) at least eighty five percent (85%) of the total number of all Employees (including the Key Employees), are ready, willing and able to perform their respective post-Closing employment duties, and neither of them shall have terminated their employment or service with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating their employment or service with the Company at or prior to the Closing, or following the Closing.

(ix)          Resignation and Release Letters of Directors. Buyers shall have received a Director Resignation and Release Letter, in a form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit J (a “Director Resignation and Release Letter”), effective as of the Closing, of each director of the Company.

(x)           Payment Spreadsheet. Not less than three (3) Business Days prior to the Closing Date, Buyers shall have received the Payment Spreadsheet.

(xi)         Company Closing Certificate. Not less than three (3) Business Days prior to the Closing Date, Buyers shall have received from the Company the Company Closing Certificate pursuant to Section 8.13(a).

(xii)         Statement of Transaction Expenses. Not less than three (3) Business Days prior to the Closing Date, Buyers shall have received the Statement of Transaction Expenses.

(xiii)        VDR USB. Buyers shall have received a secured USB drive evidencing the documents and other materials that were Made Available to Buyers, and indicating, for each such document or other material, the date that it was uploaded to the VDR and made accessible to Buyers and their respective representatives in the VDR.

(xiv)       Tail Policy. Buyers shall have received evidence that the Company has purchased the Tail Policy.

(xv)        Consents. The Company shall have received the Consents pursuant to Section 8.4, which shall not have been repudiated and shall be in full force and effect at the Closing.

(xvi)       Notices. The Company has duly delivered all Notices pursuant to Section 8.5.

(xvii)      Closing Certificates. Buyers shall have received the following:

(A)           a certificate of the Chief Executive Officer of the Company, dated the Closing Date and in form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit K-1, certifying that the conditions set forth in Section 3.3(b)(i)(A), Section 3.3(b)(i)(B), Section 3.3(b)(ii) – with respect to the Company only, and Section 3.3(b)(iii), Section 3.3(b)(xv), and Section 3.3(b)(xvi) have been satisfied.

(B)           a certificate of the Company executed by the Chief Executive Officer of the Company, dated as of the Closing Date and in form to be agreed between the Parties prior to Closing and which will be attached hereto as Exhibit K-2, certifying and attaching thereto (1) the Company Organizational Documents, (2) the resolutions adopted by the Board of Directors of the Company authorizing this Agreement, the Acquisition and the other transactions contemplated hereby, and (3) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby; and

(xviii)     Escrow Agreement. Buyers shall have received the Escrow Agreement, executed by the Representative (on behalf of himself and each Indemnifying Party).

(xix)        104H and Deferred Consideration Trust Agreement. Buyers shall have received the 104H and Deferred Consideration Trust Agreement, executed by the Specified Individuals and IBI.

(xx)         Replacement of 102 Trustee. Company shall have nominated IBI as 102 Trustee in lieu of ESOP Management and Trust Services Ltd. and completed a full transfer of any and all 102 trust obligations with respect to Company 102 Securities, and IBI shall have provided a written confirmation to that effect in a form and substance reasonably acceptable to the Buyers, all in accordance with the provisions of the Israel Tax Ordinance, and approved by the ITA.

(c)           Additional Conditions to Obligations of the Company and the Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(i)           Representations and Warranties. Each of the representations and warranties of each of the Buyers set forth in this Agreement (A) shall have been true and correct as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which shall be true and correct as of such date).

(ii)          Covenants. Buyers shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Buyers prior to or as of the Closing.

(iii)         Escrow Agreement and Paying Agent Agreement. Buyers shall have delivered to the Company the Escrow Agreement and the Paying Agent Agreement, duly executed by each of the Buyers.

Section 3.4             Transfer of Company Shares.

On the Closing Date, immediately following the Closing, MBLY Global will contribute, and cause its applicable direct and indirect Subsidiaries to contribute, all of the Company Shares acquired by MBLY Global from the Specified Individuals in the Acquisition to MBLY Vision as a contribution to capital, in a manner that will not adversely affect, damage, or expose the Company Securityholders to any liability or obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are set forth in the disclosure schedule delivered by the Company to the Buyers concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this ARTICLE 4 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this ARTICLE 4, and (B) any other representations and warranties set forth in this ARTICLE 4 if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), the Company hereby represents and warrants to each of the Buyers that the following are true and correct as of the date hereof in all respects, and as of the Closing Date, in all material respects (except with respect to Company Fundamental Representations which shall be true and correct in all respects) as if such representations and warranties were made at and as of the Closing Date (in each case except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), as follows:

Section 4.1             Organization and Good Standing.

(a)           The Company is a corporation duly organized and validly existing under the laws of the State of Israel, is not a “breaching company” as defined in the Companies Law, and has full corporate power and authority to conduct its business as currently conducted and as currently proposed to be conducted by it and to perform its obligations under all Contracts to which it is bound. The Company is duly qualified to do business in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification except for such failures to be so duly qualified and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Prior to the date of this Agreement, the Company has Made Available true, correct and complete copies of the Company’s certificate of incorporation and Articles of Association, each as currently in effect (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect, and the Company is not in violation of (and has not previously violated) any provision of the Company Organizational Documents. There are no entities that have been merged into or that otherwise are predecessors of the Company. The operations now being conducted by the Company are not and have never been conducted under any other name.

(c)           Section 4.1(c) of the Disclosure Schedule contains a true, correct and complete list of the directors and officers of the Company as of the date hereof.

Section 4.2             Authority and Enforceability.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each certificate and other instrument required hereby or thereby to be executed and delivered by the Company and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The Company’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board of Directors, has (i) approved this Agreement, the Acquisition and the other transactions contemplated hereby and determined that this Agreement and such transactions, including the Acquisition, upon the terms and subject to the conditions set forth herein, are in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement in accordance with the provisions of Israeli Law and the Company Organizational Documents, and (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement. As of the Closing Date, the execution, delivery and performance by the Company of this Agreement, each Related Agreement to which it is a party and each certificate and other instrument required hereby and thereby to be executed and delivered by the Company and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby, shall have been duly and validly authorized by all necessary corporate action on the part of the Company, its Board of Directors and shareholders, and no other corporate proceedings on the part of the Company (that have not been taken prior to the date hereof) are necessary to authorize this Agreement, each Related Agreement to which the Company is a party or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby, except with respect to the 280G Approval which the Company will seek to obtain from the Company Shareholders prior to Closing. None of such actions by the Board of Directors of the Company have been amended, rescinded or modified. This Agreement, each Related Agreement to which it is a party and other instrument required hereby and thereby to be executed and delivered by the Company has been (or will be, when executed by the Company) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyers, Company Shareholders, Paying Agent (if applicable), the Escrow Agent (if applicable), the Deferred Consideration Trustee (if applicable), the Representative and each other party thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to rules of law governing specific performance, injunctive relief and other equity principles.

(b)           The Company has received (and delivered to the Buyers) true, correct and complete copies of the Shareholder Consent approving the Company’s adoption of this Agreement upon the terms and subject to the conditions set forth in this Agreement, in accordance with, and as required by, the Company Organizational Documents. The Shareholder Consent was delivered by the holders of at least a majority of the Company Shares, including the holders of at least 70% of the issued and outstanding Company Shares, calculated on an as converted basis (the “Requisite Majority”). The Shareholder Consent delivered by the Requisite Majority is the only approval of the Company Shareholders (in their capacity as such) necessary for the Company to adopt this Agreement, and no further vote or approval on the part of any Company Shareholders (in their capacity as such) will be required for the Company to approve or adopt this Agreement, the Related Agreements and each certificate and other instrument required hereby and thereby to be executed and delivered by the Company, except with respect to the 280G Approval which the Company will seek to obtain from the Company Shareholders prior to Closing.

Section 4.3             Governmental Filings and Consents.

(a)           Except as set forth in Section 4.3(a) of the Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Related Agreements to which the Company is a party or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (i) consents or filings MBLY Vision is required to make, (ii) consents or filings that have been previously obtained or made or that will be obtained or made prior to Closing in accordance with this Agreement, (iii) any filings with the Israeli Companies Registrar, which will be made following the Closing, (iv) the expiration or early termination of any applicable waiting period under the HSR Act and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent or materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

Section 4.4             No Conflicts.

The execution and delivery of this Agreement, each Related Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement, each Related Agreement and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto and thereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (a) conflict with or violate the Company Organizational Documents, or conflict with any resolution adopted by the Company Shareholders or the Board of Directors, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any Contract, Permit, Lien or Law applicable to the Company or any of its properties or assets (whether tangible or intangible), subject to the Company obtaining the relevant consents under Schedule 8.4 and providing the notices under Schedule 8.5, (c) result in the creation or imposition of any Lien upon any assets of the Company, (d) violate any Law applicable to the Company or any of its properties or assets, or (e) except for any regulatory approvals contemplated by this Agreement, give any Governmental Authority or other Person the right to challenge any of transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief, under any Law to which the Company, or any of the assets owned or used by the Company, is subject.

Section 4.5             Capitalization.

(a)           The authorized capital stock of the Company consists of an aggregate of 15,000,000 Company Shares, consisting of (i) an aggregate of 10,421,213 Company Ordinary Shares, of which 3,021,604 are issued and outstanding, and none are held by the Company and considered dormant shares (menayot redumot) (as this term is defined under the Companies Law) and no other shares were held in treasury by the Company, (ii) an aggregate of 919,912 Preferred Seed Shares, all of which are issued and outstanding, (iii) an aggregate of 2,150,445 Preferred A Shares, all of which are issued and outstanding, and (iv) an aggregate of 1,508,430 Preferred A-1 Shares, of which 1,313,907 are issued and outstanding. The Company has reserved 1,019,187 Company Ordinary Shares for issuance under the Company Equity Plans (excluding all Ordinary Shares that have been issued upon exercise of Company Options prior to the date hereof), out of which 471,000 Company Ordinary Shares are issuable upon the exercise of Company Options outstanding as of the date hereof, and the Employees listed in Section 4.5(h) of the Disclosure Schedule have been offered Promised Company Options (without reference to a specific amount). Except for the Promised Company Options expressly listed above, the Company has not granted, committed to grant, or promised to any Person any options, warrants, equity-linked rights, or other commitments to issue Company Shares, whether contingent, conditional, or otherwise.

(b)           All of the issued and outstanding Company Shares and other Company Securities have been offered, issued and sold by the Company in compliance in all material respects with all applicable securities Laws and applicable Contracts. Except as set forth in this Section 4.5(b)(i) of the Disclosure Schedule, no Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Shares or Company Securities from the Company is authorized or outstanding. Except as set forth in this Section 4.5(b)(ii) of the Disclosure Schedule, the Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any Company Securities or any subscription, warrant, option, convertible security or other right or to issue or distribute to holders of any Company Securities. Except as set forth in the Company’s Articles of Association, the Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Company Shares or Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has never declared or paid any dividends on the Company Shares and there are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as set forth in the Company Organizational Documents and in Section 4.5(b)(iii) of the Disclosure Schedule there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Knowledge of the Company, among any holders of its securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under any applicable securities Laws (including the Israeli Securities Law, 1968, as amended (the “Israeli Securities Law”) or the Securities Act of 1933, as amended (the “Securities Act”)), or voting of the Company Shares. Except as set forth on Section 4.5(b)(iv) of the Disclosure Schedule, there are no irrevocable proxies and, to the Knowledge of the Company, no voting agreements with respect to the Company Shares or any other equity or voting interest in the Company.

(c)           All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights, repurchase options, forfeiture provisions, restrictions on transfer, call right, rights of first refusal or similar rights, other than such rights, provisions or restrictions set forth in the Articles of Association and the Company Equity Plans, and (ii) are held legally and of record by the Company Shareholders set forth on Exhibit A and except as set forth in Section 4.5(c) of the Disclosure Schedule are the beneficial owners of all of the issued and outstanding Company Shares. After the Closing, the Buyers will own legally, beneficially and of record all of the issued and outstanding Company Shares. Exhibit A contains a true, correct and complete list of all of the Company Shareholders, setting forth the Company Shares held by each Company Shareholder. For any securities that are Trust Securities, Exhibit A further identifies the Trustee of record.

(d)           Section 4.5(d)(i) of the Disclosure Schedule contains a true, correct and complete list of all persons who, at the close of business on the date of this Agreement, hold outstanding Company Options, indicating, with respect to each Company Option, the number of Company Ordinary Shares issuable upon the exercise of such Company Option, the plan from which such Company Option was granted, the country and state of residence of such holder and the exercise price, date of grant, vesting schedule, including the extent to which the vesting of such Company Option will be accelerated by the consummation of the Acquisition and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition and whether granted under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route. True, correct and complete copies of all material tax rulings, opinions, written correspondence and filings with the ITA relating to the Company Equity Plans and any awards thereunder have been Made Available. Except as set forth in Section 4.5(d)(ii)(1) of the Disclosure Schedule, no Company Options were issued to individuals in the United States and no Company Option was granted as an Incentive Stock Option or a Non-Qualified Incentive Stock Option. True, correct and complete copies of each Company Equity Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares purchased under such plan) have been Made Available, and such plans and Contracts have not been amended, modified or supplemented since being Made Available, and there are no Contracts or legally binding understandings to which the Company is a party, to amend, modify or supplement such plans or Contracts in any case from those Made Available (except as provided for explicitly in this Agreement). Except as set forth in Section 4.5(d)(ii)(2) of the Disclosure Schedule, all Company Options granted pursuant to Section 102 of the Israel Tax Ordinance were granted under an employee option plan deemed approved, or not rejected within thirty (30) days from filing, by the ITA under the capital gains route of Section 102 of the Israel Tax Ordinance, and comply in all material respects with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gain route thereunder, and were duly and timely deposited in accordance with the provisions of Section 102 of the Israel Tax Ordinance with the 102 Trustee and no Action has been threatened against the Company (nor is the Company aware of a reasonable basis for an Action against the Company) with respect to the failure of the Company to comply with such requirements. The terms of the Company Equity Plans permit the treatment of Company Options as provided in this Agreement, subject to and in accordance with the terms herein, without notice to, or without the consent or approval of, the holders of such securities, the Company Shareholders or otherwise. Except as set forth in Section 4.5(d)(iv) of the Disclosure Schedule, no benefits or outstanding Company Options under any of such Company Equity Plans will accelerate in connection with this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition.

(e)           Each Company Preferred Share is convertible into one Company Ordinary Share. The consideration for which each Company Share and each Company Security will be exchanged pursuant to this Agreement, the allocation of the Total Consideration pursuant to the Payment Spreadsheet and the reduction of the amounts payable to the Company Shareholders at Closing by the Escrow Fund, the Representative Expense Fund, and the Deferred Consideration, in each case, conforms to the terms of the Company Organizational Documents, and no Company Shareholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in connection with the Acquisition in order for all Company Shares and Company Securities to be transferred to MBLY Vision pursuant to this Agreement other than as provided herein. Except as set forth in Section 4.5(e) of the Disclosure Schedule, the original issue price for each Company Share is as set forth in the Articles of Association and has not been adjusted. The Company has never redeemed, repurchased or otherwise reacquired any Company Shares and has not paid any amounts to the holders of Company Shares, in their capacity as such, pursuant to the Articles of Association. For the avoidance of doubt, Promised Company Options that have not been granted as of the date of this Agreement are not Company Options but are separately identified in Section 4.5(h) of the Disclosure Schedule.

(f)           Other than such rights, provisions or restrictions set forth in the Articles of Association and the Company Equity Plans, there are neither any Company Ordinary Shares nor any Company Preferred Shares that have been issued by the Company to any individual that are subject to a right of repurchase by the Company or other similar risk of forfeiture to the Company (whether pursuant to a Share Restriction Agreement executed in connection with or at any time following the issuance of such Company Ordinary Shares or otherwise), as of immediately prior to the Closing, and are not released from such right of repurchase or other restriction in connection with or as a result of the Closing.

(g)           No Person other than the Persons and in the amounts shown in the Payment Spreadsheet will be entitled to receive any payment or consideration with respect to the Company Securities. The allocation of Total Consideration among the holders of Company Securities outstanding immediately prior to the Closing in the manner contemplated by ARTICLE 2 is in all respects consistent with, and determined in accordance with, the applicable provisions of the Company Organizational Documents and any applicable Contract in effect by which the Company is bound.

(h)           Section 4.5(h) of the Disclosure Schedule identifies each Employee, Contractor or other Person with an offer letter, other employment Contract or other arrangement, in each case, as currently in effect, that contemplates a Promised Company Option or promises any other equity awards with respect to Company Shares, which outstanding promised options or other equity awards have not been granted as of the date of this Agreement, together with the number of such Promised Company Options or other equity awards and any promised terms thereof.

(i)           Except as set forth in Section 4.5(i) of the Disclosure Schedule, no bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(j)           The Company has no Subsidiaries.

Section 4.6            Financial Statements.

(a)           True, correct and complete copies of the following financial statements of the Company have been Made Available to the Buyers: (i) its audited financial statements for the fiscal years ended December 31, 2024 (the “Audited Financial Statement”), (ii) its unaudited but reviewed financial statements (balance sheet, statement of operations and income, changes in shareholders’ equity and statement of cash flows) for the period ending on September 30, 2025 (the “Unaudited Financial Statement”); and (iii) the Company’s 2025 Balance Sheet (collectively, the “Financial Statements”). The Financial Statements (A) are derived from and in accordance with the books and records of the Company, (B) have been prepared in accordance with GAAP (except that such Unaudited Financial Statements and Company’s 2025 Balance Sheet do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other except as may be indicated in the notes thereto, (C) fairly present, in all material respects, the consolidated financial condition of the Company as of the dates therein indicated and the consolidated results of income and cash flows of the Company for the periods therein specified (subject to, in the case of the Unaudited Financial Statements and Company’s 2025 Balance Sheet, normal recurring year-end audit adjustments), and (D) are true, correct and complete in all material respects.

(b)           The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with applicable accounting principles.

(c)           The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements prepared in accordance with GAAP as consistently applied by the Company in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, its officers, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has not yet generated revenues but maintains accounting policies and procedures that are, and when applied to revenue recognition will be, consistent with GAAP. The current internal operating systems and networks (hardware and software) of the Company are adequate to conduct the business of the Company as presently conducted without additional capital expenditures.

(d)           Section 4.6(d) of the Disclosure Schedule sets forth a true, correct and complete list of each item of Indebtedness of the Company as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. Except as set forth on Section 4.7(d) of the Disclosure Schedule, no Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on any of its assets. With respect to each item of Indebtedness, the Company is not in default and no payments are past due. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Except as set forth on Section 4.6(d) of the Disclosure Schedule, neither the consummation of the Acquisition nor any other transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any Related Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. Except as set forth in Section 4.6(d) of the Disclosure Schedule, the Company has not guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and the Company has not guaranteed any other obligation of any other Person.

Section 4.7             Absence of Undisclosed Liabilities.

The Company has no Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, or on- or off-balance sheet (in each case whether or not such item would be required to be reflected on a balance sheet in accordance with GAAP), except for those that (a) have been reflected in the Company’s 2025 Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date and prior to the date hereof, or obligations which are expressly set forth under Contracts Made Available that were made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP and that do not arise out of or are in connection with any breach of or event of default under any Contract or Law, (c) have arisen since the date hereof and do not arise from a violation of Section 7.1 or Section 7.2 hereof, or (d) are classified as Transaction Expenses.

Section 4.8             Absence of Changes.

Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred, (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company (whether or not covered by insurance) and (c) except as set forth in Section 4.8 of the Disclosure Schedule, the Company has not taken any action that would be prohibited by Section 7.1 or Section 7.2 if taken, without the Buyers’ consent, after the date hereof.

Section 4.9             Taxes.

(a)           The Company has prepared and timely (subject to applicable extensions) filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true, correct and complete in all material aspects and have been completed in accordance with applicable Law.

(b)           The Company has (i) timely paid all Taxes (whether or not shown on any Tax Return) it is required to pay, other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings, as set forth in Section 4.9(b)(i) of the Disclosure Schedule, and (ii) materially complied with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including in connection with payment in kind and issuance of any security in the Company) and timely paid or withheld with respect to its employees, consultants, shareholders, lenders, contractors and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all applicable income taxes, social security, health insurance, unemployment insurance income taxes and other Taxes required to be paid or withheld, whether or not such payments are in connection with (or shown on) any Tax Return. The Company has complied in all material respects with, and its records contain all information and documents necessary to comply with, all requirements of applicable Law relating to information reporting and other similar filing requirements.

(c)           There is no Tax deficiency outstanding, assessed, or proposed against the Company (for which there is no accrual or reserve on the Company’s 2025 Balance Sheet), nor has the Company executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. Except as set forth in Section 4.9(c)(i) of the Disclosure Schedule, no power of attorney that is currently in force has been granted by or with respect to the Company in connection with any matter relating to Taxes.

(d)           (i) no audit or other examination of or proceeding with respect to any Tax Return or Taxes of the Company is presently in progress, and to which the Company is a party, nor has the Company been notified of any request for, or commencement of, such an audit, examination or proceeding, nor is any such audit, examination or proceeding pending, proposed or threatened to the Knowledge of the Company. No adjustment relating to any Tax Return filed by the Company has been proposed by any Taxing Authority to the Company or any representative thereof, (ii) no issue has been subject to a discussion held between the Company and a Taxing Authority, or has been raised in writing by a Taxing Authority, in any prior examination of the Company, and (iii) no written claim has ever been made that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns.

(e)           The Company has not requested or offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable (other than automatic extensions approved in the ordinary course of business); (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable. The Company has not entered into any agreement or other arrangement with any Governmental Authority that requires it to take any action or to refrain from taking any action relating to Taxes.

(f)           Other than the Company’s election regarding the Section 102 capital gains track, the Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(g)           All books and records which the Company is required to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority with respect to transfer pricing of any transaction) have been duly kept in accordance with the applicable legal and tax requirements and are available for inspection at the premises of the Company.

(h)           No election with respect to the Tax classification of the Company under non-Israeli law has been made.

(i)           The Company has never been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Estate Taxation Law (Capital Gain and Purchase) 1963.

(j)           The Company has no liabilities for unpaid Taxes as of the Balance Sheet Date that had not been accrued or reserved on the Company’s 2025 Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed any amended Tax Return, entered into any agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(k)           The Company has Made Available to the Buyers copies of all Tax Returns (including amended Tax Returns), statements of deficiencies assessed against or agreed to by the Company, Tax opinions and Tax memoranda, tax audit reports, rulings, arrangements with any Tax authority and similar documents relating to the Company for all Tax years on which statute of limitations has yet to set upon, including any Tax ruling obtained from the ITA. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable that could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date. Except as described in Section 4.9(k) of the Disclosure Schedule, the Company has not requested or received a ruling from any Taxing Authority, and to the extent received, the Company, has been and is in compliance with the terms of any ruling received from any Tax Authority.

(l)           Except as set forth in Section 4.10(l) of the Disclosure Schedule, there are no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings for in respect of which adequate reserves have been established in accordance with GAAP.

(m)           Except as set forth in Section 4.10(m) of the Disclosure Schedule the Company has (i) not ever been a party to any Tax sharing, indemnification or allocation agreement (nor does the Company owe any amount pursuant to such an agreement, and (ii) not ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(n)           The Company has never performed and was not part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israel Tax Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006, promulgated thereunder, a “reportable opinion” under Section 131D of the Israel Tax Ordinance, or a “reportable position” under Section 131E of the Israel Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958, or any similar provision under any other local or foreign Applicable Laws related to Taxes.

(o)           The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent or fixed establishment, branch, residence or other taxable presence, or other fixed place of business in that country. The Company is not liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(p)           The Company is in compliance and has always been compliant with all applicable transfer pricing Laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israel Tax Ordinance. Any studies prepared by the Company or any of their advisors with respect to any such related party transactions subject to section 85A of the Israel Tax Ordinance have been Made Available.

(q)           There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits or other similar items of the Company under applicable Tax Laws. There is no deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in applicable Tax Law. The Company has not engaged in a transaction that is subject to the dual consolidated loss rule of applicable Tax Law.

(r)           The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of: (i) any change in method of accounting made prior to the Closing; (ii) any intercompany transaction effectuated or entered into on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any prepaid amount received on or prior to the Closing.

(s)           None of the outstanding Indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under any provision of applicable Law.

(t)           Except as set forth in Section 4.9(t) of the Disclosure Schedule, the Company has no Tax or other incentive granted to or enjoyed by the Company under the laws of the State of Israel or any other jurisdictions including any Tax exemption, Tax holiday or other Tax reduction, incentive, order or other special Tax regime, and including any grants, incentives, exemptions, tax reliefs and subsidies from (i) the Investment Center (the Israeli Authority for Investments and Development of the Industry and Economy) (the “Investment Center”), (ii) the BIRD Foundation and any other similar governmental or government-related entity, and (iii) the Fund for the Encouragement of Marketing (all collectively “Tax Incentives”). For the avoidance of doubt, except as set forth in Section 4.9(t) of the Disclosure Schedule, the Company has never applied for, been granted, or been subject to any benefits or other provisions under the Israeli Law for the Encouragement of Capital Investments, 1959. The Company has made available to the Buyers all material documentation relating to any Tax Incentives. To the extent that the Company has or has had any Tax Incentives, the Company is and has been in compliance in all material respects with all applicable requirements, conditions and obligations relating to such Tax Incentives. To the extent that the Company has or has had any Tax Incentives, the Company has no Knowledge of any facts or circumstances (without taking into consideration the transactions contemplated hereunder) that would reasonably be expected to have an adverse effect on the validity, availability or continued effectiveness of any such Tax Incentives, or that would reasonably be expected to result in any recapture, clawback or repayment, in whole or in part, of any Tax Incentives previously claimed, utilized or enjoyed by the Company.

(u)           The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(v)           The Company Equity Plans qualify as a capital gains route plans under Section 102(b)(2) of the Israel Tax Ordinance (a “102 Plan”) and are deemed approved by passage of time without objection by, the ITA. All Company 102 Securities were issued under a 102 Plan and were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Israel Tax Ordinance (including the relevant sub-section of Section 102) and the requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company 102 Securities only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents, the appointment of an authorized trustee to hold the Company 102 Securities, and the due deposit of such Company 102 Securities with such trustee pursuant to the terms of Section 102 of the Israel Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable. All Company 102 Securities shall not fail to be so qualified and to be taxed in accordance with the provisions of Section 102(b)(2) of the Income Tax Ordinance. The Company has complied with all applicable Laws related to Taxes and requirements in connection with the exercise and/or sale of any Company Options, and has withheld all Tax that should have been required to be withheld in connection therewith under all Applicable Laws related to Taxes.

(w)          Since the last date of the Financial Statements, the Company has incurred no liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, (ii) outside the ordinary course of business, or (iii) otherwise inconsistent with past custom and practice.

(x)           Except as described in Section 4.9(x) of the Disclosure Schedule: the Company has never been assessed by any Tax Authority and notices of assessment have not been issued to the Company by any Tax Authority.

(y)           The Company duly and timely withheld and paid all Taxes and other amounts required by Applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any Company Options, dividends and other amounts paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers, directors, independent contractors, creditors, shareholders of the Company or other Person, whether or not an Israeli tax resident) and duly and timely withheld and paid over to the appropriate Tax Authorities all amounts required to be so withheld and paid under applicable Laws. The Company is, in all material respects, in compliance with, and its records contain all information and documents necessary to comply with all applicable information reporting and withholding requirements under all Applicable Laws related to Taxes.

(z)           In relation to goods and services Tax, value added Tax, sales Tax or other similar Tax, the Company:

(i)           Has been duly registered for the purpose of value added tax, as defined in the Israeli Value Added Tax Law of 1975 (“Israeli VAT Law”), and it is a regular taxable entity ("OSEK MORSHE");

(ii)          has complied in all material respects with applicable Laws, statutory requirements, Orders, provisions, directives or conditions concerning value added taxes and/or sales tax or indirect taxation, including the timely and accurate filing of required value added Tax returns, reports and statements with the applicable Taxing Authority, and the payment of all amounts due thereunder;

(iii)         has not been required by the relevant Taxing Authorities of customs and excise to give security;

(iv)         has collected and timely remitted to the relevant Taxing Authority all Taxes which they were required to collect and remit under any applicable Law;

(v)          has not made any exempt transactions, as defined in the Israeli VAT Law and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by the Company, and, all input VAT incurred by the Company has been fully attributable to and used for the purpose of making taxable transactions under the Israeli VAT Law;

(vi)         To the best of the Company’s Knowledge, it has not received a refund for input value added tax for which they are not entitled under any Applicable Law.

(aa)         The Company is not, and has never been, a “controlled foreign corporation” within the meaning of Section 957 of the Code.

Section 4.10          Property.

(a)           The Company does not own any real property or has ever owned any real property, nor is the Company obligated or bound by any options, obligations or rights of first refusal or Contracts to sell, lease out or acquire any real property.

(b)           Section 4.10(b)(i) of the Disclosure Schedule contains a true, correct and complete list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”), the name of the lessor, the date and term of the Real Property Lease, the location of the Leased Premises. The Company has Made Available true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Company has adequate rights to use and possess the Leased Premises for the conduct of business as presently conducted, and the execution and delivery of this Agreement will not conflict with any Real Property Leases. The Real Property Leases are each in full force and effect and are valid and binding obligations of the Company, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity, whether asserted in a proceeding in equity or at law, and the Company is not in material breach of or default under, nor has it received written notice of any breach of or default under, any Real Property Lease and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, or any other party thereto. The Company has not transferred, assigned or pledged any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company currently occupies all of the Leased Premises for the operation of its business, and there is no other person or entity with a right to occupy the Leased Premises. The Leased Premises and the personal property owned or leased by the Company are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used. Neither the whole nor any part of any Leased Premises is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. The operations of the Company do not, nor to the Knowledge of the Company, does any Leased Premises violate in any material respect any applicable building code, zoning requirement or other Law relating to such property or operations thereon. Except as set forth in Section 4.10(b)(ii) of the Disclosure Schedule, the Company has performed its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any agreement or subject to any outstanding claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

(c)           The Company has good and marketable title to, or in the case of leases of properties and tangible assets, a valid leasehold interest in, all tangible properties and tangible assets that are used by the Company to conduct all of the businesses and operations of the Company as currently conducted, including all properties and tangible assets reflected on the Company’s 2025 Balance Sheet or acquired after the Balance Sheet Date, and none of such properties or tangible assets is subject to any Lien (other than those of the lessors of such properties or assets).

(d)           The items of equipment, fixtures and other tangible assets owned or leased by the Company are (i) adequate for the uses to which they are being put and for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition and are reasonably maintained, subject to normal wear and tear.

(e)           The tangible assets owned, leased or licensed by the Company collectively constitute all of the tangible properties, rights, interests and other tangible assets used in or necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted.

Section 4.11          Intellectual Property.

(a)           Company Products. Section 4.11(a) of the Disclosure Schedule contains a true, correct and complete list of all products and services developed (including products and services not yet made generally available by the Company but for which development is in progress), made commercially available, marketed, distributed, licensed out or sold by or on behalf of the Company since its inception.

(b)           Registered IP. Section 4.11(b) of the Disclosure Schedule contains a true, correct and complete list of: (i) all Company Registered IP indicating for each item other than with respect to Domain Names within Company Registered IP (the “Company Domain Names”) the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and, for Company Domain Names, indicating the legal owner, current registrant, applicable registrar and the registration renewal date applicable registrar and the registration renewal date, (ii) any Actions before any Governmental Authority to which the Company is a party or in which claims were raised relating to the validity, enforceability, scope, ownership or infringement of any Company Registered IP and (iii) any actions that must be taken by the Company within ninety (90) days following the Closing Date with respect to the Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant Governmental Authority in Israel, in the U.S., and other applicable jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each assignment of Registered IP to the Company by a third Person that is Company Registered IP with each relevant Governmental Authority.

(c)           Ownership; Enforceability; Assignments. All Company IP is owned solely and exclusively by the Company, and that ownership is and will be free and clear of any Liens. The Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in Company IP (including the right to seek past and future damages with respect thereto) to the Company that did not automatically vest in the Company. All Company IP is enforceable and all Company Registered IP is valid. To the Company’s Knowledge, there are no facts or circumstances that would render any Company Registered IP invalid or any Company IP unenforceable. No third party that has licensed or otherwise granted rights under Intellectual Property to the Company has or has claimed ownership rights or license rights to improvements or derivative works made by the Company to that Intellectual Property. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(d)           Transferability and Export. Except as set forth in Section 4.11(d) of the Disclosure Schedule, all Company IP (including Source Code thereof) is and, immediately following Closing, will be fully transferable, alienable, licensable and may be exported out of Israel by the Company or MBLY Vision without restriction, obligation or payment of any kind (excluding applicable Taxes) and without approval of any third Person, including any Governmental Authority.

(e)           Transfer. The Company has not: (i) transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that are or were Company IP to any other Person; or (ii) permitted the Company’s rights in any Intellectual Property that are or were Company IP to lapse. The Company has not distributed or made available any Company Product for commercial use (excluding for the sake of good order, Company Product demonstrations and/or proof of concept engagements).

(f)           IIA. None of the Company IP or any Company Products (including any products or services under development), or any Intellectual Property under development by the Company, is based upon, uses or incorporates, any Intellectual Property or Intellectual Property Rights that were developed using funding provided by the IIA, nor does the IIA or any other Governmental Authority have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company IP or Company Products. Without limiting the generality of the foregoing, each item of Company IP is and will be immediately following the Closing freely transferable, conveyable, licensable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the IIA or any other Governmental Authority, or by virtue of the Innovation Law, in each case subject to applicable Laws.

(g)           No Infringement or Disputes. The operation of the business of the Company as previously conducted, and as currently conducted by the Company, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, provision, distribution, delivery, sale and licensing out of any Company Product has not and does not: (i) infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person; or (ii) constitute unfair competition or trade practices under applicable Laws of any jurisdiction. The Company has not received a written, or to the Knowledge of the Company, oral notice from any Person claiming that the operation of the business of the Company, any Company Product or Company IP infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor is there any basis therefor). Except as set forth in Section 4.11(g) of the Disclosure Schedule, the Company has no obligation to indemnify or hold any Person harmless, or otherwise assume or incur any obligation or Liability with respect to the infringement, misappropriation or other violation of the Intellectual Property Rights of any Person arising out of or relating to any Company IP, Company Product, Confidential Information or the operation of the business of the Company. There are no Contracts between the Company, on the one hand, and any third Person, on the other hand, with respect to the Company Products or Company IP under which there is any dispute, including any dispute: (x) regarding the scope of such Contract; (y) with respect to any payments to be made or received by the Company; or (z) otherwise relating to any party’s performance under such Contract.

(h)           Sufficiency. The Company IP together with the rights to Intellectual Property granted to the Company pursuant to the Contracts listed in Section 4.12(a)(xi) or the Non-Scheduled In-Licenses constitute all the Intellectual Property: (i) used, practiced, exploited in or necessary for the conduct of the operation of the business of the Company as currently conducted including, with respect to the work product and output resulting from or developed by the Company (alone or in concert with a third Person) pursuant to its provision of services to any third Person; and (ii) sufficient for the Company to operate such business immediately after the Closing Date in substantially the same manner as such business is currently conducted.

(i)           Third Party Infringement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company IP. The Company has not brought any Actions before any Governmental Authority against any Person with respect to Company IP. The Company has the sole and exclusive right to bring a claim or suit against a third Person for infringement, misappropriation or other violation of any Company IP and to collect any damages or other amounts payable by such third party to the Company as a result thereof.

(j)           Transaction. Neither the execution of this Agreement or the Related Agreements nor the consummation of the transactions contemplated by this Agreement or the Related Agreements, to which the Company is a party, will cause or result in any of the Buyers, the Company or any of their respective Subsidiaries or Affiliates (i) granting to any third Person any right to or with respect to any Intellectual Property; (ii) being bound by, or subject to, any non-compete, exclusivity provision, right of first offer or refusal or other material restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other fees or consideration in respect of the Company IP, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated in each case, except to the extent resulting from agreements entered into between MBLY Vision or its Affiliate (as of prior to the Closing) and any third Person prior to Closing.

(k)           Protection of Trade Secrets. The Company has taken all commercially reasonable measures (which measures are customary in the industry in which the Company operates and in light of the Company’s size and maturity level) to protect the confidentiality of its Confidential Information and trade secrets and the Confidential Information and trade secrets of any third Person provided or made available to the Company. There has been no loss of, or any unauthorized access to or disclosure of, such Confidential Information or trade secrets.

(l)           Academic Affiliations. Section 4.11(l) of the Disclosure Schedule includes a true, correct and complete list of all Employees and Contractors and Consultants of the Company who, during their employment or engagement with the Company, have or have had any Academic Affiliation and who have contributed to, participated in, or had access to the conception, reduction to practice, development, or enhancement of any Company Product, Company IP or Confidential Information, together with true, correct and complete copies of all applicable Academic Waivers. There have been no amendments to, expirations of, or deviations from any Academic Waiver, and no new Academic Affiliation has arisen. The Company and, to the Knowledge of the Company, each such Employee, Contractor and Consultant, is, and since the applicable date of each Academic Waiver has been, in full compliance with the terms and conditions of the Academic Waivers. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not, and the conduct of the Company’s business does not, conflict with or result in a breach or violation of any policy, agreement, or obligation between any Employee or Contractor or Consultant and any Academic Institution in a manner that may result in granting any rights in the Company or to any Company Product, Company IP, or Confidential Information. No Academic Institution has provided any written notice or oral communication alleging non-compliance with any Academic Waiver or asserting any ownership, license, lien, encumbrance, royalty, revenue-sharing or other right in or to any Company Product, Company IP, or Confidential Information, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to give rise to any such claim. To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such claim that an Academic Institution has any right (including any ownership, license, option, covenant, “march-in” or similar right) in or to any Company IP by virtue of any Academic Affiliation or the use of any facilities, equipment, personnel, or funding of an Academic Institution.

(m)           Proprietary Information Agreements. The Company has, and enforces, a policy requiring each then-current Employee and then-current Contractor of the Company and Company’s founders, in each case, that is or was involved in the research, development, creation or reduction to practice of Intellectual Property for the Company, including any individuals with Academic Affiliations (collectively, the “IP Contributors”) to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) Made Available to the Buyers (each a “Proprietary Information Agreement”) and except as set forth in Section 4.11(m)(i) of the Disclosure Schedule, no deviations were made by the applicable IP Contributors to their respective Proprietary Information Agreements. The Company has not received any written claims or notices from third parties (including current and former IP Contributors or their current or former employers) and to the Knowledge of the Company, no oral claims alleging ownership of any Company IP by any third party. All amounts payable by the Company to all IP Contributors have been paid in full, and all current and former Employees of the Company or other Consultants that are IP Contributors have expressly and irrevocably waived, the right to receive additional compensation for such Intellectual Property or Intellectual Property Rights, including any right to receive compensation in connection with “Service Inventions” (in connection with Employees, under Section 134 of the Israeli Patent Law-1967) or under any other similar provision under any applicable Law of any applicable jurisdiction. All current and former IP Contributors have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property is owned exclusively by the Company. Except as set forth in Section 4.11(m)(ii) of the Disclosure Schedule, all current and former IP Contributors have, to the fullest extent permitted under applicable Law, explicitly waived any and all Moral Rights with respect to the Company IP. To the Company’s Knowledge, no current or former IP Contributor has developed any Intellectual Property for the Company while being subject to any Contract or other obligation (including academic regulations or military ordinances) according to which such IP Contributor has assigned or otherwise granted or is obligated to assign or otherwise to any third party any rights, including Intellectual Property Rights, in or to such Company IP. No Employee has excluded any Intellectual Property Right used in or necessary for use in the business of the Company from any assignment of, or agreement to assign, Intellectual Property Rights to the Company. Except as set forth in Section 4.11(m)(iii) of the Disclosure Schedule, no current or former IP Contributor has any Academic Affiliation or has performed services for the government or for a government-owned or government-sponsored institution or branch, including the Israeli Defense Force (excluding reserve duty), hospital, or other educational institution or for a research center while such IP Contributor was also performing services for the Company, in each case, that has the effect of granting any such third party rights in the Company IP or to any Company Product.

(n)           No Malicious Software. None of the Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, or without user intent, will cause, any of the following functions (except as strictly necessary to legitimately and reasonably manage the authorized use of Company’s Product): (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the customer’s specific consent; (iii) sending information to the Company or any third party without the customer’s specific consent; or (iv) causing the Company Products to not be able to be used in the full manner contemplated in the applicable documentation (clauses “(i)”, “(ii)” and “(iii)” collectively, “Contaminants”). The Company uses industry standard measures exercised by similarly situated companies, which measures are no less than reasonable, to prevent the introduction of Contaminants into Company Products. None of the Company Products: (1) constitutes or is considered “spyware” or “trackware” as such terms are commonly understood in the software industry; (2) is installed on a customer’s computer without their knowledge; (3) records customer’s actions without their knowledge; (4) employs a user’s or customer’s Internet connection without their knowledge to gather or transmit information on the customer or their behavior; or (5) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without customer’s knowledge” includes, but is not limited to: (x) without explicitly informing the customer; or (y) without being expected by a reasonable customer, even if the text of a license agreement, help file, or other user information file does explicitly inform such customer. For purposes of this Section 4.11(n), “customer” includes paid and unpaid customers (such as potential customers under evaluation or proof of concept agreements) and other users of the Company Products (if any).

(o)           No Order. Except as set forth in Section 4.11(o) of the Disclosure Schedule (which, individually or in the aggregate, do not and will not materially adversely affect the use, transfer, licensing, enforceability or validity of any Company IP or Company Product), no Company IP or Company Product is subject to any proceeding, Order, settlement, Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or, with the limited exception of Open Source disclosed in Section 4.11(p) of the Disclosure Schedule and Shrink-Wrap Code, may affect the validity, use or enforceability of such Company IP or Company Product.

(p)           Open Source. Section 4.11(p)(i) of the Disclosure Schedule contains a true, correct and complete list of all Open Source that has been incorporated into or used in the development, testing or delivery of any Company Product or Company IP in any way and describes the manner in which such Open Source was incorporated or used with respect to the Company Products and Company IP and indicates whether (and, if so, how) the Open Source was modified and/or distributed by the Company and whether (and if so, how) such Open Source was incorporated into and linked in any Company IP). Neither the Company, nor any Person acting on any of its behalf, has used Open Source in a manner that would or could under any applicable Open Source Licenses: (i) require the disclosure or distribution in source code form of any portion of any Company Product or Company IP; (ii) require the licensing of any portion of any Company Product or Company IP for the purpose of making derivative works; (iii) grant, or require the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any portion of any Company Product or Company IP; (iv) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available of any Company Product or Company IP; (v) create, or purport to create, obligations for the Company with respect to Company Product or Company IP or grant, or purport to grant, to any third Person, any rights or immunities pursuant to or from any Company Product or Company IP; or (vi) except as set forth in Section 4.11(p)(ii) of the Disclosure Schedule, impose any other material limitation, restriction or condition on the right of the Company to use, hold for use, license, host, distribute or otherwise make available or dispose of any Company Product or Company IP (other than attribution, warranty and liability disclaimer, and notice delivery conditions). Except as set forth in Section 4.11(p)(iii) of the Disclosure Schedule, the Company has been at all times and is currently in compliance with all terms of the licenses for Open Source applicable thereto. Neither the Company nor any Employee or Contractor acting on its behalf, has made available any Company Product or Company IP under an Open Source License or contributed any Company Product or Company IP to an Open Source project.

(q)           Source Code. Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company IP, other than to Employees or Contractors bound by Proprietary Information Agreements. To the Company’s Knowledge, no Person other than an Employee or Contractor bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company IP. No event has occurred, and, to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time, or both) has or is reasonably expected to, result in the disclosure or delivery by the Company or any Person acting on its behalf to any Person of any Source Code that is Company IP.

(r)           Government Funding. No funding from any Governmental Authority, nor any facilities or resources of an Academic Institution or any other entity, including any hospital, military, other educational institution or research center or funding from governmental third parties, was used in the development of the Company IP, and no Governmental Authority, Academic Institution, hospital, military, other educational institution or research center, or other third party has made any claim or right in or to the Company IP. The Company has not received any grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign Governmental Authority, granted to the Company including any grant of Approved Enterprise Status from the Investment Center (collectively, “Government Grants”). The Company has not received any funding, incentives or other support from the IIA. The Company does not have nor ever had any ongoing reporting, financial or other obligations toward the IIA pursuant to the Innovation Law, nor will any such obligations be triggered as a result of the transactions contemplated by this Agreement.

(s)           Encryption and Other Restricted Technology. Except as set forth in Section 4.11(s) of the Disclosure Schedule, the business of the Company as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable Laws, and to conduct its business as currently conducted, the Company has not been under any obligation to obtain any approvals from any non-Israeli Governmental Authority, the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology. Except as set forth in Section 4.11(s) of the Disclosure Schedule, the Company has obtained all licenses and other approvals required for its use, development, commercialization, imports and exports of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under Israeli, United States or other applicable jurisdiction laws or regulations, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, if and as applicable and the Company has at all times been in compliance, and is in compliance with, all such approvals and licenses listed on Section 4.11(s)(iii) of the Disclosure Schedule (if any) and all such approvals and licenses (if any) are in full force and effect. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals. Except as set forth in Section 4.11(s) of the Disclosure Schedule, the Company has developed and/or develops, used and/or uses and commercialized and/or commercializes the Company Products and conducted and/or conducts its import and export transactions, including all downloads of Company’s software, all transfers of software code (in binary or source code forms), and all transfers of technology including to the Company’s third party developers, in accordance with applicable provisions of Israel or any other applicable jurisdictions governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007 and in compliance with any encryption licenses issued by the Israeli Ministry of Defense (if any).

(t)           Standards. The Company has not made any submission or suggestion to, nor is the Company or any Company IP subject to any Contract with, any standards body or other entity that would obligate the Company, or any of the Buyers, or any of their respective Subsidiaries (including the Company following the Closing) to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property.

(u)           Privacy. Section 4.11(u)(i) of the Disclosure Schedule describes each category of Private Information (if any) collected or processed by or for the Company on or through the Company Products or otherwise in connection with the provision of the Company Products. Except as disclosed in Section 4.11(u)(ii) of the Disclosure Schedule, the Company, and the Company Products, comply, and have complied at all times in all material respects with all applicable Privacy Laws, Company Privacy Policies and applicable contractual obligations involving Private Information, including those relating to (i) the privacy of employees, candidates, customers and users (and their respective privileged users and end users) of Company Products; and (ii) the access, collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer (including cross-border transfer), disposal, use, or other processing of any Private Information or information systems. The execution, delivery and performance of this Agreement, and the subsequent transfer of all Private Information maintained by the Company to the Buyers or one of their respective Subsidiaries (including the Company), when so transferred in accordance with applicable Privacy Laws, is and will be, in the immediate period following the Closing, compliant with all applicable Privacy Laws, Company Privacy Policies and applicable contractual obligations involving Private Information. True, correct, and complete copies of all Company Privacy Policies and Contracts involving the processing of Private Information have been Made Available. To the Company’s Knowledge, none of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Private Information made by the Company, has been inaccurate, misleading or deceptive or in violation of any applicable Privacy Laws (including containing any material omission). The Company has established and implemented such policies, programs, procedures, Contracts and systems to be in compliance with all applicable Privacy Laws, Company Privacy Policies and applicable contractual obligations involving Private Information and to facilitate the exercise of data subject rights to the extent applicable and taking into consideration the actual processing conducted by Company. There is no letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or, to the Company’s Knowledge, to any of its representatives regarding any actual, alleged or suspected violation of any Privacy Law by the Company or any Person performing for the Company, any of their respective customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company) or any Company Product. There is no, and there has been no, complaint to, or any audit, proceeding, investigation (formal or, to the Company’s Knowledge, informal) or Action, in each case, against or pertaining to the Company or any of its respective customers (in the case of customers, to the extent relating to any Company Product or the practices of the Company or any Person performing for the Company) by any private party, the Israeli Protection of Privacy Authority or any other data protection authority or commission, or any other Governmental Authority, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer (including cross-border transfer), disposal, use, or other processing of any Private Information by or for the Company or (ii) the security, confidentiality, availability, or integrity of information technology assets used by the Company or any Private Information processed or maintained by or for the Company. No database containing Private Information is required to be registered nor to be notified to a privacy protection authority, under any Privacy Law. The Company has all necessary authority and lawful basis, and has at all times made all disclosures to, and obtained any necessary valid consents from or relied on any other lawful basis with respect to users, customers, employees, contractors, and other applicable persons required by all Privacy Laws and otherwise required to enable it to receive, access, use, disclose, or otherwise process the user data and the Private Information in its possession or under its control in connection with the operation of the business of the Company.

(v)           Security of Private Information. The Company has complied, if applicable, with data security obligations pursuant to applicable Privacy Laws, and incorporated reasonable and appropriate technical and organizational security measures in place to protect Private Information maintained or processed by or for the Company against loss and against unauthorized access, use, modification, loss, disclosure or other misuse, including written information security policies that include appropriate controls that have been regularly tested and reviewed. As of the Closing Date, no unauthorized access to, or unauthorized use, modification, disclosure, or other misuse of data, including Private Information, maintained or processed by or for the Company has occurred. The Company has obtained written agreements from all Persons to which they have provided access to Private Information or other Confidential Information that, comply with applicable Privacy Laws and that bind, and have at all times bound, the Person to at least the same restrictions, obligations, and conditions that apply to the Company with respect to such information, and which at minimum bind, and have at all times bound, the Person to implement reasonable and appropriate means for protecting such information. The Company has not experienced any data breach, unauthorized access, or security incidents involving Private Information. The Company is not in breach of any contractual obligation to secure or otherwise safeguard confidential information or Private Information. As of the Closing Date, no circumstance has arisen in which: (y) privacy commitment would require the Company to notify a supervisory authority, customer or data subject of a security incident or (z) applicable guidance or codes of practice promulgated under privacy commitment would recommend that the Company notify a supervisory authority of a security incident.

(w)           Bugs and Defects. Except as set forth in Section 4.11(w) of the Disclosure Schedule, there are no Critical Problems with any Company Product. For the purposes of the foregoing, “Critical Problem” means a bug, problem, defect, malfunction, nonconformity or error, or other vulnerabilities or faults that affects the use, functionality, security or performance of such Company Product currently installed with customers for which the Company is currently liable and which cannot be cured within a reasonable time. The Company maintains a bug tracking database that contains records of all known Critical Problems, which is maintained by its development or quality control groups, with respect to the Company Products, and such database is current and complete. Section 4.11(w) of the Disclosure Schedule sets forth the name of such database and such database has been Made Available to MBLY Vision.

(x)           Systems. The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are sufficient for the existing needs of the Company, including as to capacity, security, scalability and ability to process current and anticipated peak volumes in a timely manner, and are in good working condition (subject to normal wear and tear) to effectively perform all operations necessary for the operation of the Company and the provision of the Company Products. All Systems, other than software licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated and controlled by the Company. At no time has there been any material failure with respect to any of the Systems.

(y)           Systems Security. Except as set forth in Section 4.11(y) of the Disclosure Schedule: (i) the Company has implemented and maintains at all times appropriate disaster recovery, business continuity, and security plans, procedures on a periodic basis, and such plans have proven effective upon testing and facilities for its and their businesses and Systems and have taken reasonably appropriate steps as required by Law, including Privacy Laws, and consistent with (or exceeding) industry standards to safeguard the availability, security and integrity of the Systems and the data and information stored thereon (including from infection by contaminants and from unauthorized access), and (ii) there have been no unauthorized intrusions or breaches of the security of the Systems or any other unauthorized access to or use of the Systems. Without limitation to the foregoing, the Company has performed penetration tests and vulnerability scans of all Company Products and those tests and scans were conducted in accordance with industry standards. Each material vulnerability identified by any such tests or scans has been fully remediated and/or contained in accordance with industry standards by the Company in its regular course of business.

(z)           Artificial Intelligence. Company represents and warrants that any AI Technologies licensed by third parties and deployed by Company contractually represent compliance with any and all laws, regulations, best practices, codes of conduct, and industry standards applicable to AI Technologies (“AI Policies”) and Company’s deployment of such shall comply with applicable laws and internal policies, including its Company Privacy Policies; without derogating from any of the foregoing, (i) Company has not included and does not include any sensitive Personal Data, trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any AI Technology, except in cases where such AI Technology does not use such information, prompts or services for training, validation and improvement of the services related to such tools; (ii) Company has not used any AI Technology to develop any material Company Product, Company IP, or Confidential Information that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein; (iii) Company maintains ownership and rights of any deliverables or output created by AI Technology deployed by Company, and to the Company’s Knowledge no third party, including providers of any AI Technology used, holds any licenses or rights to the inputs of Company and/or the outputs of such AI Technology; (iv) Company is conducting regular quality assessments to confirm that the AI Technology used by Company or any of its service providers functions as intended according to Company’s standards; (v) Company adheres to AI Policies and has implemented and complies with its internal policies to ensure the lawful and ethical use of AI Technology; (vi) Company has conducted a comprehensive review of its use of AI Technologies and has fully disclosed in the Disclosure Schedule any material dependencies on such AI Technologies, including any third-party AI components, models, services, or solution embedded in the Company Products; and (vii) Company has taken necessary measures to ensure compliance with Privacy Law, Company Privacy Policies and applicable contractual obligations involving Private Information and other applicable laws through the use of AI Technology. For the purpose of this section, “AI Technology” means any software that uses artificial intelligence for generating outcomes including but not limited to deep learning, machine learning, large language models (LLMs), generative AI, forms of NLP and other artificial intelligence technologies, including tools such as ChatGPT or GitHub Copilot.

(aa)         Social Media Terms. No provider of any service, application or platform on which the Company has a Social Media Account (each, a “Social Media Platform”) has ever delivered a notice to the Company that it or the operation of their respective businesses were in violation of any terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Accounts (“Social Media Terms”). No provider of any Social Media Platform has ever prevented, or threatened to prevent, the Company from (i) offering any products or services on any Social Media Platform or (ii) otherwise maintaining any presence on any Social Media Platform. No Action has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) to or against the Company alleging any fact that, if true, would cause any of the representations and warranties in this Section 4.11(aa) to be inaccurate.

(bb)        Warranties and Product Liability. There is no Action or notice of violation from, by or before any Governmental Authority relating to any Company Product, or Action involving a Company Product which is pending or, to the Knowledge of the Company, threatened, by any Person. There have not been nor are any Actions from any Person regarding the Company warranty obligations relating to the Company Products (other than error reporting and support requests made in the ordinary course of business). There has not been, nor is there under consideration by the Company, any Company Product recall or post-sale warning or notice of non-compliance with warranties or indemnities concerning any Company Product.

Section 4.12          Contracts.

(a)           Section 4.12 of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become bound or under which the Company has become or may be subject to, any obligation, or (z) under which the Company has or may acquire any right or interest (the “Material Contracts”):

(i)           any Contract (including purchase orders) (except for Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses) that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $50,000 individually;

(ii)          any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually;

(iii)         any Contract (except for Non-Scheduled In-Licenses, Non-Scheduled Out-Licenses, customer Contracts with annual fees of less than $50,000 and employment agreements entered into on the Company’s standard form of Employee Agreement) that expires more than one year after the date of this Agreement (including any Contract that renews automatically unless a party to such Contract gives notice of non-renewal), but not including any Contract that is terminable with up to sixty (60) days’ prior notice;

(iv)         any Contract with a broker or finder;

(v)         any Contract with support obligations that cannot be terminated with ninety (90) days’ notice without penalty (except in connection with the Non-Scheduled Out-Licenses);

(vi)         any Contract with indemnification obligations of the Company (excluding (i) indemnification for third party infringement claims caused by a Company Product that is contained in the Company’s Contracts with customers entered into in the ordinary course of business consistent with past practice, and (ii) Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses);

(vii)        that is with a Top Supplier;

(viii)       any dealer, distributor, reseller, sales representative, affiliate, joint marketing, strategic alliance, or similar Contract;

(ix)          any Contract (other than those required to be disclosed pursuant to Section 4.12(a)(xxi) hereof) with any current shareholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party;

(x)           any Contract limiting the ability of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(xi)          any Contract pursuant to which a third party has licensed or granted any right to the Company in any Intellectual Property other than Non-Scheduled In-Licenses and Proprietary Information Agreement;

(xii)         any Contracts pursuant to which the Company has granted or provided any third party any rights or licenses to any Company IP and/or Company Products (including rights to use, distribute or resell any Company Products or has agreed to or is required to provide or perform any services related to any Company Product, other than (i) Non-Scheduled Out-Licenses or (ii) Contracts required to be disclosed pursuant to any other sub-section of this Section 4.12);

(xiii)        all licenses, sublicenses and other Contracts pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company IP or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property that are, or were, Company IP;

(xiv)       any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company except with respect to the independent development of Intellectual Property, Non-Scheduled In-Licenses, and Non-Scheduled Out-Licenses, except for employment or engagement agreements with Employees or Consultants, as applicable, bound by Proprietary Information Agreements;

(xv)        any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness of the Company to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xvi)       any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company;

(xvii)      any Contract for the acquisition by the Company of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)     any hedging, futures, options or other derivative Contract;

(xix)        any Contract, including any stock option plan, stock appreciation rights plan, stock purchase plan or phantom stock plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xx)         any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby, other than Contracts required to be disclosed pursuant to sub-Section 4.12(a)(xix);

(xxi)        any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not terminable within thirty (30) days, or by applicable Laws, by the Company without cost or Liability (other than, with respect to Employees, as may be required by applicable Law), including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Acquisition, or any transaction contemplated by this Agreement, other than as contemplated under this Agreement;

(xxii)       any Contract with any labor union or any collective bargaining agreement or similar contract with its Employees, except for extension orders generally applicable to all employers in Israel;

(xxiii)      any Contract with any investment banker or broker retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xxiv)     any settlement agreement (except for waiver and release agreements entered into the ordinary course of business with departing employees);

(xxv)      any fidelity or surety bond or completion bond;

(xxvi)      any lease of personal property or other Contract materially affecting the ownership of, leasing of, or other interest in, any personal property;

(xxvii)     any Real Property Lease;

(xxviii)    any Contract that as a result of the execution of this Agreement by the Company would require the Company to provide notice to another Person or take any other action not otherwise required under the terms of such Contract, or would give rise to any additional rights or obligations under such Contract;

(xxix)      regarding the acquisition, issuance or transfer of any securities;

(xxx)       creating or relating to a partnership (excluding Non-Scheduled Out-Licenses), joint venture, joint development or other similar arrangement, or involving any sharing of revenues, profits, losses, costs or Liabilities with one or more Persons;

(xxxi)      relating to any liquidation or dissolution of the Company; or

(xxxii)     any contract with a Governmental Authority or with respect to a Government Grant or Tax Incentives.

(b)           True, complete and correct copies of each Material Contract (including all amendments thereto) have been Made Available. Each Material Contract is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect as of the date hereof with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in compliance in all material respects with and, subject to the immediately preceding sentence, has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. The Company has performed all obligations required to have been performed by the Company pursuant to each Material Contract.

Section 4.13          Benefit Plans.

(a)           For purposes of this Agreement, the term “Company Employee Plan” or “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, scholarship, housing or living allowances, relocation, disability, accident, sick leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting executive compensation, incentive, fringe benefit, commission, payroll practices, retention, change in control, noncompetition or other compensation or benefit plan, agreement, trust fund or arrangement (whether written or unwritten, insured or self-insured), currently maintained, sponsored or contributed to by the Company (or a PEO for the benefit of the Company or to which the Company is a party. Section 4.13(a) of the Disclosure Schedule includes a true, correct and complete list of all material Plans, and the Company has, if applicable, Made Available a true, and correct copy of the material terms of each material Plan reduced to writing, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the IRS, if any. The Company has Made Available all current employee handbooks, manuals and policies, if any.

(b)           Except as set forth in Section 4.14(a) of the Disclosure Schedule, each Plan is currently in compliance in all material respects with, and has been established, maintained, administered and operated in all material respects in compliance with, its terms and all applicable statutes, Orders, rules and regulations

(c)           Other than liabilities incurred in the ordinary course of business, the Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(d)           There are no legal proceedings, actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of such Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(e)           The Company does not have any obligations under any Plan to provide post-retirement or post-employment benefits (including disability, health, and life, or death benefits) to any employee or any former employee of the Company other than as required by COBRA or applicable Law.

(f)           Except as set forth in Section 4.14(a), other than liabilities incurred in the ordinary course of business, with respect to each Plan, there are no benefit obligations for which contributions, premiums or payments have not been made or properly accrued and there are no benefit obligations, premiums or payments that have not been accounted for by reserves for any period ending on or before the Closing Date, or otherwise properly footnoted on the financial statements of the Company.

(g)           Except as set forth in Section 4.14(a)(i) of the Disclosure Schedule, Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement or the Law, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, (iii) accelerate the time of payment or vesting (other than as required under Section 411(d)(2) of the Code or as disclosed under Section 4.12 above), or increase the amount of compensation due any such employee or officer or (iv) result in forgiveness in whole or in part of any outstanding loans made by the Company to any Person. Section 4.13(g)(ii) of the Disclosure Schedule contains a true, correct and complete list of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

(h)           Each Plan maintained or contributed to by the Company under the Law or applicable custom or rule of the relevant jurisdictions outside of the U.S. and each Company Employee Plan that has been adopted, contributed to, required to be contributed to, or maintained by the Company, whether formally or informally, or with respect to which the Company shall or may have any liability, for the benefit of Employees or Consultants and Contractors who perform services outside the United States (each such plan, including the Israeli Benefit Plan, a “Foreign Plan”) is listed in Section 4.13(h)(i) of the Disclosure Schedule. With respect to each Foreign Plan, except as set forth in Section 4.14(a)(ii) of the Disclosure Schedule, (i) such Foreign Plan is in compliance in all material respects with the provisions of the Law of each jurisdiction in which such Foreign Plan is maintained, to the extent that those Laws are applicable to such Foreign Plan, (ii) all material contributions to, and payments from, such Foreign Plan, which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made are reflected as an accrued liability on the Company’s 2025 Balance Sheet (other than liabilities incurred in the ordinary course of business), (iii) the Company has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Law if required, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company’s 2025 Balance Sheet and any normal and reasonable expenses typically incurred in a termination event).

(i)            The Company has not adopted, nor maintains, any equity plan other than the Company Equity Plans. The Company does not have any liability to the ITA or to any relevant fund with respect to any Israeli Benefit Plan. Except as set forth in Section 4.14(a) of the Disclosure Schedule, the Company has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise. The Company has provided to MBLY Vision current, true, correct and complete copies of all material communications to or from the ITA or any other Governmental Authority relating to each Israeli Benefit Plan (including any filings made with the ITA with respect to each Israeli Benefit Plan and any notices of the ITA), if any.

(j)            Except as set forth in Section 4.13(j) of the Disclosure Schedule, no stock option or other right to acquire Company Shares or other equity of the Company was granted to any Person who is subject to U.S. Tax Law.

(k)           Except as set forth in Section 4.13(k) of the Disclosure Schedule, there is no Contract to which the Company is a party covering any Employee or Contractor that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code, or that provides for any payment or benefit that will, or could reasonably be expected to, constitute a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event. The Company is not a party to any Contract that obligates it to compensate or reimburse any Employee or Contractor for excise Taxes paid pursuant to Section 4999 of the Code.

Section 4.14             Personnel.

(a)           Except as set forth in Section 4.14(a)(i) of the Disclosure Schedule, the Company is, and at all times has been, in compliance in all material respects with all applicable Laws relating to employment and labor matters, including, but not limited to, those governing discrimination, privacy, notice or severance requirements, harassment, occupational safety and health and employment practices and immigration. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees, and is not liable for any material arrears of wages, compensation, contribution to funds, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees and Consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and Consultants and Contractors. Except as set forth in Section 4.14(a)(ii), the Company has not misclassified: (i) any Person as a Contractor rather than as an Employee, (ii) any Employee leased from another employer, (iii) any Employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. The Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Other than as listed in Section 4.13(a) of the Disclosure Schedule, there are no unwritten policies or customs that, by extension, could entitle Employees of the Company to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). There are no pending or, to the Knowledge of the Company, threatened disputes, complaints or investigations involving the Company and any of its Employees, Key Employees, Consultants or Contractors. The foregoing compliance representation includes material compliance with the Israeli Advance Notice for Dismissal and Resignation Law, 5761-2001, the Israeli Notice to Employee and Job Candidate (Terms of Employment and Candidate Screening and Selection) Law 2002, the Israeli Prevention of Sexual Harassment Law 1998, the Israeli Employment by Human Resource Contractors Law 1996, Hours of Work and Rest Law, 1951, the Wage Protection Law 1958, the Law for Strengthening the Enforcement of Labor Laws, 2011, or any state or local Law. Since its inception the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number.

(b)           Section 4.14(b)(i) of the Disclosure Schedule sets forth a correct and complete list of all Contracts with Employees, Consultants or Contractors to which the Company is a party or by which it is bound pursuant to which such Employees, Consultants or Contractors are entitled to Change in Control Payments. All Employees and Consultants of the Company are party to written agreements governing the terms of their engagement and those with access to or involvement in Company Intellectual Property, have executed agreements containing customary restrictive covenant provisions. The Company’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 (the “Severance Pay Law”), are fully funded in accordance with Section 14 under the Severance Pay Law (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of the Employee’s employment and on the basis of the Employee’s entire salary. Upon the termination of employment of Israeli Employees, the Company will not have to make any payment under the Severance Pay Law, except for release of the funds accumulated in accordance with Section 14 Arrangement. Except for the foregoing, the Company has no obligation to pay any amount or provide any benefit to any former Employee, Consultant or Contractor, other than obligations for which the Company has established a reserve for such amount on the Company’s 2025 Balance Sheet.

(c)           The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Employee or Contractor, and no such agreement or other union Contract is being negotiated by the Company. To the Knowledge of the Company, there are no organizational activities, demands for recognition or labor disputes, strikes or work stoppages or other proceedings pending or threatened that could interfere with the Company’s business or operations, and neither the Company nor, to the knowledge of the Company, any of its respective representatives or Employees, has committed any material unfair labor practice. Section 4.14(c)(i) of the Disclosure Schedule sets forth a true and complete list of all current Employees of the Company, and includes the Employee’s name, position, work location, actual scope of employment (e.g., full- or part-time), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company (whether now or in the future) to each of the Employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in the years 2023 through 2025), commissions (including calculation method and amounts received in the years 2023 through 2025), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such Employee is subject to Section 14 Arrangement (and, to the extent such Employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment or otherwise and whether the Section 14 Arrangement applies on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the Employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). No Employee of the Company is entitled (whether by virtue of any Law, Contract or otherwise) to any material benefits, entitlement or compensation that is not listed in Section 4.14(a) and Section 4.14(c)(i) of the Disclosure Schedule. Except as set forth in Section 4.14(a)(ii), the Company has made no promises or commitments to any of its Employees, whether in writing or not, with respect to any future material changes or additions to their compensation or benefits. Other than as listed in  Section 4.14(c)(i) of the Disclosure Schedule, there are no other Employees employed or expected to be employed by the Company. Except as set forth in Section 4.14(a)(iii) of the Disclosure Schedule, to the Knowledge of the Company, no Employee of the Company currently intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Company, no current Employee, Consultant, or Contractor is in material violation of any term of any employment, consulting or service contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such Employee, Consultant, or Contractor to be employed or engaged by the Company.

(d)           The Company has Made Available a true, correct and complete list of the names, positions and rates of compensation of all current officers and directors currently employed by the Company, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non-exempt and fringe benefits for the current fiscal year. The Company represents and warrants that all employees of the Company who were previously employed by Bridge-AI Ltd. (“Bridge-AI” and the “Transferred Employees” respectively), were duly terminated by Bridge-AI and subsequently employed by the Company in connection with the acquisition of certain assets of Bridge-AI, and that all statutory and contractual rights, including salary, pension, severance and other employment-related entitlements, due to the Transferred Employees in connection with their employment by Bridge-AI and the termination thereof, have been fully paid and satisfied. The Company has duly recognized the Transferred Employees’ seniority and seniority related rights and benefits for the period of their employment with Bridge-AI as required by applicable Law.

(e)           Section 4.14(e)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s current Consultants, as applicable. Except as set forth in Section 4.14(e)(ii) of the Disclosure Schedule, all current Consultants can be terminated on notice of thirty (30) days or less to the Consultant. The Company has Made Available true, correct and complete copies of all of its agreements with its current Consultants. Except as set forth in Section 4.14(a)(ii), all Consultants and Contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as Employees of the Company, for any purpose whatsoever. No Consultant or Contractor is entitled to any rights from the Company under the applicable labor laws. All Consultants and Contractors have received all rights to which they are and were entitled according to any applicable Law or Contract. Except as set forth in Section 4.14(e) of the Disclosure Schedule, the Company does not engage any personnel through manpower agencies. The Company’s engagements with Contractors to whom the Israeli Law for Strengthening the Enforcement of Labor Laws 5771- 2011 applies, are in compliance with the law.

(f)           Solely with respect to Employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 4.14 on Israeli Employees as well, the Company is not and has never been a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, nor (except as required by applicable Law with respect to the Company’s practice as specified in Section 4.13(a) of the Disclosure Schedule) is it otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Laws, or pursuant to extension orders generally applicable to all employers in Israel. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and, to the Knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. The Company is not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no Knowledge of any union organizing activity or any similar activity or dispute now or in the future. The Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Laws, and except as set forth in Section 4.14(f) of the Disclosure Schedule and unless limited by applicable Law, there is no contract between the Company and any of its Israeli Employees that cannot be terminated by the Company upon one month or less notice without giving rise to a claim for damages or compensation (except for statutory severance pay and the redemption of lawfully accrued entitlements). Without derogating from any of the above representations, except as set forth in Section 4.14(a) of the Disclosure Schedule, the Company’s liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans are fully funded or, if not required by any source to be funded, are accrued on the Company’s financial statements as of the date of such financial statement. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); except as set forth in Section 4.14(a) of the Disclosure Schedule, all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israel Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any materially outstanding obligation to make any such deduction, transfer, withholding or payment.

(g)           With respect to the Israeli Employees who are employees of the Company, unless otherwise noted in Section Section 4.14(g) of the Disclosure Schedule: (i) no Israeli Employee is on a statutory or non-statutory leave of absence which exceeds one month or has given notice of his or her intention to go on a leave of absence which exceeds one month, (ii) no Israeli Employee has terminated, or has advised the Company of his or her intention to terminate, employment for any reason and the Company has no plans or intentions as of the date hereof to terminate any such employee or consultant, and, to the Knowledge of the Company, no Israeli Employee has received an offer to join a business that may be competitive with the Company, and (iii) to the Knowledge of the Company, the termination of the employment of no Israeli Employee is prohibited or requires a special permit under applicable Laws as a result of his or her personal or leave status or otherwise, and (iv) the Company does not engage minors, students, interns or foreign employees in Israel.

(h)           Except as set forth in Section 4.14(a) of the Disclosure Schedule, there is not now pending, nor has there ever been, any allegation, complaint, charge or claim, whether formal or informal, and if informal, that was either brought to the attention of the Company or of which the Company otherwise has Knowledge, of sexual harassment, assault, sexual misconduct, sex or gender discrimination, or other workplace conduct that violates any Company policy or Applicable Laws (“Sexual Misconduct Allegation”). The Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or nondisclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Sexual Misconduct Allegation against the Company or any Person who is or was a consultant, independent contractor, employee, officer, director, or other service provider of the Company.

Section 4.15          Insurance.

Section 4.15 of the Disclosure Schedule contains a true, correct and complete list as of the date hereof of all insurance policies maintained by or on behalf of the Company. True, correct and complete copies of each listed policy have been Made Available. Such policies are in full force and effect, and the Company has complied in all material respects with the provisions of such policies. Excluding insurance policies that have expired and been replaced in the ordinary course, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, (a) there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than increases in connection with the Company’s annual renewal process and (b) there is no material claim pending regarding the Company under any of such policies and there is no insurance claim as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.16          Litigation; Orders.

(a)           There is no (a) Action pending, or to the Knowledge of the Company, threatened against the Company, or any of the officers, managers, directors or employees of the Company (in their capacity as such), any of the assets or properties of the Company (including Company Products), including any Action alleging misappropriation, infringement, or other violation of the Intellectual Property Rights of any Person, or the Acquisition or the other transactions contemplated hereby, or (b) to the Knowledge of the Company, governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company, or any of its respective assets or properties (including any inquiry as to the qualification of the Company to hold or receive any license or Permit). The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority to or served upon the Company. There is no Action by the Company pending, threatened or contemplated against any other Person.

(b)           Except as set forth in Section 4.16(b) of the Disclosure Schedule, there is no Order that is material to the business of the Company as currently conducted to which the Company or any of its respective assets owned or used or any products or services provided by them, is subject. To the Knowledge of the Company, no Employee or Contractor is subject to any Order that prohibits such Employee or Contractor from engaging in or continuing any conduct, activity or practice relating to the Company’s business. No Governmental Authority has at any time challenged or questioned the legal right of the Company to conduct its respective operations as currently or previously conducted or as currently contemplated to be conducted.

Section 4.17          Permits; Compliance with Laws.

(a)           All Permits (i) pursuant to which the Company currently operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the business of the Company or the holding of any such interest, have been issued or granted to the Company, and all such Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.

(b)           The Company is, and has at all times been, in compliance in all material respects with all applicable Laws and, as of the date of this Agreement, has not received any written notices of violation with respect to, any Law. All Company Products comply in all material respects with applicable Laws. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Law.

(c)           The Company has at all times conducted its export and import transactions in accordance with all applicable Export and Import Control Laws in all material respects. Without limiting the foregoing:

(i)           the Company has obtained and is in compliance in all material respects with the terms of all applicable Export and Import Approvals;

(ii)           there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to such Export and Import Approvals;

(iii)           there are no actions, nor to the Company’s Knowledge conditions or circumstances pertaining to the Company’s marketing of Company Products or export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;

(iv)           no approval from a Governmental Authority for the transfer of Export and Import Approvals to the Buyers is required or cannot be obtained expeditiously without material cost; and

(v)           Section 4.17(c) of the Disclosure Schedule sets forth a true, correct and complete list of all export control classifications currently in the Company’s possession applicable to the Company’s Products and the Company IP.

(d)           The Company, to its Knowledge, has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(e)           The Company asserts that it does not meet the criteria set forth in: Section 17(a) of the Israeli Economic Competition Law, 1988 (the “Israeli Competition Law”) and Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, in terms of market shares (less than fifty percent (50%) in each market in which they operate) and annual turnover in Israel (less than NIS 10 million), and assuming that the Acquisition and the other transactions contemplated by this Agreement are not subject to the criteria set forth in Section 17 of the Israeli Competition Law by virtue of the combined market shares of the Buyers and the Company or combined annual turnover in Israel, the Acquisition does not require a pre-merger filing with the Israeli Commissioner of Competition and no waiting period or, with respect to the Company, any other action or Consent is required under the Israeli Competition Law.

Section 4.18          Environmental Matters.

The Company is and has been in compliance with all Israeli Environmental Laws in all material respects. The Company has not received any written notice or other written communication from any Person that alleges any noncompliance of its past or present operations with Israeli Environmental Laws. No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Israeli Environmental Law by the Company. The Company has not (a) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (b) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (c) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (d) to the Knowledge of the Company exposed any Employee or Contractor to any Hazardous Substances so as to give rise to any Liability or corrective or remedial obligation under any Israeli Environmental Law. Except in compliance with Israeli Environmental Laws and in a manner that would not subject the Company to material Liability, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company owns, operates, occupies or leases. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company does not have, nor is it required to have, any Permit, for its Hazardous Substance Activities. To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company. The Company has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Israeli Environmental Law or the Hazardous Substance Activities of the Company or any other Person, except with respect to Contracts for indemnification of Company directors and officers. The Company has Made Available true, correct and complete copies of all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company or any of its representatives or advisors.

Section 4.19          Banking Relationships.

Section 4.19(i) of the Disclosure Schedule sets forth a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account or a safe deposit box or other arrangement and the account balances as of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided the Buyers with the account numbers. Except as set forth in Section 4.19(ii) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company.

Section 4.20          Restrictions on Business Activities.

There is no Contract, judgment, injunction, Order or decree binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the Acquisition, the material effect of prohibiting or impairing any current or presently proposed business practice of the Company based on the conduct of the business, any acquisition of property by the Company or the conduct of the business by the Company.

Section 4.21          Books and Records.

The Company has Made Available, true, correct and complete copies of (a) all documents that have been requested by or on behalf of the Buyers (other than any such document that does not exist or is not in the Company’s possession or subject to its control), (b) all documents identified on the Disclosure Schedule, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors of the Company, committees thereof and shareholders of the Company, (d) the Company’s share register reflecting all stock issuances and transfers, and (e) the Company’s capitalization table reflecting all Company Securities (not covered under (d) above). The minute books of the Company Made Available contain a true, correct and complete summary of all meetings of directors and shareholders or actions taken (including any actions taken by written consent or otherwise without a meeting) since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

Section 4.22          Certain Relationships and Related Transactions.

Except as set forth in Section 4.22 of the Disclosure Schedule, no current officer or director of the Company and, to the Knowledge of the Company, no current Employees or Company Shareholders, nor any immediate family member of such an officer, director, current Employee or Company Shareholder, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than (two percent) 2% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or is otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its respective assets or properties may be bound or affected, other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof and other than Contracts relating to the issuance of Company Shares, or the grant of Company Options, to such Persons, or any Contract for indemnification of Company directors and officers, (iii) has any material interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used by the Company in the business of the Company, (iv) to the Knowledge of the Company has any interest in any material asset used in or otherwise relating to the business of the Company, or (v) owes any Indebtedness to the Company (other than for ordinary travel advances).

Section 4.23          Brokers and Finders.

All negotiations relating to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its affiliates in such manner as to give rise to any claim against the Company, the Buyers, or their Subsidiaries (including the Company following the Closing) for any investment banker, brokerage or finder’s commission, compensation or fee.

Section 4.24          No Customers and Top Suppliers.

(a)           No Customers. The Company is not engaged in any manner, by Contract or otherwise, with any customers, whether direct or wholesale, distributors or licensees of Company Products.

(b)           Top Suppliers. Section 4.24(b) of the Disclosure Schedule contains a true, correct and complete list of the top 15 currently active suppliers of the Company, whether of products, services, Intellectual Property or otherwise, by dollar volume of sales and purchases, respectively, for the 12-month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). The Company has not received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel or otherwise materially and adversely modify its existing Contracts with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company consistent with past custom and practice. The Company is not engaged in any material dispute with any Top Supplier.

Section 4.25          Information Furnished to Company Shareholders.

The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Shareholders in connection with this Agreement and the Acquisition did not contain, and will not contain, as of the date of such delivery and at or prior to Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading (except with respect to information provided or to be provided by MBLY Vision for inclusion in such document).

Section 4.26          Information Rights.

Except as set forth in Section 4.26 of the Disclosure Schedule, there are no other Contracts to which the Company is a party to, that contain any information rights, financial statement requirements or other terms with respect to the Company Securities that would survive the Closing unless terminated or amended prior to the Closing.

Section 4.27          Disclosures.

None of the representations or warranties made by the Company in this Agreement (as modified or qualified by the Disclosure Schedule), and none of the statements made in any Closing Certificate contains, or will contain at the Closing, any statement that is inaccurate or misleading with respect to a material fact or to the Knowledge of the Company omits, or will omit at Closing, as applicable, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

Section 4.28          No Other Representations.

Except as otherwise expressly set forth in this Article 4 and the Disclosure Schedule, neither the Company, nor any Person acting on its behalf, makes, or has made any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of the Company. The representations and warranties of the Company contained in this ARTICLE 4 constitute the sole and exclusive representations and warranties of the Company provided under this Agreement.

It is agreed and acknowledged that other than the Buyers’ representations and warranties set forth in ARTICLE 6 none of the Buyers or any of their representatives make or have made any representation or warranty, express or implied, at applicable Law or in equity, with respect to the Buyers, their respective business, MBLY Global Common Stock, or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY SHAREHOLDERS

Each of the Company Shareholders hereby severally and not jointly represents and warrants to each of the Buyers with respect to itself only (and not anyone else), as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date) as follows:

Section 5.1             Organization and Good Standing.

With respect to each Company Shareholder that is not an individual, such Company Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

Section 5.2             Authority and Enforceability.

(a)           Such Company Shareholder has all necessary power and authority to execute and deliver this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and to perform his, her or its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. If any Company Securities to be sold by such Company Shareholder constitute Trust Securities, then (i) such Company Shareholder, in its capacity as Trustee or, as applicable, as the beneficial owner, has full power and authority under the Trust Governing Documents and applicable Law to execute, deliver and perform this Agreement and to transfer such Trust Securities to the Buyers free and clear of all Liens and trust claims (other than those arising under this Agreement), (ii) all actions, approvals and consents of any co-trustee, protector, beneficiary or court, if required under the Trust Governing Documents or applicable Law, have been duly obtained prior to Closing (or no such approvals or consents are required), and (iii) no further action by any Person under the Trust Governing Documents is required to authorize or consummate the transactions contemplated hereby with respect to such Trust Securities. If applicable, the execution, delivery and performance by such Company Shareholder of this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation by such Company Shareholder of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Company Shareholder.

(b)           Each of this Agreement, the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto has been (or will be) duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by the Buyers, the Company, the other Company Shareholders and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Laws of general application affecting the rights and remedies of creditors, and to rules of law governing specific performance, injunctive relief and other equity principles.

Section 5.3             Governmental Filings and Consents.

No Consent of any Governmental Authority is required on the part of such Company Shareholder in connection with the execution and delivery of this Agreement or the Related Agreements required to be executed and delivered by it pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

Section 5.4             No Conflicts.

The execution and delivery of this Agreement, each of the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto, the compliance with the provisions of this Agreement, each of the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate or other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if applicable, conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of such Company Shareholder, (b) violate any Law applicable to such Company Shareholder or any of his, her or its properties or assets, or (c) with respect to any Trust Securities, conflict with or result in a breach of, default under, or require any consent, approval, notice or court order under, any Trust Governing Documents. The Company Shareholder represents that either no such consent, approval, notice or order is required, or that all such required consents, approvals, notices and orders have been validly obtained, made or given prior to the Closing and remain in full force and effect.

Section 5.5             Title to Securities.

Such Company Shareholder owns of record and has good and valid title to the Company Securities set forth opposite his, her or its name on Exhibit A, to be purchased by the Buyers (in the respective portions stipulated hereunder) from such Company Shareholder in the Acquisition and has all requisite power and authority to own such securities, free and clear of any Liens (and, with respect to any Trust Securities, free and clear of any adverse claims, interests or rights of any beneficiary, co-trustee, protector or any other Person under the Trust Governing Documents that would impair the consummation of the transactions contemplated hereby or the Buyers’ ownership, voting or transfer rights in such securities after the Closing) and, in the case of any Company Shareholder that is a trust, any claims under such trust by any beneficiary thereunder or any other Person. Without limiting the foregoing, with respect to any Trust Securities: (i) the Trustee (or, where applicable, the beneficial owner, if joining as a party) has full right, title and power to transfer such Trust Securities to the Buyers (in the respective portions stipulated hereunder) at Closing; (ii) no beneficiary, co-trustee, protector or other Person has any right of first refusal, pre-emptive right, consent right, approval right, right to compensation or other right that has not been validly waived or satisfied in connection with such transfer; and (iii) no Trust continues in effect following the Closing with respect to the Trust Securities (other than any trust or custodial arrangement created by the Buyers after Closing), and the Buyers (in the respective portions stipulated hereunder) will acquire such Trust Securities free of any trust, fiduciary or similar restriction under the Trust Governing Documents. Such Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other shares of Company Securities, except as set forth in Exhibit A. Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement and the Company Organizational Documents). Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company, except as set forth on the Disclosure Schedule. Assuming each Buyer has the requisite power and authority to be the lawful owner of such Company Securities, at the time of and subject to the consummation of the Closing (including the payment by the Buyers (in the respective portions stipulated hereunder) of the amounts payable to such Company Shareholder pursuant to this Agreement), good and valid title to such Company Securities, as applicable, will pass to the Buyers (in the respective portions stipulated hereunder), free and clear of any Liens, and such Company Securities are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company Securities that will not be waived or extinguished by the Closing. For the avoidance of doubt, the references to “voting trust” in the foregoing sentence do not refer to, and expressly exclude, Trusts covered by the defined term “Trust” unless such Trust constitutes a “voting trust” within the meaning of applicable Law and the Trust Governing Documents.

Section 5.6            Brokers; Fees and Expenses.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Shareholder.

Section 5.7            Litigation.

There is no legal proceeding pending or, to the knowledge of such Company Shareholder, threatened against such Company Shareholder that relates in any way to the Company, this Agreement, or any of the transactions contemplated hereby or thereby. There is no investigation or other proceeding pending or, to the knowledge of such Company Shareholder, threatened, against such Company Shareholder or any of its properties (tangible or intangible) (or, in the case of a Company Shareholder that is an entity only, any of such Company Shareholder’s officers or directors (in their capacities as such)) by or before any Governmental Authority, in each case that relates in any way to this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.8            Solvency.

Such Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Acquisition and the other transactions contemplated hereby shall not constitute a fraudulent transfer by such Company Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Company Shareholder.

Section 5.9            Tax Withholding Information.

All information provided, or to be provided, to Buyers or any other Payor or anyone on their behalf and to any Taxing Authority by or on behalf of the Company Securityholder for purposes of enabling Buyers or any other Payor, or the ITA or such other Taxing Authority to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Company Securityholder pursuant to this Agreement and for the ITA to issue a Qualified Withholding Certificate is and will be fully true, correct and complete when provided and provides full disclosure of all the relevant facts relating to such Company Securityholder.

Section 5.10          Experience; Reliance.

Such Company Shareholder has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information, including with respect to the Specified Individuals, the opportunity to review the MBLY Global SEC Filings, as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Securities owned by such Company Shareholder (or agree to cancel them in consideration for such payment as described hereunder, as applicable). Such Company Shareholder has such experience in business and financial matters to enable such Company Shareholder to understand and evaluate this Agreement and form an informed decision with respect to the Company Securities owned by such Company Shareholder. Such Company Shareholder understands and acknowledges that the Buyers are entering into this Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Company Shareholder’s indemnification obligations hereunder. The Specified Individuals or their respective representatives were provided an opportunity prior to the date hereof to ask questions of, and receive answers from, MBLY Global concerning the MBLY Global Common Stock and to obtain any information that such shareholder or its representative considered necessary in making an informed investment decision or to verify the accuracy of the representations set forth herein. Such Company Shareholder acknowledges that it has not relied on any statements or other information other than the representations and warranties contained herein.

Section 5.11          Accredited Investor; Non-U.S. Person.

With respect to each Specified Individual, such Specified Individual is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that such Specified Individual is a non U.S. Person, such Specified Individual (x) is not receiving his/her/its portion of the Aggregate Stock Consideration for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of his/her/its portion of the Aggregate Stock Consideration, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

Section 5.12          Restricted Securities.

With respect to each Specified Individual, such Specified Individual acknowledges and agrees that the shares of MBLY Global Common Stock included in the Aggregate Stock Consideration will not initially be registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of the shares of MBLY Global Common Stock included in the Aggregate Stock Consideration is being made in reliance on one or more exemptions for private offerings under Section 4(2) of the Securities Act and other applicable securities Laws. Such Specified Individual further acknowledges and agrees that the shares of MBLY Global Common Stock included in the Aggregate Stock Consideration constitute “restricted securities” as such term is defined in Rule 144 under the Securities Act. Such Specified Individual acknowledges and agrees that the separate Lock-Up Agreements with MBLY Global entered into by the Company Shareholders set forth additional transfer restrictions with respect to the shares of MBLY Global Common Stock included in the Aggregate Stock Consideration received by such Specified Individual.

Section 5.13          Allocation of Consideration.

Each Company Shareholder expressly agrees to the allocation of the Total Consideration as determined pursuant to this Agreement (including the definitions, formulas and adjustments in this Agreement). Each Company Shareholder expressly agrees to its portion of the allocation of the Total Consideration provided for herein (including as indicated in the Payment Spreadsheet) and the payment procedures set forth herein (including any Tax withholding or any holdback (including any expense holdback) contemplated hereby).

Section 5.14          No Other Representations.

Except as otherwise expressly set forth in this ARTICLE 5 neither the Company Shareholder, nor any Person acting on its behalf, makes or has made any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. The representations and warranties of the Company contained in this ARTICLE 5 constitute the sole and exclusive representations and warranties of the Company Shareholder provided under this Agreement.

It is agreed and acknowledged that other than the Buyers’ representations and warranties set forth in ARTICLE 6 none of the Buyers or any of their representatives make or have made any representation or warranty, express or implied, at applicable Law or in equity, with respect to the Buyers, their respective business, MBLY Global Common Stock, or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF THE BUYERS

Each of the Buyers hereby severally and not jointly represents and warrants to the Company and the Indemnifying Parties, with respect to itself only (and not anyone else), as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

Section 6.1             Organization and Good Standing.

Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer is not in violation of any of the provisions of its certificate of incorporation, articles of association, bylaws or other equivalent organization documents, except as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

Section 6.2             Authority and Enforceability.

(a)           Buyer has all necessary corporate power and authority to execute and deliver this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by it pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, including, without limitation, the issuance of the Aggregate Stock Consideration by MBLY Global in connection therewith, have been duly and validly authorized by all necessary corporate action on the part of MBLY Global. The Board of Directors (or the appropriate committee thereof) of Buyer (i) has determined that this Agreement, the Acquisition and the other transactions contemplated hereby are desirable and in the best interests of Buyer and its shareholders, respectively, and (ii) has approved this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto, the Acquisition and the other transactions contemplated hereby. In the case of MBLY Global, the MBLY Global Approvals were obtained. None of such actions have been amended, rescinded or modified. Except as set forth above, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, each of the Related Agreements required to be executed and delivered by Buyers pursuant hereto or any certificate or other instrument required to be executed and delivered by Buyers pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby.

(b)           Each of this Agreement, the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been (or will be prior to Closing) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, the Company Shareholders and the Representative, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

Section 6.3             Governmental Filings and Consents.

No Consent of any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Related Agreements required to be executed and delivered by Buyer pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

Section 6.4             No Conflicts.

The execution and delivery of this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate or other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) conflict with or violate the certificate of incorporation, articles of association, bylaws or other equivalent organization documents of Buyer or (b) violate any Law applicable to Buyer or any of their respective properties or assets.

Section 6.5             Funds.

Buyer has and on the Closing Date, Buyer will have sufficient funds to pay the aggregate Total Consideration payable in respect of the Company Securities in the Acquisition pursuant to this Agreement, including the Deferred Consideration by MBLY Global.

Section 6.6             MBLY Global Common Stock.

The shares of MBLY Global Common Stock to be issued to the Specified Individuals hereunder as part of the Total Consideration, when issued by MBLY Global in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with United States federal and state and other applicable securities laws.

Section 6.7             Financial Reports and Regulatory Filings.

MBLY Global has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2023 under the Exchange Act. MBLY Global SEC Filings as of the date filed with the SEC or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited or unaudited financial statements included in the MBLY Global SEC Filings, including any notes thereto or schedules, (x) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (y) fairly present in all material respects the financial position, results of operations and cash flows of MBLY Global as at the respective dates thereof and for the respective periods indicated therein.

Section 6.8             No Other Representations.

Buyer hereby acknowledges and agrees that other than the Company’s representations and warranties set forth in Article 4 and the Company Shareholders’ representations and warranties set forth in Article 5 none of the Company, Company Shareholders or any of their representatives make or have made any representation or warranty, express or implied, at applicable Law or in equity, with respect to the business of the Company, with respect to the Company Shares or otherwise in connection with the transactions contemplated by this Agreement.

Except as otherwise expressly set forth in this ARTICLE 6 the Buyers make no representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. The representations and warranties of the Buyers contained in this ARTICLE 6 constitute the sole and exclusive representations and warranties of the Buyers provided under this Agreement.

ARTICLE 7
CONDUCT PRIOR TO THE CLOSING DATE

Section 7.1             Conduct of Business of the Company.

During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Disclosure Schedule, or as the Buyers shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and unless where the taking of such action would not be in accordance with applicable Law, the Company shall operate the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the undisputed debts and Taxes of the Company when due, pay or perform the other obligations of the Company when due (subject to the right of MBLY Vision and MBLY Global to review and approve (which approval shall not be unreasonably delayed, conditioned or withheld) any Tax Returns in accordance with this Agreement), and to the extent not inconsistent with such ordinary course of business, use commercially reasonable efforts: (i) to preserve intact the present business organizations of the Company, (ii) keep available the services of its present officers, Employees and Contractors of the Company, (iii) preserve the assets (including tangible assets) and properties of the Company (normal wear and tear excepted), and (iv) preserve the relationships of the Company with customers, suppliers, landlords, Employees (other than terminations of Employees for cause following reasonable consultation with the Buyers), Contractors, Consultants, distributors, resellers, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing.

Section 7.2             Forbearance by Company.

During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as expressly set forth in Section 7.2 of the Disclosure Schedule, or as the Buyers shall otherwise consent in writing (which requests for such consents shall be sent in writing via email to the Buyers, and shall not be unreasonably withheld or delayed), the Company shall not:

(a)           declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares;

(b)           repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any Share Restriction Agreement;

(c)           issue, grant, deliver or sell any Company Shares or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Shares, other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options that are outstanding on the date hereof; provided, however, that prior to (and as a condition to) the Company issuing any Company Shares pursuant to the exception for the exercise of Company Options under this clause (c), the Company shall obtain and deliver to the Buyers an executed counterpart to this Agreement from any Person who is not a Company Shareholder providing that such Person shall be a Company Shareholder pursuant to this Agreement;

(d)           cause or permit any amendments, modifications or other changes to the Company Organizational Documents or other equivalent organizational documents;

(e)           form, or agree to form, a Subsidiary of the Company;

(f)           acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire, lease or license or agree to acquire, lease or license any assets with a value in excess of $50,000;

(g)          sell, lease, license or otherwise dispose of (or grant any other right with respect to) any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, except in relation to immaterial assets in the ordinary course of business consistent with past practices;

(h)           convey, assign, sublease, license, exchange, mortgage, grant, subject to any Lien or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(i)           adopt or effect, or permit the Company to become a party to, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, amalgamation or other reorganization;

(j)           pay any Indebtedness (other than (i) as expressly required by and in compliance with the required payment terms thereof and (ii) the payment of trade debt in the ordinary course of business consistent with past practice), or incur any Indebtedness, guarantee any Indebtedness, debt securities or other obligations of any third Person, or issue or sell any debt securities;

(k)           make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Lien, except for pledges of immaterial assets in the ordinary course of business consistent with past practices;

(l)           make any loans to any third Person (other than routine loans or advances to Employees for reasonable travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of a third party or amend the terms of any outstanding loan agreement;

(m)          pay, discharge, release, waive, satisfy or make any expenditure or enter into any commitment or transaction obligating the Company to make payments in an amount exceeding $50,000 (other than the payment to vendors, or payment of rent, payroll and interest obligations on Indebtedness of the Company in the ordinary course of business and consistent with past practice, payments made in compliance with the Company Budget that do not result in any Unpermitted Leakage);

(n)           other than Non-Scheduled Out-Licenses in the ordinary course of business consistent with past practice and on terms and conditions substantially similar to the Company’s standard terms and conditions, (i) sell, license exclusively or on a preferential basis or assign to any Person or enter into any Contract to sell, license exclusively or on a preferential basis or assign to any Person any rights to any Company IP; (ii) buy, license or otherwise acquire rights in, to or under any Intellectual Property Right of any third party (other than Non-Scheduled In-Licenses); (iii) license or otherwise grant any rights in, to or under any Company Products or Company IP to third parties other than in Non-Scheduled Out-Licenses; (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement; (v) amend or modify any agreement for the license, sale, or other distribution of Company Products or Company IP (other than amendments, or modifications to non-exclusive agreements to provide the Company Products to customers, which amendments, or modifications are entered into in the ordinary course of business consistent with past practice and that do not change pricing under such agreements), it being clarified that any extension in the ordinary course of business shall not be subject to this Section 7.2(n); (vi) enter into any Contract with respect to the development of any Intellectual Property on behalf of the Company with a third party (other than agreements with Employees and Contractors in the form of the Proprietary Information Agreement); (vii) change pricing or royalties charged by the Company to, or the compensation or other amounts payable to, the Company’s distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company; or (viii) amend the license applicable to any Company IP such that the Company IP becomes subject to an Open Source license;

(o)           terminate, enter into or materially amend, or modify the terms of, or waive any material term of any Material Contract or any Contract that would have been a Material Contract had such Contract been entered into prior to the date hereof;

(p)           commence or settle any Action or threat of any Action by or against the Company or relating to any of its businesses, properties or assets, other than to enforce its rights under this Agreement;

(q)           revalue any of its assets (whether tangible or intangible), including writing off as uncollectible, establishing or reversing any reserves (unless required by GAAP) with respect to, settling, compromising, or discounting any account receivable or other Indebtedness in excess of $50,000;

(r)           prepare or file any Tax Return inconsistent with past practice, take any position, make, change or revoke any election, or adopt any method on any Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any Tax Return unless a copy of such Tax Return has been submitted to the Buyers for review at least fourteen (14) days prior to filing and the Buyers consented to such filing, which such consent shall not be unreasonably withheld: enter into any agreement in respect of Taxes, settle or compromise any Tax claim, audit report or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make or request any Tax ruling or similar guidance with respect to Taxes (other than tax rulings which are associated with the consummation of transactions contemplated herein that the Buyers have consented to in writing, prior to the submission of such request for a ruling in accordance with the provisions of this Agreement), enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss for Tax purposes, or amend any Tax Return. In addition, the Company shall not submit, execute, or deliver any document, application, correspondence, or other filing to any Taxing Authority, nor shall it initiate, conduct, or participate in any procedure, audit, appeal, discussion, or other proceeding relating to Taxes, without the Buyers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed in accordance with the provisions of this Agreement;

(s)           adopt or change its accounting methods, policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices, except in each case as required by changes in GAAP;

(t)           amend any privacy policy of the Company, or publish any new privacy policy of the Company, except as may be required under applicable Law;

(u)           accelerate or delay the collection of accounts receivable, the payment of accounts payable or otherwise alter the management of working capital;

(v)           cancel, amend or fail to renew (on substantially similar terms) any insurance policy of the Company (other than amendments in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices);

(w)          engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Real Property Lease;

(x)           (i) hire or offer to hire any Employees other than to fill vacancies that are applicable as of the date hereof or otherwise arising due to terminations of employment of Employees or to support the Company’s growth and in compliance with the Company Budget with base annual compensation of less than $200,000, (y) terminate the employment of any Employees or Contractors with an annual base compensation of $200,000 or more other than for cause or (z) encourage any Employees or Contractors to resign from the Company, in each case other than as contemplated by this Agreement, (ii) grant any severance, retention or termination pay (in cash or otherwise) to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any Employee or Contractor, including any officer, (iii) establish, adopt, enter into, amend or terminate any Company Employee Plan, (iv) pay or agree to pay any special bonus or special remuneration to any director or Employee, (v) increase or agree to increase the compensation or benefits of any Employee or Contractor other than annual increases in base compensation of not more than $40,000 to Employees with an annual base compensation of less than $200,000, in the ordinary course of business and consistent with past practices, (vi) grant or discretionarily accelerate the vesting or exercisability of any outstanding Company Options as a result of the transactions contemplated by this Agreement or of the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition or (vii) transfer the employment of any Contractor from the Company to Company Securityholder or any of its Affiliates (other than the Company) or from Company Securityholder or any of its Affiliates (other than the Company) to the Company;

(y)          establish, adopt, enter into or amend any collective bargaining agreement;

(z)           apply for, negotiate or obtain a Grant from the IIA or any other Government Grant;

(aa)         engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(bb)        take any action that results in any Unpermitted Leakage; or

(cc)         take, commit or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 7.2(a)–(bb), inclusive, or any other action that would (i) cause or result in any of the representations and warranties of the Company set forth herein to be untrue or incorrect, (ii) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Acquisition or any other transaction contemplated hereby, or (iii) delay the consummation of the Acquisition or any other transaction contemplated in this Agreement or the Related Agreements.

Section 7.3            Transfer of Company Securities.

Other than the sale to the Buyers as contemplated hereunder, no Company Shareholder shall, directly or indirectly, transfer (except as may be specifically required by court order or by operation of Law), grant an option with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any Company Security, or make any offer or enter into any agreement providing for any of the foregoing.

Section 7.4            Replacement of 102 Trustee.

As promptly as practicable following the date of this Agreement and, in any event, prior to the Closing, the Company shall (a) nominate and appoint IBI as the trustee for purposes of Section 102 of the Israel Tax Ordinance in lieu of the incumbent 102 Trustee, ESOP Management and Trust Services Ltd. (the “Incumbent Trustee”) with respect to all Company 102 Securities, (b) enter into and cause IBI to enter into all trust and related agreements necessary to effect such appointment, (c) obtain all confirmations of receipts from the ITA of the notice of replacement of the trustee (the “ITA Approval(s)”), (d) transfer (or cause to be transferred) to IBI Trust Management, and cause the Incumbent Trustee to transfer, custody of, and all books and records relating to, the Company 102 Securities, and (e) deliver to Buyers copies of (i) the ITA Approval(s), (ii) IBI’s countersigned acceptance and trustee appointment letter(s), and (iii) the Incumbent Trustee’s notice to the ITA of its consent to such replacement. Notwithstanding the foregoing, the Company shall not take any action that would reasonably be expected to adversely affect the status of any Company 102 Securities under Section 102 of the Israel Tax Ordinance or trigger a taxable event as a result of the 102 Trustee replacement. The Company shall bear all costs and expenses related to the trustee replacement.

Section 7.5             Bring-Along.

(a)           By executing this Agreement, the Company Shareholders listed on Exhibit A (“Initial Sellers”), who, on the date of this Agreement constitute the Required Majority (as defined in the Articles of Association), have accepted an offer by the Buyers to purchase Company Shares from Company Shareholders in accordance with the terms set forth in this Agreement. This Agreement constitutes, for purposes of Article 23.4 of the Articles of Association (the “Bring-Along Provisions”) and Section 341(a) of the Companies Law, (i) an offer by the Buyers for the purchase of all of the issued and outstanding Company Securities which is conditioned upon the sale of all of the issued and outstanding Company Securities, and (ii) an acceptance by all Initial Sellers (including pursuant to Section 7.5(b) below, which for purposes hereof, following their execution of Joinder Agreements, shall be deemed as Initial Sellers) of such Buyers’ offer.

(b)           Promptly after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms: (i) the Company shall use its reasonable commercial efforts and take all actions required, including under the Articles of Association and under the Companies Law, to obtain Joinder Agreements from all Company Shareholders who are not Initial Sellers (“Non-Initial Sellers”), and (ii) the Buyers shall use their reasonable commercial efforts and take all actions required under the Companies Law in order to satisfy any requirements under Section 341 to the Companies Law that are applicable to buyers. If duly-executed Joinder Agreements from all Non-Initial Sellers shall not have been delivered to the Buyers within five (5) Business Days following the date of this Agreement, the Company shall, in accordance with the Bring-Along Provisions, deliver a written notice in a form to be agreed between the Parties, which shall be attached as Exhibit M to this Agreement (the “Bring-Along Notice”) to each Non-Initial Seller, enclosing therewith an execution copy of this Agreement and the Bring-Along Provisions, stating the Buyers’ requirement to purchase such Non-Initial Sellers’ Company Shares under the terms and conditions of this Agreement and providing for a five (5) Business Days’ period from the date of the mailing of such Bring-Along Notice (the “Bring-Along Period”) for each such Non-Initial Seller to deliver to the Company an executed Joinder Agreement, a share certificate (or affidavit of lost certificate) and a duly executed and valid share transfer deed evidencing the transfer of all Company Shares held by such Non-Initial Seller to the Buyers, all in the form and substance as attached hereto and to the Bring-Along Notice (the “Bring-Along Documents”). The Buyers and the Company shall fully coordinate with respect to any correspondence to which each may be a party and/or which concerns the Bring-Along Notice or any of the Bring Along Documents and shall deliver copies of any such correspondence to one another. If upon satisfactory completion of the aforesaid procedures, including without limitation, the lapse of the 30-day period required under Companies Law to pass from the delivery date of the Bring-Along Notices, any Non-Initial Seller shall not have delivered the fully executed Bring-Along Documents to the Company within the Bring-Along Period (such Non-Initial Seller, a “Dragged Shareholder”) and provided that no Action against the Acquisition was issued by a Governmental Authority that was not subsequently removed and no 341 Legal Proceeding shall be pending before the applicable Governmental Authority in a manner that prevents the consummation of the Acquisition, then at Closing the Company shall register the Buyers as the owners (in their respective portions), as of the Closing, of all the Company Shares representing in the aggregate one hundred percent (100%) of the issued and outstanding share capital of the Company on a fully diluted basis, and each such Dragged Shareholder shall be deemed a Contributing Securityholder hereunder.

(c)           Each of the Initial Sellers (and, prior to the Closing, the Company) hereby agree to protect, defend, indemnify, and hold harmless the Buyers and its Affiliates and their respective representatives for any liability or obligation arising in connection with a 341 Legal Proceeding (as defined in this subsection below), (such amounts, the “341 Indemnification Expenses”). Following the Closing, any unpaid 341 Indemnification Expenses shall be deemed Company Transaction Expenses. “341 Legal Proceeding” means a legal proceeding with respect to the sale of Company Shares pursuant to the Bring-Along Provisions that is filed by a Non-Initial Seller, including any proceedings pursuant to Section 341(b) of the Companies Law.

ARTICLE 8
ADDITIONAL AGREEMENTS

Section 8.1             No Shop.

(a)           For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by the Buyers), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company and Shareholders Representatives (as defined below)), contemplating, relating to or otherwise involving in any way (i) any acquisition of all or a material portion of the business, properties assets (whether tangible or intangible) or technologies of the Company, or any division thereof, or any amount of Company Shares (whether or not outstanding), in any case whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (ii) any merger, consolidation or other similar transaction with or involving the Company; (iii) any sale by the Company of any stock or assets of the Company (other than the issuance of Company Shares in connection with the exercise or conversion of convertible securities outstanding as of the date hereof or the sale of assets in the ordinary course of business consistent with past practice); (iv) any joint venture or other strategic investment in or involving the Company including any new financing, investment round or recapitalization of the Company; or (v) any other transaction that could reasonably be expected to preclude or have a material adverse effect upon the Acquisition.

(b)           The Company and each of the Company Shareholders shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(c)           Neither the Company nor any Company Shareholder will, or will it authorize or permit any of its respective directors, officers, employees, Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company and Shareholders Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, encourage, or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions), or negotiations regarding any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate or support any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) enter into any letter of intent, binding or nonbinding term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holders of Company Shares, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records except to its customers and suppliers in the ordinary course of business consistent with past practice in connection with ongoing commercial transactions.

(d)           The Company and the Company Shareholders shall promptly (and in any event within one (1) Business Day) notify the Buyers after receipt by the Company and/or any Company and Shareholders Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for information by any Person (other than the Buyers) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies reasonably expected to lead to any Acquisition Proposal. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request, and (B) the identity of the Person making any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request. The Company shall keep the Buyers fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any correspondence or communications related thereto and shall provide to the Buyers a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide the Buyers with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(e)           The Company and the Company Shareholders shall be deemed to have breached the terms of this Section 8.1 if any Company and Shareholders Representatives shall take any action, that is prohibited by this Section 8.1. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 8.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each of the Buyers shall be entitled to an injunction or injunctions (without (i) proof of damages, (ii) proof of the inadequacy of money damages as a remedy and (iii) the necessity of posting any bond or other security) to prevent breaches or threatened breaches of the provisions of this Section 8.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Buyers may be entitled at Law or in equity, and the parties hereby agree to waive any requirements for posting a bond in connection with any such action. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 8.1 by any Company and Shareholders Representative shall be deemed to be a breach of this Agreement by the Company and the Company Shareholders.

Section 8.2             Reasonable Best Efforts to Complete.

Subject to the terms and conditions of this Agreement, each of the parties hereto (other than the Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior written consent of the Buyers) to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, or affiliates; (b) the imposition of any limitation on the ability of the Buyers, their Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of the Buyers, the businesses of the Company; or (c) the imposition of any impediment on the Buyers, their respective Subsidiaries or Affiliates or the Company under any statute, rule, regulation, executive order, decree, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).

Section 8.3            Termination of Arrangement and Agreements.

(a)           Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 8.3(a) (the “Related Party Contracts Exceptions”), the Company shall terminate all Contracts between the Company, on the one hand, and one or more Related Parties, on the other hand, on or prior to the Closing Date, in each case without any remaining Liability of any kind to the Company or the Buyers as a result of or in connection with such termination of such Contract.

(b)           The Buyers shall have no Liability to the Company, any Company Shareholder or any other Person for any Losses resulting from the Company seeking to obtain such terminations.

(c)           Any Liabilities on the part of the Company that arise in connection with the performance by the Company of this Section 8.3 shall be included in the Liabilities taken into account (without duplication) in the calculation of the Unpermitted Leakage, except to the extent: (i) released or fully satisfied by Closing without any further Liability to the Company or (ii) included in the Transaction Expenses.

Section 8.4             Consents.

The Company shall use all reasonable best efforts, subject to the last sentence of Section 8.2, to obtain the consents, waivers and approvals to the Contracts listed in Schedule 8.4 hereto (the “Consents”). The Consents shall be in a form reasonably acceptable to MBLY Vision.

Section 8.5            Notices.

The Company shall send each of the notices set forth in Schedule 8.5 hereto (the “Notices”) promptly following the date hereof. Any Liabilities on the part of the Company that arise in connection with the performance by the Company of this Section 8.5 (i) shall be included (without duplication) in the Liabilities taken into account in the calculation of the Unpermitted Leakage, except to the extent released or fully satisfied by Closing without any further Liability to the Company and (ii) no Buyer shall have any Liability to the Company, any Company Shareholder or any other Person for any Losses arising out of or resulting from the Company sending such Notices.

Section 8.6            Regulatory Approvals.

(a)           General. In furtherance and not in limitation of the terms of Section 8.2, each of the Company and the Buyers shall, promptly following the date hereof and prior to Closing, execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required in connection with the consummation of the transactions contemplated hereby (including the Israeli 102 Tax Ruling, Interim Option Tax Ruling and the Israeli 104H Tax Ruling). Each of the Company and the Buyers shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company and the Buyers shall promptly inform the others of any material communication between the Company, the Buyers (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or any of the Buyers or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or the Buyers (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or the Buyers (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission and shall consider in good faith the other’s comments thereto.

(b)           Israeli Filings. In furtherance and not in limitation of the terms of Section 8.2, the Buyers and the Company and each of the Indemnifying Parties shall use its respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to this Agreement, the Acquisition and the transactions contemplated hereby. The Buyers and the Company shall use all reasonable best efforts, as promptly as practicable after the date of this Agreement, to obtain any consents and approvals that may be required pursuant to Israeli Laws in connection with this Agreement, the Acquisition and the transactions contemplated hereby. The Buyers and the Company each shall use reasonable best efforts to: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Authority with respect to the Acquisition; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Israeli Companies Registrar or any other Israeli Governmental Authority regarding the Acquisition. The Buyers and the Company shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Acquisition. In addition, except as may be prohibited by any Israeli Governmental Authority or by any Israeli Law, in connection with any such legal proceeding, the Buyers and the Company shall permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Authority in connection with any such legal proceeding.

(c)           Tax Ruling. As soon as practicable following the execution of this Agreement, the Company shall file, or shall have filed, with the ITA in full coordination with the Buyers and the Buyers’ Israeli counsel (and the Buyers shall have had an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA, which approval should not be unreasonably withheld, conditioned or delayed), an application for a ruling that provides, in effect, inter alia, (A) that the treatment of Company 102 Options subject to the provisions of Section 102(b)(2) of the Israel Tax Ordinance that are Vested Company Options as contemplated by Section 2.2 and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 2.2, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of (i) Company 102 Options or (ii) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (B) that the treatment of Company 102 Options subject to the provisions of Section 102(b)(2) of the Israel Tax Ordinance that are Unvested Company Options as contemplated by Section 2.2 will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance and that the issuance of the Substitute RSUs shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (C) each of the Buyers and anyone acting on behalf of either of them, including the Paying Agent, the Escrow Agent, the Deferred Consideration Trustee (if relevant), the 104H Trustee and the Representative, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to Company 102 Shares or Company Options; and (D) that the Escrow Fund and the Representative Expense Fund distributions in respect of Company 102 Shares and Company Options shall not be subject to Israeli Tax until actually received by the applicable Company Securityholder (the “Israeli 102 Tax Ruling”). As a condition to receive any consideration under this Agreement, each Israeli holder of Company Options (whether Vested Company Options or Unvested Company Options) shall execute and deliver to the Company their agreement to the Israeli 102 Tax Ruling. If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among other things, that the Total Consideration paid by the Buyers to the Paying Agent, the Escrow Agent, the Deferred Consideration Trustee (if relevant), the 104H Trustee and the 102 Trustee shall not be subject to Israeli Tax withholding until actually received by the holder of Company 102 Securities or other holders of Company Options (the “Interim Options Tax Ruling”). The parties hereto (other than the Representative) will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options Tax Ruling and the Israeli 102 Tax Ruling as promptly as practicable; For the avoidance of doubt, the language in and provisions of the applicable, the Israeli 102 Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of the Buyers or Buyers’ counsel and such approval shall not be unreasonably withheld, conditioned or delayed. Should Buyers’ counsel not attend any meeting or discussion with the ITA, the counsel of the Company shall provide the Israeli counsel of the Buyers with an update of such meeting or discussion within five (5) Business Days of such meeting or discussion.

(d)           Limitation. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (i) none of the Buyers or the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (ii) no Buyer shall be required to (and the Company shall not): (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of any of the Buyers or of the Company (or its affiliates following the Closing), or the imposition of any limitation on the ability of any of them to conduct their businesses, as currently conducted or as currently proposed to be conducted, or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 8.6 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement (except that in such event the Company may take any such steps required in order to defend itself and remove any potential restrictions concerning operation of its business).

Section 8.7             Notification of Certain Matters.

(a)           The Company shall give prompt notice to the Buyers of (i) the occurrence or non-occurrence of any event that it becomes aware of that has caused or would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)           The Buyers shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event that it becomes aware of that has caused or would reasonably be expected to cause any representation or warranty of a Buyer (in respect of itself) set forth in this Agreement to be untrue or inaccurate at the Closing, and (ii) any failure of a Buyer (in respect of itself) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)           The delivery of any notice pursuant to this Section 8.7 shall not (i) limit or otherwise affect any remedies otherwise available to the Buyers or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 8.7 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

Section 8.8             Access to Information.

During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall afford the Buyers and their accountants, counsel and other representatives, reasonable access upon reasonable notice and during the Company’s normal business hours to (a) all of the Company’s assets, properties, books, Contracts, commitments and records, (b) all other information concerning the business, properties and employees (subject to restrictions imposed by applicable Law) of the Company as the Buyers may reasonably request, excluding the Company’s Source Code included within the Company IP, and excluding all customer information, and (c) all employees of the Company as identified by the Buyers. The Company shall provide to the Buyers and their accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) of the Company upon reasonable request, provided that: (i) the Company shall not be required to prepare such reports only for the purposes of the Buyers, and (ii) the Buyers shall keep, and shall instruct their respective representatives to keep, all information relating to the Company received under this Section 8.8 or otherwise in connection with the Acquisition confidential, in accordance with the terms of Section 8.9 below.

Section 8.9             Confidentiality.

(a)           Each of the parties hereto acknowledges and agrees that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, as well as any and all information disclosed to or obtained by a party hereto or any of its Affiliates from another party hereto in the framework of its due diligence investigations and discussions of the transactions contemplated hereunder, or pursuant to any of the provisions herein shall constitute “Confidential Information” under and within the meaning of the Non-Disclosure Agreement, dated as of August 14, 2025, by and between the Company and MBLY Vision, as amended from time to time (the “Non-Disclosure Agreement”).

(b)           Unless otherwise required by applicable Law and/or by a Governmental Authority or the applicable requirements of securities or stock exchange rules or regulations, the Company Securityholders, the Company and Shareholders Representatives and the Company (and their respective legal, financial, accounting and other representatives) shall hold in strict confidence all non-public information regarding the Buyers, provided by the Buyers to the Company, to such Company Securityholder or to the Company and Shareholders Representative, with respect to this Agreement, the Related Agreements, and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement, except that the Company Shareholders may disclose information to (i) their respective partners, members, shareholders directors, officers, employees, representatives, advisors and other affiliates who have a need to know such information for purposes of the Company Shareholder to evaluate, negotiate, perform and satisfy its obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 8.9 (and enter into a written agreement providing for same for the benefit of Buyers), or (B) are bound by obligations of confidentiality to the Company Shareholder of at least as high a standard as those imposed on the Company Shareholder under this Section 8.9(b); provided further that if such Company Shareholder is a venture capital fund, such Company Shareholder may also disclose to its current limited partners or members such venture capital fund’s share of the Total Consideration payable hereunder to the extent required pursuant to the terms of its limited partnership or operating agreement (or comparable governing fund document) as in effect as of the date of this Agreement, and (ii) their partners, members, shareholders and other affiliates, if and to the extent that such information is required to be disclosed to such partners, members, shareholders and other affiliates, pursuant to the terms of the relevant Company Shareholder’s partnership agreement as in effect on the date hereof and, in any case, any disclosures that are not permitted by this Section 8.9(b) made by such partners, members, shareholders, advisors and other affiliates shall be deemed to be a breach of this Section 8.9(b) by such Company Shareholder. The Representative shall hold in strict confidence all non-public information regarding the Buyers, the Company, this Agreement and the transactions contemplated hereby and shall not disclose such information to any Person. Notwithstanding anything in this Agreement (including Section 8.10) to the contrary the Representative shall be permitted to disclose information (1) as required by applicable Law, (2) to employees, directors, officers, shareholders, affiliates, attorneys, advisors, representatives or consultants of the Representative, (3) to the Indemnifying Parties, in each of cases (2) and (3) who have a need to know such information in order for the Representative to evaluate, negotiate, perform and satisfy its obligations under this Agreement, Paying Agent Agreement, the Escrow Agreement and the Deferred Consideration Agreement or (4) to Company Securityholders who are subject to the confidentiality obligations under this Section 8.9(b), provided that such Persons referred to in clauses (2), (3) and (4) (except for the Indemnifying Parties who are otherwise bound hereby) either (x) agree to observe the terms of this Section 8.9(b) (and enter into a written agreement providing for same for the benefit of the Buyers), or (y) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 8.9(b). Any disclosures by the Representative’s employees, advisors or consultants that are not permitted by the foregoing clause (2) made by such employees, advisors or consultants shall be deemed to be a breach of this Section 8.9(b) by the Representative.

Section 8.10          Public Announcements.

Other than in connection with a press release in the form and substance mutually agreed upon (if mutually agreed upon) in writing by the Buyers, the Company and the Representative regarding the Acquisition, neither the Company, the Representative, nor any of the Company Securityholders, on the one hand, nor the Buyers, on the other hand, will (nor will any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Company Securityholders and third parties to obtain the consents and approvals required under this Agreement and applicable Law including their limited partners, or as otherwise required under applicable Law or Contract) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of the Buyers or the Company, respectively. Notwithstanding anything to the contrary herein, the Company, each Company Shareholder, and the Buyers shall each be permitted to (i) communicate with its respective Affiliates, shareholders, directors, officers, employees, agents, representatives, consultants, accountants, attorneys, and financial or other advisors regarding the existence of this Agreement and all of its terms (including the names of the parties hereto), provided in each case that such Persons have a need to know such information in connection with evaluating or negotiating the Acquisition and shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than the terms of confidentiality to which the Company Shareholders are bound pursuant to this Agreement or are otherwise bound by professional, statutory, or mandatory fiduciary duties of confidentiality, (ii) make disclosures as are required by applicable Law or the applicable requirements of securities or stock exchange rules or regulations; and (iii) resubmit press releases previously made by the Company and/or the Buyers. Nothing in this Agreement or in the Non-Disclosure Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of the Buyers, the Company or the Representative to use or disclose any information, including Confidential Information, in a dispute with any of the other parties hereto in connection with this Agreement, including in connection with any claim in accordance with Section 11.9 below, to the extent required.

Section 8.11           Payment Spreadsheet.

(a)           At least three (3) Business Days prior to the scheduled Closing Date, the Company shall deliver a payment spreadsheet consistent with the Company Closing Certificate (the “Payment Spreadsheet”) in a form reasonably acceptable to the Buyers and the Paying Agent, certified as true, correct and complete by the Chief Executive Officer and the Chief Financial Officer of the Company in each of their respective capacities as such and on behalf of the Company, setting forth the following information:

(i)           the calculation of Total Consideration, including a separate line item for each adjustment thereto, if any (or otherwise specify ‘None’), in accordance with the definition of “Total Consideration” hereunder, including the Unpermitted Leakage amounts, if any, with a breakdown of such items, the Excess Cash Amount, the Cash Shortfall, if any (or otherwise specify ‘None’), the Closing Indebtedness, if any (or otherwise specify ‘None’), the unpaid Transaction Expenses, if any (or otherwise specify ‘None’), and the resulting calculation of the Total Consideration (the “Estimated Total Consideration”);

(ii)          a detailed calculation of the Per Share Consideration and the Per Option Price;

(iii)         a detailed calculation of the Substitute RSUs and the Substitute RSUs Amount;

(iv)        with respect to each Company Shareholder (other than Specified Individuals), as well as each beneficial owner of a Trust, (A) such Person’s address and, if available to the Company, corporate I.D. number, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number, class and series of Company Shares held by such Person and whether such shares are deriving from exercise of Company Options (and if so, also the exercise date) and if such are Company 102 Shares, (C) the respective certificate number(s) representing such shares, (D) the portion of the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of Company Shares, (E) such Company Shareholder’s Pro Rata Share of the Escrow Amount expressed as a percentage and a Dollar amount and (F) such Company Shareholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount;

(v)          with respect to each holder of a Company Option, (A) such Person’s address and, if available to the Company, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number of Company Shares underlying each Company Option held by such Person, (C) the respective exercise price per share of such Company Option, (D) the respective grant date(s) of such Company Option, (E) the respective vesting arrangement(s), including with respect to any Unvested Company Options or Promised Company Option, (F) whether such Company Option was granted as an incentive stock option or a non-qualified stock option (as applicable), (G) with respect to any Company Option held by an Israeli employee, officer, director or consultant of the Company, a description of whether such Company Option was granted under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to the Company 102 Options whether an election was made to treat such Company Option under the capital gain route or ordinary income route, (H) in the case of Vested Company Options, the portion of the Closing Payment Fund to be paid to the holder at Closing, (I) such holder’s Pro Rata Share of the Escrow Amount (as applicable) expressed as a percentage and Dollar amount, and (J) such holder’s Pro Rata Share of the Representative Expense Amount (as applicable) expressed as a percentage and Dollar amount;

(vi)         with respect to each Specified Individual (A) such Person’s address and, if available to the Company, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number, class and series of Company Shares held by such Person, (C) the respective certificate number(s) representing such shares, (D) the portion of the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of such Company Shares (separated between the Aggregate Stock Consideration and Aggregate Cash Consideration), (E) such Company Shareholder’s Pro Rata Share of the Escrow Amount expressed as a percentage and a Dollar amount, (F) such Company Shareholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount; and (G) the Deferred Consideration.

(b)           In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Closing, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 8.7(a) whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement.

(c)           The Company acknowledges and agrees that the Paying Agent, Escrow Agent, the Deferred Consideration Trustee, the 102 Trustee, the Buyers and their respective representatives shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

Section 8.12          Fees and Expenses.

(a)           Except as otherwise provided in this Agreement, (i) all fees, costs and expenses incurred by the Buyers in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Buyers, whether or not the Acquisition is consummated; (ii) all Transaction Expenses shall be obligations of the Company and shall be paid by the Company, but, if the Closing occurs, then any such unpaid Transaction Expenses shall be borne economically by the Contributing Securityholders by the inclusion thereof as part of the calculation of (and shall be deducted from) the Total Consideration in accordance with the terms of this Agreement, or to the extent such unpaid Transaction Expenses are for some reason not taken into account in the calculation of the Total Consideration at the Closing, subject to reimbursement by a claim for indemnification pursuant to ARTICLE 10; and (iii) all fees, costs and expenses incurred by the Contributing Securityholders in connection with this Agreement and the transactions contemplated hereby and not constituting part of the Transaction Expenses, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be obligations of such relevant Contributing Securityholders.

(b)           Within no later than five (5) Business Days prior to the Closing, the Company shall (i) prepare in good faith and deliver to the Buyers an estimate (the “Statement of Transaction Expenses”) of all Transaction Expenses, (ii) deliver to the Paying Agent and Buyers a completed IRS Form W-9 or applicable Form W-8 in respect of each Person entitled to receive any portion of the Transaction Expenses, and (iii) deliver to the Buyers a final invoice of all outstanding and unpaid fees, costs and expenses from each third party financial advisor, legal counsel, accountant, consultant or other agent or representative engaged by the Company in connection with the transactions contemplated hereby.

Section 8.13          Consideration Adjustments.

(a)           The Company shall deliver to the Buyers (a) a draft statement setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation the calculation of (i) the Unpermitted Leakage (if any) (with a breakdown of the components stipulated hereunder), (ii) the Excess Cash Amount, (iii) the Closing Indebtedness, (iv) the Cash Shortfall, (v) the paid and unpaid Transaction Expenses, and (vi) the resulting calculation of the Total Consideration, each as of the Closing Date in a form reasonably satisfactory to the Buyers not less than five (5) Business Days prior to the Closing Date, together with (x) the Company’s estimated, unreviewed and unaudited internal balance sheet and statement of operations and income for the period ending on the Closing Date prepared in accordance with GAAP consistently applied using the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to Closing, and (y) a statement and bank confirmation for all payments made from the Balance Sheet Date and until the Closing Date; and (b) shall deliver to the Buyers, after taking into consideration any comments of the Buyers to such draft statement, a certificate setting forth the calculation of (i) Unpermitted Leakage (with a breakdown of the components stipulated hereunder) (if any), (ii) the Excess Cash Amount, (iii) the Closing Indebtedness, (iv) the Cash Shortfall, (v) the paid and unpaid Transaction Expenses each as of the Closing Date, and (vi) the resulting calculation of the Total Consideration, in reasonable detail and reasonably detailed back-up documentation, in a form reasonably satisfactory to the Buyers not less than three (3) Business Days prior to the Closing Date, which certificate shall be certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer in his capacity as such (the “Company Closing Certificate”).

(b)           No later than the sixtieth (60th) calendar day following the Closing Date, the Buyers shall deliver to the Representative a statement (the “Company Final Certificate”), certified as true and correct as of such date by an authorized representative of the Buyers, setting forth in reasonable detail, using the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to Closing (including with respect to determining estimates and allowances) as the line items comprising Buyers’ good faith calculation of (i) the Unpermitted Leakage (if any) (with a breakdown of the components stipulated hereunder), (ii) the Closing Indebtedness, (iii) the Cash Shortfall, and (iv) the paid and unpaid Transaction Expenses, and the calculation of the difference between such items detailed in clauses (i) through (iv), as applicable, in the Company Closing Certificate and in the Company Final Certificate, if any, together with a reasonably detailed computation thereof including for each component of the Unpermitted Leakage (if any) (with a breakdown of the components stipulated hereunder), Closing Indebtedness, Cash Shortfall, and the Transaction Expenses. Upon reasonable request, the Buyers will provide the Representative and its advisors reasonable access to the relevant financial records of the Company, including relevant work papers and back-up materials and such other information and materials as reasonably requested by the Representative, that are relevant to the determination of the amounts set forth in the Company Final Certificate until the thirtieth (30th) calendar day following the receipt by the Representative of the Company Final Certificate, and the Representative may request to meet with an employee of the Buyers or the Company (which may be telephonic) at a mutually agreed time to discuss such financial records, work papers and back-up materials. If the Representative disagrees, with any of the amounts set forth in the Company Final Certificate (“Disagreement”), the Representative shall notify the Buyers of such disagreement by the thirtieth (30th) calendar day following receipt by the Representative of the Company Final Certificate, which written notice shall set forth each such disagreement in reasonable detail (“Disagreement Notice”). If the Representative fails to deliver a Disagreement Notice by such time, the Representative shall be deemed to have accepted the amounts set forth in the Company Final Certificate as delivered by the Buyers. The Representative and the Buyers shall negotiate in good faith to resolve any such Disagreement, and any resolution agreed to in writing by the Representative and the Buyers shall be final and binding upon the Representative and the Buyers. The date of any express or deemed acceptance of the Company Final Certificate or the final resolution of all disputes in regard thereto pursuant to this Section 8.13 shall be the “Determination Date.”

(c)           If the Representative and the Buyers are unable to resolve the Disagreement as contemplated by this Section 8.13 by the fourteenth (14th) calendar day following receipt by the Buyers of a Disagreement Notice, the Representative and the Buyers shall jointly select a mutually acceptable third party from the Israeli office of one of the “big four” independent certified public accounting firms (which is not affiliated with either the Company or the Buyers) with expertise in accounting matters, to resolve such disagreement (the firm so retained shall be referred to herein as the “Accounting Expert Determinator”). If no agreement is reached on the identity of the Accounting Expert Determinator within such period, then the Accounting Expert Determinator shall be appointed by the President of the Institute of Certified Public Accountants in Israel who shall appoint one of the “big four” independent certified public accounting firms, upon the written request of the Buyers or the Representative, with written evidence of the delivery thereof to the other party. The Representative and the Buyers hereby instruct the Accounting Expert Determinator to accept all items and amounts that are not subject to unresolved Disagreements in accordance with this Section 8.13 and to resolve only those items and amounts set forth in the Company Final Certificate as to which the Representative has disagreed pursuant to a Disagreement Notice and the Representative and the Buyers have not resolved their Disagreements in accordance with this Section 8.13. The Representative and the Buyers shall be afforded the opportunity to present to the Accounting Expert Determinator any material related to the disputed items and to discuss the issues with the Accounting Expert Determinator. The Representative and the Buyers shall use commercially reasonable efforts to cause the Accounting Expert Determinator to deliver to the Representative and the Buyers, as promptly as practicable, a written report setting forth the resolution of any such Disagreements determined in accordance with the terms of this Agreement (“Accounting Expert Determinator’s Report”). In the event that any legal dispute arises (other than a Disagreement) solely with respect to the consideration adjustment mechanism set forth in this Section 8.13, the Accounting Expert Determinator shall (i) be bound by the definition of Unpermitted Leakage, Cash Shortfall, Closing Indebtedness and Transaction Expenses and shall use the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to Closing (including with respect to determining estimates and allowances) as the line items comprising the Unpermitted Leakage, Cash Shortfall, Closing Indebtedness or Transaction Expenses as set forth in the respective definitions of such terms under this Agreement, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Representative or the Buyers or that is less than the lowest value for such amount claimed by either the Representative or the Buyers. In the event that the Accounting Expert Determinator finds that resolving a Disagreement necessitates the adjudication of legal issues relating exclusively to the consideration adjustment mechanism set forth in this Section 8.13, the Accounting Expert Determinator shall have the authority to appoint, at its sole discretion, a legal expert to assist the Accounting Expert Determinator to adjudicate only such specific legal issues. The Accounting Expert Determinator’s Report shall be final, conclusive, and binding upon the Parties. For the avoidance of doubt, any dispute arising between the Parties as a result of or in connection with non-compliance by either Party with the terms set forth in the Accounting Expert Determinator’s Report shall be finally and exclusively resolved in accordance with the provisions of Section 11.9 of this Agreement. The fees, costs and expenses of the Accounting Expert Determinator shall be allocated between the Representative (on behalf of the Indemnifying Parties) and the Buyers in the same proportion of the relative percentage difference between the disputed items submitted to the Accounting Expert Determinator that is unsuccessfully disputed by each such party (as finally determined by the Accounting Expert Determinator) bears to the total amount of such disputed items (before such determination); except in case of fraud or willful misconduct of either Buyer or the Representative (on behalf of the Indemnifying Parties), in which case such party shall be responsible for 100% of such fees, costs and expenses. The portion of the fees, costs and expenses of the Accounting Expert Determinator, which is deemed attributable to the Representative (solely on behalf of the Indemnifying Parties) shall paid out of the Representative Expense Fund.

(d)           If the final Total Consideration as finally calculated in accordance with this Section 8.13 (the “Final Total Consideration”) is less than the Estimated Total Consideration (such difference, the “Total Consideration Shortfall”), then the Buyers and the Representative shall provide a joint written instruction to the Escrow Agent to deliver to the Buyers an amount in cash equal to the amount of such applicable difference from the Escrow Fund, which shall be deducted from the Company Shareholders in accordance with their Pro Rata Shares. For the avoidance of doubt, any recovery of any such deficit from the Escrow Fund shall not be subject to any of the limitations on indemnification set forth in Section 10.3.

(e)           If the Final Total Consideration is greater than the Estimated Total Consideration (such difference, the “Total Consideration Surplus”), the Buyers or its agent shall deposit or shall cause to be deposited with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the amount of such Total Consideration Surplus, which shall be payable to Company Securityholders in the relative portions that they would have received of such difference if such difference had been included in the Total Consideration at the time of the Closing.

(f)           Any payment made under this Section 8.13, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

Section 8.14          Employee Matters.

(a)           Company Options. The Company shall not exercise any discretion to accelerate the vesting of any outstanding Company Options as a result of the transactions contemplated by this Agreement or of the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition.

(b)           Resignation of Directors. The Company shall cause each director of the Company to execute a Director Resignation and Release Letter, effective as of the Closing Date.

(c)           280G Approvals. The Company shall, submit to the Company Shareholders for approval (in a form and manner reasonably satisfactory to the Buyers) at least three (3) Business Days prior to the Closing, by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that otherwise may separately or in the aggregate, constitute “parachute payments”, so that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing Date the Company shall deliver to the Buyers evidence satisfactory to the Buyers that (i) a shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder, and the requisite shareholder approval was obtained with respect to any payments or benefits that were subject to the shareholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and as a consequence, each Person who otherwise might receive any payments or benefits in connection with the Acquisition that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a 280G waiver (the “280G Waiver”), such “parachute payments” shall not be made or provided.

(d)           Retention Plan.

(i)           On or prior to date hereof, the Board of Directors of MBLY Global shall have adopted a retention plan (the “Retention Plan”), pursuant to which (i) the Substitute RSUs shall be issued at Closing in accordance with Section 2.2(b)(i)(B), and (ii) additional RSUs shall be granted either prior to or following the Closing, to Company’s employees and/or consultants, subject to approval of the Board of Directors or the Compensation Committee of the Board of Directors of MBLY Global (the “New Awards”).

(ii)          The Board of Directors of MBLY Global shall approve the Retention Plan with a total aggregate grant date value of $50,000,000 (covering an aggregate number of RSUs determined based on the MBLY Global Applicable Stock Price preceding the applicable grant date of each Substitute RSU or the New Award, as applicable) (the “Retention Plan Amount”). For the avoidance of any doubt, the aggregate value of (i) the Substitute RSUs Amount, and (ii) the New Awards shall not exceed the Retention Plan Amount.

(iii)         The RSUs to be granted under the Retention Plan are intended to be compliant with Section 102(b)(2) of the Israeli Tax Ordinance (with respect to Israeli Persons that may be qualified for such), and all RSUs granted under the Retention Plan will be subject to all of the terms and conditions set forth in MBLY Global’s applicable equity incentive plan and/or in accordance with MBLY Global’s standard policies. Notwithstanding anything in this Agreement to the contrary and without limiting the generality of Section 11.7, no Continuing Employee, and no other employee of the Company, shall be deemed to be a third party beneficiary of this Agreement.

(e)           No Employment Commitment or Plan Amendments. Without limiting the generality of Section 11.7, no provision of this Section 8.14 is intended, or shall be interpreted, to provide nor create any third-party beneficiary rights or any other rights of any kind or nature whatsoever by reason of this Section 8.14 in any Company Shareholder, Key Employee, Employee, consultant, Contractor or any other Person, including any rights of employment for any specified period or any employee benefits, in favor of any Person, union, association, Employee, Key Employee, consultant or Contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Company Employee Plan or any other employee-related plan, program or policy of the Buyers or the Company or restrict or otherwise limit the right of the Buyers or any of their Affiliates to terminate the employment or service of any Employee or Contractor at any time and for any reason, subject to applicable Law.

(f)           Buyers shall have received a written confirmation, dated as of a date no earlier than five (5) Business Days prior to the Closing Date, executed by each Specified Individual, confirming that: (i) such Person is in full compliance with, and has at all times remained in full compliance with, the terms and conditions of its applicable Academic Waiver; (ii) such Person remains bound by its confidentiality, intellectual property rights and inventions assignments undertakings to the Company; (iii) there has been no change to any Academic Affiliation or Academic Waiver applicable to such Person since the date of this Agreement, except as disclosed and accompanied by the applicable Academic Institution’s written approval, consent, or waiver; and (iv) such Person has not used any facilities, funding, or resources of an Academic Institution in a manner that would give rise to any claim of ownership, license, march-in, royalty, revenue-sharing, or other right of any Academic Institution in or to any Company Product, Company IP, or Confidential Information ((i) to (iv), collectively, a “Confirmation”). Following the date hereof, the Company shall use reasonable efforts to obtain a Confirmation by each of the individuals listed in Schedule 8.14(f).

Section 8.15          Contributing Securityholder Release.

(a)           Effective as of and subject to the Closing, each Contributing Securityholder severally and not jointly does for himself, herself or itself and his, her or its respective Affiliates (other than, for the avoidance of doubt, the Company and its Affiliates), partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge, the Company and each of their respective officers, directors, shareholders, Affiliates (which, for clarity, excludes any portfolio companies of any venture capital or private equity), employees and agents (each, a “Released Party”), from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including reasonable attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Contributing Securityholder now has, or at any time previously had, or shall or may have in the future, as a Contributing Securityholder, officer, director, contractor, consultant or employee of the Company, in each case arising by virtue of or in any matter related to any actions or inactions with respect to the Company or its affairs with respect to the Company on or before the Closing; in each case, solely to the extent involving, or that may be asserted or exercised by a Contributing Securityholder in such Contributing Securityholder’s capacity as a shareholder, officer, director, contractor, consultant or employee of the Company, including any claim with respect to the authority or enforceability to enter into this Agreement, the Acquisition or any of the transactions contemplated hereby; provided, however, that Released Matters shall not include (i) any rights pursuant to the transactions contemplated by this Agreement and the other agreements contemplated hereby, including without limitation, the Escrow Amount and the other Related Agreements, (ii) if (and only if) the undersigned is an officer or director of the Company, any rights to continuing indemnification under (A) the Company Organizational Documents, (B) any indemnification agreement to which Contributing Securityholder and the Company are parties that are listed on the Disclosure Schedule and have been Made Available, or (C) any applicable policy of directors’ and officers’ insurance maintained by the Company that has been Made Available (including the Tail Policy); (iii) to the extent the Contributing Securityholder is an employee, officer, advisor, consultant and/or director of the Company, any entitlement relating to any employment, services or consultancy payment, including salary, fees, bonuses, accrued vacation, any other employee, officer, advisor, consultant and/or director compensation and/or benefits earned or accrued by or for the benefit of any such Contributing Securityholder and in accordance with the terms of a written agreement with the Company that has been Made Available, including any amounts set forth in this Agreement to be paid to such Contributing Securityholder, and any reimbursement of expenses incurred by any such Contributing Securityholder in the ordinary course of his or her employment or engagement which are reimbursable under the Company’s expense reimbursement policies or such employee, service provider or consultant’s engagement agreement with the Company, (iv) any rights relating to the Buyers’ failure to perform any of their respective obligations, undertakings or covenants set forth in this Agreement (including any exhibit hereto) and the Related Agreements; (v) relating to or arising from any commercial relationship such Contributing Securityholder may have with any of the Released Parties and (vi) of any matter or event that involved fraud or willful misrepresentation by the Buyers.

(b)           Each Contributing Securityholder hereby confirms, acknowledges, represents and warrants that he, she or it: (A) (i) is the holder of the number of Company Shares, Company Options and/or Company Securities set forth opposite such Person’s name in the Payment Spreadsheet; (ii) other than the Company Shares, Company Options and/or Company Securities set forth opposite such Person’s name in the Payment Spreadsheet, is not entitled to any additional Company Shares, Company Options and/or Company Securities or any other form of equity interests, including shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Securities; (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the Closing or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was or may have been issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (iv) fully, finally, irrevocably and forever waives any right to convert any of its Company Shares into any other class or series of Company Shares presently and through the Closing; (B) has examined such Person’s relevant sections of the Payment Spreadsheet and is entitled only to the distribution set forth opposite such Person’s name in the Payment Spreadsheet (subject to any changes and adjustments contemplated in this Agreement); and (ii) waives any right to receive consideration other than in accordance with the terms of this Agreement (including for any interest payments, any right to make a claim or demand related to the method of determination or calculation of any of the values or allocations pursuant to this Agreement, any preferential or other amount resulting from its investment in the Company or the purchase of Company Shares (e.g. in the form of indemnification), the conversion of Company Shares, any other rights of any nature under the Company Organizational Documents, or any Shareholders Agreement, which the Company Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement); (C) hereby terminates and waives any rights, powers and privileges such Company Shareholder has or may have pursuant to any “Shareholders Agreement” which was in effect prior to the Closing (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Company Shareholders with respect to the Company) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement such Company Shareholder may be a party to and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force, agrees not to sell (except to Buyers as required under the terms of this Agreement), transfer, assign or convert any of its Company Shares, Company Options and/or Company Securities, or subject such Company Shares, Company Options and/or Company Securities to any Liens; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any Person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released. Notwithstanding the foregoing, with respect to each holder of Company Options and/or Company 102 Shares, the term Payment Spreadsheet shall be deemed to refer to such Person’s Closing Allocation Certificate (as defined below). “Closing Allocation Certificate” shall mean those details applicable to such Person only, on the basis of the Payment Spreadsheet, which shall be in a form to be agreed between the Parties prior to Closing.

(c)           It is the intention of the Contributing Securityholders in executing the release contained in this Section 8.15, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 8.15 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter but involved fraud, willful misconduct or intentional misrepresentation, or the breach of any applicable Law on the part of such Released Party. Each Contributing Securityholder hereby severally and not jointly represents to each of the Buyers that such Contributing Securityholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any person any Released Matters and that no person other than such Contributing Securityholder has any interest in any Released Matter by Law or contract by virtue of any action or inaction by such Contributing Securityholder. In furtherance, and not in limitation, of the foregoing, each of the Contributing Securityholders, subject to the limitations in Section 8.15(a) above, (i) agrees that by receiving the amount of the Total Consideration as provided in this Agreement, such Contributing Securityholder will be fully compensated for the transfer of its Company Shares to the Buyers and the cancellation of any other Company Securities held by it or to which it is entitled and (ii) agrees that all claims by such Contributing Securityholder to any consideration for the transfer of its shares (or for any rights in connection therewith) to the Buyers, other than as provided in this Agreement and the agreements ancillary to it, are forever waived.

(d)           Subject to the limitations in Section 8.15(a) above, in furtherance, and not in limitation, of the foregoing, each Contributing Securityholder hereby expressly waives, effective as of and subject to the Closing, any and all rights and benefits conferred upon him, her or it solely in his/her/its capacity as Company Securityholder, by the Company Organizational Documents, the provisions of applicable Law, rule and regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

(e)           Notwithstanding anything herein to the contrary: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms, and (ii) the invalidity or unenforceability of any part of this Section 8.15 shall not affect the validity or enforceability of the remainder of this Section 8.15, which shall remain in full force and effect.

Section 8.16          Tax Matters.

(a)           Tax Returns Filed Before the Closing Date. Prior to the Closing Date, the Company shall prepare and timely file (i) any income Tax Returns of the Company required to be filed with the ITA that are due for the latest taxable year (if such Tax Returns have not been filed) regardless of whether such Tax Returns would otherwise be due prior to the Closing Date and (ii) all Tax Returns of the Company required to be filed on or prior to the Closing Date. All Tax Returns filed by the Company prior to the Closing Date shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law) and shall be provided to the Buyers for their review and comment not later than fifteen (15) days prior to the date for filing. The Company shall, in good faith, revise such Tax Returns to reflect the Buyers’ reasonable comments. The Company shall not file any such Tax Return if the Buyers provide, prior to the filing date, a reasonable and substantiated objection, unless such objection is resolved to the Buyers’ satisfaction or pursuant to the determination of an independent tax advisor mutually agreed by the parties (acting as an expert and not as an arbitrator). Prior to Closing, the Company shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns.

(b)           Tax Returns Filed After the Closing Date. Buyers will cause to be prepared and timely filed all Tax Returns of the Company required to be filed after the Closing Date. With respect to any such income Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which the Buyers may seek indemnification pursuant to ARTICLE 10, then such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, unless the Buyers determine, in their sole discretion, that a different treatment is required under applicable Law, and not later than fifteen (15) days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), the Buyers shall provide the Representative for its review with a copy of any such Pre-Closing Tax Return that reflects only operations and Taxes relating to the Company, or a pro forma Tax Return reflecting only such operations and Taxes. The Buyers shall, in good faith, revise such Tax Return to reflect the Representative’s reasonable comments to the extent such comments relate to positions that could reasonably give rise to indemnification by the Contributing Securityholders pursuant to ARTICLE 10. The Company shall not file any such Tax Return if the Representative provide, prior to the filing date, a reasonable and substantiated objection, unless such objection is resolved to the Representative’s satisfaction or pursuant to the determination of an independent tax advisor mutually agreed by the parties (acting as an expert and not as an arbitrator). The Buyers shall be indemnified and paid, in accordance with Article 10, for any Pre-Closing Taxes, which are not Permitted Budget related Taxes, shown as due on such Pre-Closing Tax Return, except to the extent such Pre-Closing Taxes were expressly included (as a separate line item) in the Payment Spreadsheet delivered to the Buyers and actually reduced the Total Consideration.

(c)           Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, gross receipts, excise, recording, conveyance, stamp, registration and other similar taxes, charges or fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with this Agreement shall be paid by the Company Shareholders when due, and such Company Shareholders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(d)           Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company for which an indemnification claim could be made pursuant to ARTICLE 10, the Buyers and the Company, on the one hand, and the Representative (to the extent in its possession) and the Company Securityholders, on the other hand, shall cooperate fully with each other, including by retaining records and information and furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(e)           Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company shall take all action necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement effective at the Closing, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Closing, except with respect to any claims in effect as of such termination, which will be fully paid by the Company prior to Closing.

(f)           Tax Treatment. The Buyers and the Company agree that the cash and MBLY Global Common Stock payable to the holders of Company Shares pursuant to Section 2.1(c)(i) will be treated as issued in exchange for the applicable holder’s Company Shares, and agree to report such payments for income Tax purposes as consideration for such holder’s Company Shares and not as compensation for services, unless otherwise required by a Taxing Authority in connection with a good faith resolution of an Indemnifiable Tax Contest.

(g)           Tax Contests. Notwithstanding any of the foregoing, following the Closing, the Buyers shall control any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company. Notwithstanding the foregoing, in case after the Closing, the Buyers or the Company receives notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which Contributing Securityholders may incur indemnification obligations under this Agreement (an “Indemnifiable Tax Contest”), the Buyers shall, as soon as practicable, notify in writing the Representative of such matter; provided, however, no delay or failure on the part of the Buyers to comply with such notice requirements under this Section 8.16(g) shall relieve any Contributing Securityholder from any liability or obligation under this Agreement unless (and then solely to the extent) the Contributing Securityholder is actually and materially prejudiced thereby. The Buyers or the Company will have the sole right to control the response and defense of any Indemnifiable Tax Contest and shall be entitled to settle any claim for Taxes. Without derogation from the foregoing, the Representative shall be given a reasonable period of time to review and comment on material response or defense in connection with such Indemnifiable Tax Contest, and Buyers shall consider such comments in good faith. The Representative shall have the opportunity to participate in the defense of any Indemnifiable Tax Contest, at its own expense, and shall be provided with copies of material notices and material communications. The Buyers shall notify, keep reasonably informed and provide reasonably regular updates to the Representative in respect of material developments relating to any Indemnifiable Tax Contests (including with respect to proposed settlements of any such Indemnifiable Tax Contests); provided that failure to do so shall not affect the right of the Indemnified Parties to seek indemnification hereunder, except to the extent that the Indemnifying Parties are actually and materially prejudiced thereby. The Buyers shall not settle an Indemnifiable Tax Contest without the prior written consent of the Representative (which consent shall not be unreasonably conditioned, withheld or delayed).

(h)           Effect on Contributing Securityholder. Nothing in this Section Section 8.16 shall be deemed to limit or otherwise affect any Liability or obligation of any Contributing Securityholder under ARTICLE 10.

(i)           Tax Consequences. Each Company Securityholder shall bear, solely and exclusively, any and all Taxes of any kind imposed on such Company Securityholder as a result of, or in connection with, the Agreement, the Related Agreements and the transactions contemplated hereby.

Section 8.17          104H Tax Ruling.

The Company and the Specified Individuals shall prepare and file with the ITA an application for a final ruling permitting any of the Specified Individuals, to defer any applicable Israeli Tax with respect to any consideration in MBLY Global Common Stock that such Specified Individuals will receive pursuant to this Agreement until the date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). The Buyers shall reasonably cooperate with the Company, its counsel and its accountants and the Specified Individuals with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. For the avoidance of doubt, the draft application for the 104H Tax Ruling and the draft 104H Tax Ruling shall be subject to the prior written approval of the Buyers which shall not be unreasonably withheld, conditioned or delayed.

Section 8.18          Tax Elections.

The Buyers, Company or anyone on their behalf shall not make any election for United States federal income or state income tax purposes that (i) has retroactive effect with respect to a Pre-Closing Tax Period and (ii) is reasonably expected to materially increase Pre-Closing Taxes without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding anything to the contrary in this Agreement, the Buyers, Company, their Affiliates or anyone on their behalf shall be allowed to make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax laws).

Section 8.19          Directors’ and Officers’ Insurance.

(a)           Prior to the Closing, the Company shall purchase a fully prepaid “tail” or “run-off” insurance policy which (i) has an effective term of seven (7) years from the Closing Date, (ii) covers the current and former directors and officers of the Company during the seven (7) year period immediately following the Closing Date with respect to matters occurring at or prior to the Closing Date and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Tail Policy”). The Buyers and the Company shall maintain such Tail Policy in full force and effect for the term of such policy. For the avoidance of doubt, the cost of such Tail Policy shall be considered a Transaction Expense.

(b)           The Buyers shall, and shall cause the Company, and any successor and assigns, to the maximum extent permitted by Law, to fulfill and honor in all material respects all of their obligations, if any, pursuant to indemnification, insurance, expense advancement, limitation on liability and exculpation provisions under their respective charter documents and under applicable Law as in effect as of the date hereof, to the extent relating to claims arising from or related to facts or events that occurred at or before the Closing Date, including with respect to matters, acts, or omissions occurring in connection with the approval of or entering into this Agreement and the Related Agreements, or the consummation of the transactions contemplated hereunder and thereunder. Without limiting the foregoing, from and after the Closing Date until seven (7) years from the Closing Date, the Buyers shall, and shall cause the Company, and any successor and assigns, to the maximum extent permitted by Law, to maintain the charter documents of such entities to contain provisions no less favorable to current and former directors and officers of the Company with respect to indemnification, insurance, expense advancement, exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement, and all indemnification agreements Made Available between the Company and any of its respective current or former directors and officers and any person who becomes a director or officer of the Company prior to the Closing, which provisions shall not be amended, repealed, or otherwise modified in a manner that would adversely affect the rights thereunder of any current and former directors and officers of the Company with respect to exculpation and limitation of liabilities or insurance and indemnification, all of the foregoing subject to applicable Law.

Section 8.20          Termination or Waiver of Company Shareholders’ Rights.

Each Company Shareholder, by execution of this Agreement, waives and agrees to terminate, as of and contingent upon the Closing, any rights of first refusal, rights to any liquidation preference, redemption rights and rights of notice, including but not limited to those set forth in the Company Organizational Documents.

Section 8.21          Legends.

(a)           In addition to any legends that may otherwise be required by applicable Law, the certificates representing the MBLY Global Common Stock issued by MBLY Vision to the Specified Individuals pursuant to Section 2.1 and Section 2.2 shall be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws; provided, however, that only shares of MBLY Global Common Stock included in the Escrow Fund shall bear the third legend identified below:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, OR IN A TRANSACTION EXEMPT FROM REGISTRATION.

THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE LOCKUP AGREEMENT DATED [___] BY AND BETWEEN THE ISSUER AND THE HOLDER OF THE SHARES, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THE SECURITIES.

THE SECURITIES ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER AND THE ESCROW AGENT NAMED THEREIN (THE “ESCROW AGREEMENT”), WHICH RESTRICTS THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THE SECURITIES. THESE SECURITIES WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.

(b)           MBLY Global shall remove (or cause the transfer agent to remove) the first legend identified above from the certificates representing the MBLY Global Common Stock included in the Aggregate Stock Consideration (and terminate any related stop-transfer orders) upon the six month anniversary of the Closing Date, except with respect to any Aggregate Stock Consideration issued to any Affiliate of the Company. MBLY Global agrees to make further direction to its legal counsel and transfer agent as necessary for such issuance of an opinion regarding removal of the legend and the sale of such restricted shares under Rule 144. MBLY Global shall remove (or cause the transfer agent to remove) the second legend identified above from the certificates representing the MBLY Global Common Stock included in the Aggregate Stock Consideration (and terminate any related stop-transfer orders) immediately upon the lapse of the transfer restrictions under the Lock-Up Agreement with respect to such shares of MBLY Global Common Stock. MBLY Global shall remove (or cause its transfer agent to remove) the third legend identified above from the certificates representing the MBLY Global Common Stock included in the Aggregate Stock Consideration (and terminate any related stop-transfer order) upon release of the applicable portion of such shares of MBLY Global Common Stock from the Escrow Fund.

Section 8.22          Further Assurances.

Each of the Buyers, the Company and the Company Shareholders, at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

ARTICLE 9
PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER

Section 9.1            Termination.

Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual written agreement among the Buyers and the Company;

(b)           by a written notice by any of the Buyers or the Company, if the Closing Date shall not have occurred within one hundred and eighty (180) calendar days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by a written notice by any of the Buyers, if there shall have occurred a Company Material Adverse Effect;

(d)           by a written notice by any of the Buyers or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, Order or other legal restraint that is in effect and, in the case of an injunction or Order, is final and non-appealable, that has the effect of prohibiting, preventing or making the Acquisition illegal;

(e)           by a written notice by any of the Buyers, if there shall be any action taken, or any statute, rule, regulation or Order enacted, promulgated or issued which is or deemed applicable to the Acquisition by any Governmental Authority, which would constitute an Action of Divestiture;

(f)           by a written notice by any of the Buyers, if it is not in material breach of its obligations under this Agreement and either: (i) there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Securityholder contained in this Agreement or any Related Agreement such that the conditions set forth in Section 3.3(b)(i) and/or Section 3.3(b)(ii), as applicable, would not be satisfied and such breach has not been cured within fourteen (14) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or (ii) any of the conditions to Closing in ARTICLE 3 for the benefit of such Buyer are incapable of being satisfied on or before the date specified in Section 9.1(b); or

(g)           by a written notice by the Company, if the Company is not in material breach of its obligations under this Agreement and either: (i) there has been a breach of any representation, warranty, covenant or agreement of the Buyers contained in this Agreement such that the conditions set forth in Section 3.3(c)(i) and/or Section 3.3(c)(ii), as applicable, would not be satisfied and such breach has not been cured within fourteen (14) calendar days after written notice thereof to the Buyers; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or (ii) any of the conditions to Closing in ARTICLE 3 for the benefit of the Company and/or the Company Shareholders are incapable of being satisfied on or before the date specified in Section 9.1(b).

Section 9.2             Effect of Termination.

In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of the Buyers, the Company, their respective officers, directors or stockholders, or any Company Shareholder; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto (and only such party) shall remain liable thereafter for any of such party’s fraud, intentional misrepresentation, willful misconduct or willful breach of this Agreement that occurred prior to such termination without giving effect to any of the limitations on liability set forth in ARTICLE 10; and provided further, however, that, the provisions of Section 8.9 (Confidentiality), Section 8.10 (Public Announcement), Section 8.12 (Fees and Expenses), this Section 9.2, Section 10.6(f) (Reimbursement and Liability of Representative) and ARTICLE 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE 9.

Section 9.3             Amendment; Joinder.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the Buyers, the Company and the Representative. For purposes of this Section 9.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment. Notwithstanding the foregoing, this Agreement may be amended, with no required consent of either Party, for the purpose of adding any Company Shareholders to this Agreement, subject to the provisions of Section 7.5 and such Company Shareholder executing and delivering a joinder to this Agreement in a form to be agreed between the Company and the Buyers prior to the Closing, which shall be attached as Exhibit L to this Agreement (a “Joinder Agreement”). Notwithstanding anything to the contrary herein, any amendment to Section 2.1(c) or any right or obligation related thereto shall also require the execution by the applicable Specified Individual such amendment relates to in any way.

Section 9.4             Extension; Waiver.

At any time prior to the Closing, the Buyers, on the one hand, and the Company (on behalf of itself and the Company Shareholders), on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, following the Closing, the Indemnifying Parties agree that any extension or waiver signed by the Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

ARTICLE 10
POST-CLOSING INDEMNIFICATION

Section 10.1          Survival of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement, in the Related Agreements or in the Closing Certificates shall survive until the date that is eighteen (18) months after the Closing Date (the date of expiration of such eighteen (18)-month period, the “First Survival Date”); provided, however, that (i) the Company IP Non-Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months after the Closing Date, (ii) the Company IP Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) months after the Closing Date, and (iii) the Company Fundamental Representations and the Shareholder Representations shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitation period (the survival period of each such representation and warranty, as applicable, being referred to herein as the “Survival Period”), regardless of any investigation or disclosure made by or on behalf of any of the parties hereto. The representations and warranties of the Buyers contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall not survive the Closing. In the event that an Indemnification Claim Notice asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive (in the case of the representations and warranties that survive until the First Survival Date, which survival period is not being extended beyond the First Survival Date by this parenthetical, such delivery may be made before 11:59 p.m. (Israel Time), on the date that is three (3) Business Days after the First Survival Date), then the claims arising in connection with such Indemnification Claim Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable Survival Period for such representation or warranty until the related claim for indemnification has been satisfied or otherwise concluded or resolved as provided in this ARTICLE 10. It is the express intent of the parties that, if an applicable Survival Period as contemplated by this Section 10.1 is shorter than the statute of limitations that would apply to an Action commenced by a third party that would give the Indemnified Parties a right of indemnification hereunder if the facts and allegations underlying such Action were accurate, then, by contract, the applicable statute of limitations shall be reduced to the applicable Survival Period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 10.2          Indemnification.

(a)           Subject to the provisions of this ARTICLE 10, from and after the consummation of the Acquisition, each of the Contributing Securityholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees to, severally (based on such Indemnifying Party’s Pro Rata Share of each Loss covered by this Section 10.2(a)) and not jointly, indemnify and hold harmless each of the Buyers and their respective Subsidiaries (including, following the Closing, the Company), and the respective Affiliates and officers, directors, employees, agents and representatives of any of the foregoing (collectively, the “Indemnified Parties”) against all claims, actions, demands, proceedings, losses, Taxes, Liabilities, damages (other than punitive or exemplary damages, unless such damages are actually awarded to a third party), diminution in value, injuries, costs, interest, awards, settlements, judgments, penalties, fines, charges and other expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, including any Taxes imposed on, or payable in respect of, any indemnification payment hereunder, and any gross-up required to ensure that the Indemnified Parties receive such amounts on an after-Tax basis (individually a “Loss” and collectively, “Losses”), incurred or sustained by the Indemnified Parties or any of them (including the Company following the Closing), resulting from, arising out of or incurred in connection with, any of the following (the “Company Indemnifiable Matters”) (in each case, regardless of whether or not such Losses relate to any Third Party Claim):

(i)           any breach or inaccuracy of: (A) a representation or warranty made by the Company in this Agreement and in any Related Agreement (other than the Key Employee Non-Compete Agreements), (B) a representation or warranty made by the Company in this Agreement and in any Related Agreement (other than the Key Employee Non-Compete Agreements) as if such representation or warranty were made on and as of the date of the Closing, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates or (C) a representation, warranty or information contained in the Closing Certificates, in each case without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date hereof;

(ii)           any failure by the Company to perform or comply with any covenant, agreement or any other provision applicable to the Company contained in this Agreement or in any other Related Agreement (other than the Key Employee Non-Compete Agreements), to the extent required to be complied with prior to or in connection with the Closing Date;

(iii)         any inaccuracy in the Statement of Transaction Expenses or any Transaction Expenses of the Company not paid prior to or concurrently with the Closing (other than Transaction Expenses to the extent taken into account in the calculation of the Total Consideration);

(iv)         any Closing Indebtedness not paid prior to or concurrently with the Closing (other than Closing Indebtedness taken into account in the calculation of the Total Consideration);

(v)          any inaccuracy in any information set forth in the Payment Spreadsheet;

(vi)         any claims on behalf of any holder or former holder of any shares of Company Securities or rights to acquire Company Securities or other equity interests in the Company (or the economic value thereof), or in connection with the Acquisition, or any of the other transactions contemplated hereby, including (A) claims with respect to any rights that such holder or purported holder may have in such holders’ capacity as a securityholder (or purported securityholder) of the Company, including any claims made by any Person with respect to any Company Securities (including Promised Company Options) or challenging the enforceability of this Agreement, the Acquisition or any of the other transactions contemplated hereby, and (B) claims of violations of fiduciary duty in connection with this Agreement, the Acquisition and the transactions contemplated hereby and thereby prior to Closing;

(vii)        any claim for indemnification, reimbursement, or advancement of expenses asserted by or on behalf of any person who is, or at any time prior to the Closing was, an officer or director of the Company, in each case pursuant to the directors’ and officers’ indemnification agreement issued by the Company to such person prior to the Closing, to the extent such claim arises from or relates to any event or other circumstance that arose, occurred, or existed at or prior to the Closing;

(viii)       any Liabilities relating to or arising out of any “excess parachute payments”, including for the avoidance of doubt, any loss of tax deductibility, within the meaning of Section 280G of the Code;

(ix)          any fraud by the Company in connection with this Agreement, the Related Agreements (other than the Key Employee Non-Compete Agreements) or the Certificates;

(x)          any Pre-Closing Taxes which are not Permitted Budget related Taxes;

(xi)          Taxes imposed on any holder of Company Options and Company Shares (including interest, fines and gross-up, if any) resulting from the failure of Company Options and Company Shares which were originally intended by the Company to be granted under Section 102(b)(2) of the Israel Tax Ordinance to be so qualified; and/or

(xii)         any 341 Legal Proceeding initiated, inter alia, against any Indemnified Party.

(b)           Subject to the provisions of this ARTICLE 10, from and after the Closing, each of the Indemnifying Parties, severally and not jointly, agrees to indemnify and hold harmless the Indemnified Parties against all Losses, incurred or sustained by the Indemnified Parties or any of them (including the Company following the Closing), resulting from, arising out of or incurred in connection with, any of the following (the “Securityholders Indemnifiable Matters” and, together with the Company Indemnifiable Matters, the “Indemnifiable Matters”):

(i)           any breach or inaccuracy of: (A) a representation or warranty made by such Contributing Securityholder in this Agreement and in any Related Agreement (other than the Key Employee Non-Compete Agreements), (B) a representation or warranty made by such Contributing Securityholder in this Agreement and in any Related Agreement (other than the Key Employee Non-Compete Agreements) as if such representation or warranty were made on and as of the date of the Closing, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates;

(ii)           any failure by such Contributing Securityholders to perform or comply with any covenant, agreement or any other provision applicable to such Contributing Securityholders contained in this Agreement or in any Related Agreement (other than the Key Employee Non-Compete Agreements);

(iii)           any fraud by such Contributing Securityholder in connection with this Agreement or the Related Agreements (other than the Key Employee Non-Compete Agreements);

(iv)           any Tax liability, including of the Company, arising in connection with any payment or deemed payment made by the Buyers or the Company or any other Payor pursuant to this Agreement and the Related Agreements, including any withholding Tax liability in connection with any payment made pursuant to this Agreement, except to the extent such Taxes were actually withheld and remitted to the applicable Taxing Authority in accordance with this Agreement.

(c)           Notwithstanding Section 10.2(a) or anything else in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of any Person (including the Company, prior to Closing) who committed fraud, intentional misrepresentation, willful misconduct or willful breach in connection with this Agreement, the Related Agreements or the transactions contemplated hereby for any Losses incurred or sustained by the Indemnified Parties or any of them (including, following the Closing, the Company) as a result of such fraud, intentional misrepresentation, willful misconduct or willful breach; (ii) none of the Indemnified Parties’ legal claims arising out of any fraud, intentional misrepresentation, willful misconduct or willful breach shall be limited or waived by this ARTICLE 10 or this Agreement with respect to any Person (including the Company, prior to Closing) who committed such fraud, intentional misrepresentation, willful misconduct or willful breach; and (iii) none of the Indemnified Parties’ equitable claims arising out of any fraud, intentional misrepresentation, willful misconduct or willful breach shall be limited or waived by this ARTICLE 10 or this Agreement against any Person (including the Company, prior to Closing) who committed such fraud, intentional misrepresentation, willful misconduct or willful breach.

(d)           The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Buyers or, following the Closing, the Company with respect to any Loss claimed by an Indemnified Party, other than pursuant to Section 8.19.

(e)           Notwithstanding anything to the contrary in this Agreement or otherwise and for the purposes of this ARTICLE 10 only, for the purposes of determining whether there is any breach of this Agreement, and for the purposes of calculating the amount of any Losses resulting from, arising out of, relating to, imposed upon, or incurred by any Indemnified Party by reason thereof, any qualifications to the representations, warranties, covenants, and agreements with respect to materiality, including for “material,” “in all material respects,” “Material Adverse Effect,” or similar materiality qualifications, and any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement, shall be disregarded.

(f)           Notwithstanding anything to the contrary herein, (i) the rights and remedies of the Indemnified Parties after the Closing shall not be limited by (A) any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Indemnified Party prior to the Closing regarding any failure, breach or other event or circumstance or (B) any waiver of any condition to the Closing related thereto and (ii) if an Indemnified Party’s claim under this ARTICLE 10 may be properly characterized in multiple ways in accordance with this ARTICLE 10, including that such claim may or may not be subject to different caps and other limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such indemnifiable matter in a manner that maximizes the recovery permitted in accordance with this ARTICLE 10.

Section 10.3          Maximum Payments; Remedy.

(a)           Except for breaches of the Company Fundamental Representations, or the Shareholder Representations (which for the avoidance of doubt shall not be limited by this Section 10.3(a)), the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 10.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered, or sustained at least $1,500,000 in Losses in the aggregate (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses, including the Basket Amount, paid, incurred, or sustained by the Indemnified Parties as a group, subject to the further limitations contained herein. For the avoidance of doubt, the limitations set forth in this Section 10.3(a) shall not apply to indemnification claims under clauses 10.2(a)(ii) – 10.2(a)(xii).

(b)           Except for breaches of the Company Fundamental Representations or the Shareholder Representations (which for the avoidance of doubt shall not be limited by this Section 10.34(b)), the maximum aggregate amount that the Indemnified Parties, as a group, may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in Section 10.2(a)(i), shall be limited to such Indemnifying Party’s Pro Rata Share of the Indemnification Cap, and all such Losses shall be payable and recoverable solely from the Escrow Fund as a sole recourse, provided, however, that with respect to any breach or inaccuracy of the Company IP Fundamental Representations, the maximum aggregate amount that the Indemnified Parties, as a group, may recover from each Indemnifying Party shall be limited to such Indemnifying Party’s Pro Rata Share of the Company IP Fundamental Indemnification Cap, and all such Losses shall be payable and recoverable from the Escrow Fund as a first but not exclusive recourse only. For the avoidance of doubt, the limitations set forth in this Section 10.3(b) shall not apply to indemnification claims under clauses 10.2(a)(ii) – 10.2(a)(xii).

(c)           Without derogating from the limitations set forth in this Section 10.3(a) and Section 10.3(b), the maximum aggregate amount that the Indemnified Parties, as a group, may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters, shall not exceed (when aggregated for all Losses indemnified by such Indemnifying Party under this Article 10) the portion of the Total Consideration paid to such Indemnifying Party hereunder (including such Indemnifying Party’s portion of the Escrow Amount).

(d)           Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability of an Indemnifying Party for indemnification (including, for the avoidance of doubt, for any claim exceeding the Total Consideration) by reason of fraud, intentional misrepresentation, willful misconduct or willful breach: (i) committed by or on behalf of the Company about which such Indemnifying Party had actual knowledge, or (ii) committed by such Indemnifying Party.

(e)           The indemnification rights pursuant to ARTICLE 10 shall constitute the sole and exclusive remedy of the Indemnified Parties for all Losses and/or with respect to any breach of any representation or warranty, or any breach of, failure to perform or comply with any covenant, agreement, obligation or undertaking under this Agreement, or any Related Agreement (other than the Key Employee Non-Compete Agreements) and the Certificates, whether pursuant to contract, tort or other theory of law, provided, however, that the foregoing shall not be deemed a waiver by any party hereto of any right to injunctive relief or other non-monetary equitable remedy pursuant to applicable Law. The obligations of the Indemnifying Parties under this ARTICLE 10 shall not be reduced, offset, eliminated, or subject to contribution by reason of any action or inaction by the Company, prior to Closing, that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Parties, not the Company, shall have the sole obligation for the indemnification or other obligations under this ARTICLE 10.

(f)            Nothing in this ARTICLE 10 shall limit the liability of the Company pursuant to Section 9.2.

(g)           Nothing in this Agreement shall limit the right of any Indemnified Party or Parties to pursue remedies under any Related Agreement against the parties thereto, subject to the limitations of this ARTICLE 10.

(h)           Notwithstanding anything to the contrary herein, no Indemnifying Party shall have any liability with respect to the representations, warranties, covenants, undertakings and agreements made by any other Indemnifying Party other than, subject to the terms and limitations set forth herein, the Company.

(i)            The amount of any Losses payable by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from indemnity or contribution amounts actually received by the Indemnified Party from third parties (each, a “Recovery”). If the Indemnified Party receives any Recovery after the Indemnifying Party makes an indemnification payment in respect of such Losses, and which amounts were not previously deducted from the Losses payable by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums (if applicable). This Section 10.3(i) shall not in any way obligate any Indemnified Party to purchase or maintain any insurance policy or to seek recovery of any insurance proceeds.

(j)            Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this ARTICLE 10 with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered or have resulted in an adjustment to, or taken into consideration for the purpose calculating whether an adjustment is required to (and no dispute is pending regarding such calculation), the Total Consideration.

(k)           The representations and warranties of the Company and the Company Shareholders contained in this Agreement and in the Disclosure Schedule constitute the sole and exclusive representations and warranties made by or on behalf of the Company or each Company Shareholder in connection with the transactions contemplated by this Agreement, and the parties understand, acknowledge and agree that all other representations and warranties made by or on behalf of the Company or the Company Shareholders of any kind or nature, express or implied, are specifically disclaimed by the Company and the Company Shareholders.

Section 10.4          Claims for Indemnification; Resolution of Conflicts.

(a)           Making a Claim for Indemnification. An Indemnified Party may seek recovery of Losses pursuant to this ARTICLE 10 by delivering to the Representative, and, if such claim is made against any specific Indemnifying Party, also to the applicable Indemnifying Party (the “Specific Securityholder”) an Indemnification Claim Notice in respect of such claim, within reasonable time following the actual knowledge of the Indemnified Party of the occurrence of the event that gave rise to such claim, provided that failure to so notify shall not affect the right of the Indemnified Parties to seek indemnification hereunder, except to the extent that the Indemnifying Parties are actually and materially prejudiced thereby. The date on which the Indemnification Claim Notice is received by the Representative, and if applicable, also by the Specific Securityholder, is referred to herein as the “Claim Date” of such Indemnification Claim Notice. For purposes hereof, “Indemnification Claim Notice” shall mean a written notice signed by an officer of the Indemnified Party (i) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (ii) specifying such Losses (including, if practicable, a good faith, non-binding, preliminary estimate of the amount of such Losses) in reasonable detail (to the extent available), the date (if available) that each Loss was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related, all in reasonable detail stating the material facts giving rise to such claim. The Indemnified Party shall also provide such other information then possessed by the Indemnified Party with respect to such claim for indemnification as the Representative may reasonably request together with such documentation reasonably requested by the Representative and reasonably required to evaluate and respond to such claim to the extent such documentation is in the possession of the Indemnified Party at such time; provided, however, that the Indemnification Claim Notice (A) need only specify such information to the actual knowledge of such Indemnified Party as of the Claim Date, (B) shall not limit any of the rights or remedies of any Indemnified Party, and (C) may be updated and amended with respect to the subject matter thereof and the Losses thereunder from time to time by the Indemnified Party by delivering an updated or amended Indemnification Claim Notice to the Representative or applicable Indemnifying Parties, as the case may be (provided that such amended Indemnification Claim Notice shall be subject to all limitations included in this Agreement).

(b)           Objection to a Claim for Indemnification.

(i)           The Representative, or, if applicable, the Specific Securityholder, may object to a claim for indemnification set forth in an Indemnification Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Indemnification Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 11:59 p.m. (Israel time) on the thirtieth (30th) day following the Claim Date of the applicable Indemnification Claim Notice (such deadline, the “Objection Deadline” for such Indemnification Claim Notice and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)           To the extent that the Representative or the Specific Securityholder, as applicable, does not object in writing (as provided in Section 10.4(b)(i)) to the claims contained in an Indemnification Claim Notice prior to the Objection Deadline for such Indemnification Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Representative (or the Specific Securityholder, as applicable) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Indemnification Claim Notice (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”), without derogating from and subject to the limitations set forth in ARTICLE 10. Within twenty-one (21) days of a claim becoming an Unobjected Claim, the Indemnifying Parties hereby undertake to make the applicable payment to such Indemnified Party and execute the Joint Instructions, as applicable, subject to the limitations set forth in this ARTICLE 10.

(c)           Resolution of Conflicts.

(i)           In case the Representative, or the Specific Securityholder, as applicable, timely delivers an Objection Notice in accordance with Section 10.4(b)(i) hereof, the Representative (or such objecting Specific Securityholder) and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the Indemnifying Parties shall provide to the Representative (or such objecting Specific Securityholder) reasonable access to all material, information and documents that would facilitate such good faith discussions. If the Representative (or the objecting Specific Securityholder) and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). The Indemnifying Parties hereby undertake to pay any amounts required to be paid as a result of a Settled Claim to the Indemnified Parties pursuant to the Settled Claim and execute the Joint Instructions, as applicable, within twenty-one (21) days following the date that the applicable claim becomes a Settled Claim, subject to the limitations set forth in this ARTICLE 10.

(ii)           If no such agreement can be reached after good faith negotiation, as set forth above, prior to the lapse of thirty (30) days after receipt of an Objection Notice, then upon the expiration of such thirty (30) day period, the Buyers or the Representative (or the objecting Specific Securityholder) may submit any such dispute for resolution pursuant to the provisions of Section 11.9. Judgment upon any award rendered pursuant to the provisions of Section 11.9 may be entered in any court having jurisdiction. Claims determined pursuant to the provisions of Section 11.9 are referred to herein as “Resolved Claims”, and the Indemnifying Parties hereby undertake to pay any amounts required to be paid as a result of a Resolved Claim to the Indemnified Parties pursuant to the Resolved Claim and execute the Joint Instructions, as applicable, within twenty-one (21) days following the date that the applicable claim becoming a Resolved Claim, subject to the limitations set forth in this ARTICLE 10.

(d)           Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this ARTICLE 10, to the extent that such claim has not yet been satisfied by payment or by release to the Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim (provided in connection with each of (i) and (ii) that the Indemnifying Parties or any of them, as applicable, are required to make payment to any Indemnified Party and with respect to such amount required thereunder to be paid to such Indemnified Party(ies)) or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this ARTICLE 10 specified in any Indemnification Claim Notice delivered pursuant to Section 10.4(a), to the extent that such claim is not a Payable Claim, and has not been satisfied by payment or release to the Indemnified Party of funds from the Escrow Fund.

(e)           Payment of Indemnification Claims from Escrow Fund; Distribution of the Escrow Fund.

(i)           All claims for indemnification by an Indemnified Party for Losses underlying Payable Claims pursuant to this Agreement shall be satisfied (A) first, from the Escrow Fund so long as the amount in the Escrow Fund is greater than zero and (B) second, subject to the limitations set forth in this ARTICLE 10, to the extent that the recovery of such Losses is not limited to the Escrow Fund (including, for the avoidance of doubt, if the Escrow Fund is not sufficient to satisfy the recovery of the Losses, or if the Escrow Fund is fully released, but all subject to the limitations set forth in this ARTICLE 10) (1) with respect to each Specified Individual, (a) first from such Specified Individual’s Deferred Consideration still held by the Deferred Consideration Trustee and (b) second, to the extent that such Specified Individual’s Deferred Consideration still held by the Deferred Consideration Trustee is not sufficient to satisfy such Specified Individual’s Pro Rata Share of such Losses, or that the Specified Individual’s Deferred Consideration is released from the applicable restrictions and not held by the Deferred Consideration Trustee, directly, on a several and not joint basis, not exceeding, together with the Losses recovered under clause (a) above, such Specified Individual’s Pro Rata Share of such Losses and (2) against the Indemnifying Parties excluding the Specified Individuals, directly, on a several and not joint basis, not exceeding such Indemnifying Party’s Pro Rata Share of such Losses; provided, however, that claims or recoveries in respect of any fraud, intentional misrepresentation, willful misconduct or willful breach by an Indemnifying Party who participated in or had actual knowledge of such fraud, intentional misrepresentation, willful misconduct or willful breach in connection with this Agreement, the Related Agreements or the Certificates may be made in the sole and absolute discretion of the Indemnified Parties either from such Indemnifying Party’s portion of the Escrow Fund or directly against such Indemnifying Party(ies) rather than from the Escrow Fund; provided, further, however, to the extent an Indemnified Party recovers amounts pursuant to any fraud, intentional misrepresentation, willful misconduct or willful breach in connection with this Agreement from the Indemnifying Party who participated in or had actual knowledge of such fraud, intentional misrepresentation, willful misconduct or willful breach from the Escrow Fund, such recovered amounts shall not reduce the amount the Indemnified Parties may recover from such Indemnifying Party with respect to any other Indemnifiable Matters (if any).

(f)           Notwithstanding anything contained hereunder, any amount of Losses payable by a Specified Individual from the Escrow Fund, shall be recovered as follows (x) fifty percent (50%) of such amount shall be payable and recoverable from the Specified Individual Cash Escrow Amount, and (y) fifty percent (50%) of such amount (the “Stock Indemnity Amount”) shall be payable and recoverable from the Stock Escrow Fund in such number of MBLY Global Common Stock equal to (x) Stock Indemnity Amount, divided by (y) MBLY Global Applicable Stock Price as of the applicable payment date (the “Stock Indemnity Portion”), provided that:

(i)           In the event that as of the date of an Indemnification Claim Notice that is made prior to the Escrow Release Date, the MBLY Global Applicable Stock Price is lower than the MBLY Global Stock Price, the Stock Escrow Fund shall be automatically increased and deemed to include an additional number of MBLY Global Common Stock taken from the First Tranche of the Deferred Consideration so that following such increase, the Stock Escrow Fund shall be comprised of such number of MBLY Global Common Stock equal to the product obtained by multiplying (A) the Stock Escrow Fund by (B) the quotient obtained by dividing (x) the MBLY Global Stock Price by (y) the MBLY Global Applicable Stock Price as of the date of such Indemnification Claim Notice, less any portion of the Stock Escrow Fund that was previously released.

(ii)           Within no later than fifteen (15) calendar days following the delivery to the Escrow Agent of the Joint Instructions, the Specified Individuals shall deposit with the Escrow Agent in lieu of the Stock Indemnity Portion, a cash amount equal to the Stock Indemnity Amount, and in such event, (1) such deposited cash of the Stock Indemnity Portion shall constitute part of the Specified Individual Cash Escrow Amount (it being understood that any portion of such deposited cash of the Stock Indemnity Portion that is used to pay Losses payable by a Specified Individual from the Escrow Fund shall be deemed to satisfy such Specified Individual’s obligation under Section 10.4(f) to satisfy fifty percent (50%) of such losses from the Stock Escrow Fund) and (2) the Stock Indemnity Portion shall be released from the Stock Escrow Fund and shall thereafter constitute part of the First Tranche of the Deferred Consideration and be subject to and governed by the Deferred Consideration Agreement and the terms and conditions contained therein. However, in the event that the Specified Individuals fail to make such cash deposit of the Stock Indemnity Portion within such fifteen (15) calendar day period, recovery shall be made from the Stock Indemnity Portion (by way of forfeiture or otherwise).

(g)           Within five (5) Business Days following the First Survival Date (the “Escrow Release Date”), an amount equal to (A) the amount held in the Escrow Fund as of the Escrow Release Date (as reduced from time to time pursuant to the terms of this Agreement and the Escrow Agreement) minus (B) an amount equal to the aggregate sums under all Indemnification Claim Notices that have been asserted by an Indemnified Party prior to the Escrow Release Date, but not resolved on or prior to 11:59 p.m. (Israel time) on the Escrow Release Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”), shall be transferred and delivered to the Paying Agent, for further distribution to the Indemnifying Parties with each Indemnifying Party to receive its Pro Rata Share of such amount to be distributed, provided however that for the sole purpose of the release of the Retained Escrow Amount (or any portion thereof), if the Indemnified Party does not initiate an Action pursuant to the provisions of Section 11.9 within one-hundred and twenty (120) days as of the First Survival Date (the “Continuing Claim Tail Period”), such dispute and/or claim shall, upon the lapse of the Continuing Claim Tail Period, not constitute a Continuing Claim and any Retained Escrow Amount remaining in the Escrow Fund in connection with such Continuing Claim shall be released from the Escrow Fund within three (3) Business Days after the lapse of the Continuing Claim Tail Period and be transferred and delivered to the Paying Agent, for further distribution to the Indemnifying Parties with each Indemnifying Party to receive its Pro Rata Share of such amount to be distributed. With respect to a Continuing Claim with respect to which an Action pursuant to the provisions of Section 11.9 has been initiated within the Continuing Claim Tail Period, then immediately after it becomes a Resolved Claim or a Settled Claim (a “Former Continuing Claim”) that is a Payable Claim – immediately after the payment of the amounts for which it becomes a Payable Claim, any amounts remaining in the Escrow Fund with respect to such Former Continuing Claim(s) (other than Retained Escrow Amounts underlying other Continuing Claims, which shall be retained in the Escrow Fund), shall promptly be transferred and delivered to the Paying Agent for further distribution to the Indemnifying Parties in an amount with respect to each Indemnifying Party equal to its Pro Rata Share of such amounts to be distributed. The distributions provided in this Section 10.4(g) are subject to the terms of the Escrow Agreement. For the avoidance of doubt, any shares of MBLY Global Common Stock that comprise the Stock Escrow Fund and are released from the Escrow Fund pursuant to this Section 10.4(g) shall, upon such release, continue to be subject to and governed by the Deferred Consideration Agreement and the terms and conditions contained therein.

(h)           Any amounts payable to the Indemnifying Parties pursuant to Section 10.4(g) above (A) shall be rounded to the nearest one hundredth (0.01) of a Dollar (with amounts 0.005 and above rounded up) and (B) if subject to applicable Tax withholding shall be deposited with the Paying Agent prior to distribution and the Paying Agent will then deduct the appropriate Tax withholding amounts and distribute net funds to the applicable Indemnifying Party, in accordance with Section 2.4(g).

(i)            If and when amounts out of the Escrow Fund are to be released and paid pursuant to the terms herein, each of the Representative (in its capacity as such) and the Buyers hereby undertake to: (i) promptly and no later than within five (5) Business Days after being approached by the other party, execute any and all payment instructions, as required under the Escrow Agreement for the release and payment of such amounts out of the Escrow Fund (the “Joint Instructions”); and (ii) provide to the other party and the Escrow Agent such instruments, documentation, information and assistance available to such other party, as reasonably required by the Escrow Agent in order to release such amounts out of the Escrow Fund.

(j)            If any Indemnifying Party (the “Breaching Indemnifying Party”) is personally liable for a matter giving rise to indemnification, and any amounts are paid to the Indemnified Parties from the Escrow Fund in satisfaction of such liability, the other Indemnifying Parties (the “Non-Breaching Indemnifying Parties”) shall have the right to require the Breaching Indemnifying Party to reimburse them, on a several basis, for their respective portions of the amounts so paid from the Escrow Fund.

(k)           Treatment of Indemnification Payments. The Indemnifying Parties, the Representative and the Buyers agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 10.2 as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by Law.

Section 10.5          Third Party Claims.

(a)           In the event of the assertion or commencement by any Person of any claim or Action, other than Indemnifiable Tax Contest (a “Third Party Claim”) with respect to which Buyers in good faith believe may result in a claim for indemnification pursuant to this ARTICLE 10 (an “Indemnification Claim”), Buyers shall have the right, in their sole discretion, to proceed with the defense of such Third Party Claim, and the Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Buyers shall have the right in their sole discretion to conduct the defense of, and to settle or otherwise resolve, any such Third Party Claim; provided, however, that Buyers shall seek the prior written consent of the Representative (or, in the event of an Indemnification Claim is made against any specific Indemnifying Party (“Individual Seller Claim”), the prior written consent of the applicable Indemnifying Party) to any settlement of such Third Party Claim, which consent shall not be unreasonably withheld, conditioned, or delayed (it being understood that this proviso shall not apply to court judgments, the treatment of which shall be as described in Section 10.5(b) below). The written consent of the Representative, or the applicable Indemnifying Party, with respect to any settlement of any Third Party Claim shall be deemed to have been given unless the Representative, or the applicable Indemnifying Party, shall have objected within ten (10) Business Days after a written request for such consent by the Buyers. In the event that the Representative (or, in the event of an Individual Seller Claim, the applicable Indemnifying Party) has consented (or has been deemed to consent pursuant to the preceding sentence) to any such settlement, then, in each case, subject to the terms, conditions and limitations of this Agreement and of the settlement, neither the Representative nor the Indemnifying Parties shall have any power or authority to object to the amount of such Losses. If such written consent is neither given nor deemed given, Buyers may agree to any such settlement or compromise, and may deliver a Claim Notice therefor, and the resolution of the Indemnification Claim set forth therein (including whether and to what extent Buyers or any other Indemnified Party is entitled to indemnification, reimbursement, or compensation under this Agreement for such Indemnification Claim (it being understood and agreed that, for the avoidance of doubt, such settlement or compromise shall not be determinative of the right to indemnification, reimbursement or compensation with respect to such Indemnification Claim or the validity and/or the amount of Losses relating to such matter)) shall remain subject to this ARTICLE 10. If Buyers do not elect to proceed with the defense of any Third Party Claim, the Representative may proceed with the defense of such claim or Action at the expense of the Indemnifying Parties with counsel reasonably satisfactory to the Buyers; provided, however, that the Buyers shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and the Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Buyers (which consent may not be unreasonably withheld, conditioned or delayed). Buyers shall give the Representative (and, in the case of an Individual Seller Claim, the applicable Indemnifying Party) prompt notice of the commencement of any Action against Buyers or the Company with respect to which Buyers intend to demand indemnification from the Indemnifying Parties; provided, however, that any failure to so notify the Representative, or the applicable Indemnifying Party, shall only relieve the Indemnifying Parties of any liability to the extent the Indemnifying Parties are actually and materially prejudiced thereby. In addition to the foregoing, the Representative shall have the right to (A) be kept reasonably apprised by Buyers of the material proceedings with respect to such Third Party Claim, including any settlement negotiations, and (B) receive copies of all (1) invoices from counsel, experts or other advisors for which Buyers seek indemnification, compensation or reimbursement hereunder and (2) pleadings, notices and communications with respect to a Third Party Claim of which Buyers have notified the Representative and/or any Indemnifying Party hereunder.

(b)           Notwithstanding anything to the contrary herein, neither the Representative nor the Indemnifying Parties shall have any power or authority to object to the amount of any Indemnification Claim asserted in accordance with Section 10.5(a) for Losses awarded to the claimant in a Third Party Claim in a non-appealable court judgment or award, and the Indemnified Parties shall be entitled to the amounts underlying such court judgment or award, together with the Losses incurred in connection therewith (subject to the limitations set forth in this ARTICLE 10, and so long as Buyers or any other Indemnified Party is entitled to indemnification, reimbursement, or compensation under this Agreement with respect to the Third Party Claim).

Section 10.6             Representative.

Each of the Indemnifying Parties by virtue of his, her or its execution of this Agreement, the Optionholder Consent Instrument or a Joinder Agreement, if any, hereby appoints the Representative as of Closing as his, her or its true and lawful agent, proxy and attorney-in-fact, for all purposes in connection with this Agreement and the applicable Related Agreements (for the sake of good order, any reference under this Section 10.6, to the applicable Related Agreements, shall include the Paying Agent Agreement and the Escrow Agreement) (in accordance with the Representative engagement letter) including without limitation, to execute and deliver this Agreement, the Paying Agent Agreement and the Escrow Agreement and exercise all or any of the powers, authority and discretion conferred on him, her or it under this Agreement and the applicable Related Agreements, with full power and authority to represent, to take any and all actions and to make any decisions required or permitted to be taken by it under this Agreement, and the applicable Related Agreements on their behalf and exercise all or any of the powers, authority and discretion conferred on him, her, or it under this Agreement and the applicable Related Agreements. The Contributing Securityholders recognize and intend that the power of attorney granted to the Representative in this Section 10.6, and the powers, immunities and rights to indemnification granted to the Representative hereunder: (i) are coupled with an interest and are irrevocable and shall survive the death, incompetence, bankruptcy or liquidation of any Contributing Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Contributing Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(a)           Powers of the Representative.

(i)           The Representative shall have and may exercise all of the powers conferred upon it pursuant to this Agreement and the applicable Related Agreements, which shall include:

(A)           The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties, including this Agreement and the applicable Related Agreements;

(B)            The power to give or receive any notice or instruction permitted or required under this Agreement and the applicable Related Agreements, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement and the applicable Related Agreements, or any other such agreement, document or instrument;

(C)            The power (subject to the provisions of this Section 10.6(a)) to contest, negotiate, defend, compromise or settle (or refrain from doing so) any indemnification claims or Actions for which an Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any indemnification claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such indemnification claims, resolve any indemnification claims, take (or refrain from taking) any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by legal proceedings, arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the applicable Related Agreements;

(D)           The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;

(E)           The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;

(F)            The power to grant, provide, negotiate and sign all waivers, consents, instructions and authorizations and to take all other actions called for under or contemplated by or that may otherwise be deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate in connection with any terms and conditions of this Agreement and the applicable Related Agreements providing rights or benefits to the Indemnifying Parties (other than the payment of the Total Consideration in accordance with the terms hereof and in the manner provided herein); and

(G)            The power to take any actions contemplated hereunder or under any of the applicable Related Agreements and otherwise in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and in any of the applicable Related Agreements or as the Representative reasonably believes are in the best interests of the Indemnifying Parties; the power to direct the Paying Agent to disburse amounts paid to the Paying Agent in accordance with this Agreement, and such portions of the Escrow Fund to be disbursed to the Indemnifying Parties in accordance with the provisions hereof, in accordance with the Payment Spreadsheet and in accordance with the terms and conditions of this Agreement and the applicable Related Agreements; and the power to amend this Agreement and the applicable Related Agreements, or any of the instruments to be delivered to the Buyers pursuant hereof and thereof; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to (i) do or cause to be done any of the foregoing in a manner that improperly discriminates between or among the Indemnifying Parties; (ii) do or cause to be done any of the foregoing in respect of any matter that relates solely and exclusively to a single Indemnifying Party, whereupon the Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim, and all references to the Representative in such event shall include also such Indemnifying Party or (iii) agree to any amendment to the provisions in this Agreement limiting the powers of the Representative. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of the respective number of Company Securities held by each Indemnifying Party or their respective Pro Rata Shares shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, after the Closing the Representative shall not be entitled to, and shall not, amend or waive any provision hereof on behalf of any Contributing Securityholder that would be reasonably expected to (A) involve any direct obligation, restriction or agreement of any Contributing Securityholder other than the payment of monetary damages, and (B) solely as between the Indemnifying Parties and the Representative, (i) result in the amounts payable hereunder to any Contributing Securityholder being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement or (ii) result in an increase of any Contributing Securityholder’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations); without (in each case) such Contributing Securityholder’s prior written consent. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Contributing Securityholders, except as expressly provided herein, and in any of the applicable Related Agreements.

(b)           Representations of Representative. The Representative hereby represents and warrants to Buyers as follows:

(i)           The Representative has all necessary limited liability company power and authority to execute and deliver this Agreement and the applicable Related Agreements and to carry out his, her or its obligations hereunder and thereunder in his/her/its capacity as Representative.

(ii)           This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.

(iii)           The Escrow Agreement when duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Buyers and the Escrow Agent, will constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.

(c)           Representative Procedures Upon Receipt of Indemnification Claims.

(i)           Upon receipt or notice of any indemnification claim, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in its possession) to the Indemnifying Parties that are designated as the “Advisory Committee” established under the Representative’s engagement letter (the “Advisory Committee”, and the members of the Advisory Committee that are listed in Schedule Section 10.6(c)(i), the “Advisory Committee Members”) and, if applicable in connection with a claim being made solely against a specific Indemnifying Party, to such Indemnifying Party against which such claim is made. As soon as practicable thereafter, the Representative shall notify the Advisory Committee of the proposed action (if any) which the Representative recommends shall be taken in response to such indemnification claim.

(ii)           The Representative shall have the discretion to take such action as he, it or she shall determine to be in the best interest of all of the Indemnifying Parties, including authorizing the distribution to any Indemnified Party of any portion of the Escrow Fund, subject to the limitations of Section 10.6(a).

(d)           Notices. Except to the extent that this Agreement requires that a notice be made to an Indemnifying Party, after the Closing, any notice given to the Representative will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties and shall be binding on the Indemnifying Parties and their successors. Except as otherwise contained herein or in the applicable Related Agreements, Buyers and the Company may, and the Escrow Agent and the Paying Agent may, disregard any notice or instruction received from any one or more individual Indemnifying Parties.

(e)           Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as it deems to be reasonably necessary to carry out the provisions of this Agreement and the applicable Related Agreements. The Representative agrees to be bound by all obligations of the Representative under this Agreement and the applicable Related Agreements to which it is a party and shall take any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement, or the Representative engagement letter (including entering into any amendment of same) for and on behalf of the Contributing Securityholders, including defending all indemnity claims pursuant to ARTICLE 10, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Buyers and their agents regarding indemnity claims, dealing with Buyers and the Company under this Agreement and the applicable Related Agreements with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Representative specified in or contemplated by this Agreement and the applicable Related Agreements and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, by virtue of the approval of this Agreement and the Acquisition (and no act of such Contributing Securityholder), each Contributing Securityholder grants the Representative full power and authority to interpret all the terms and provisions of this Agreement and the applicable Related Agreements and to consent to any amendment hereof or thereof on behalf of such Contributing Securityholder and its successors.

(f)            Reimbursement and Liability of Representative.

(i)           The Representative will incur no liability to the Contributing Securityholders with respect to any action or inaction taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Representative to be genuine and to have been signed by the proper person (and the Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction in connection with the Representative’s services pursuant to this Agreement or any agreements ancillary hereto, except its own fraud, gross negligence, bad faith or willful misconduct. The Representative may rely on the advice of counsel and shall not be liable for any action or omission pursuant to the advice of counsel. The Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Representative. The Indemnifying Parties acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the applicable Related Agreements and/or the transactions contemplated hereby or thereby. Except as expressly provided herein, the Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to the Representative.

(ii)           The Indemnifying Parties shall severally (but not jointly), based on their respective Pro Rata Shares (which, for the avoidance of doubt, shall in all cases sum to 100% coverage for the Representative), indemnify and defend the Representative and hold the Representative harmless against any claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs and expenses of any experts and their staffs and all expenses of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance, performance or administration of the Representative’s duties in connection with this Agreement and the applicable Related Agreements or any agreements ancillary hereto, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the fraud, gross negligence, willful misconduct or bad faith of the Representative, the Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Representative from (A) the funds in the Representative Expense Fund, and (B) the amounts in the Escrow Fund and any other amounts that become otherwise distributable to the Indemnifying Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution (in the case of releases from the Escrow Fund, in accordance with written instructions delivered by the Representative to the Escrow Agent), and (C) directly from the Indemnifying Parties; provided that while this section allows the Representative to be paid from the Representative Expense Fund, the Escrow Fund and any other funds that become payable to the Indemnifying Parties hereunder, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct from any payment it is required to pay to the Indemnifying Parties any unpaid or non-reimbursed expenses and unsatisfied Representative Losses incurred by the Representative in connection with the performance of its duties hereunder from the Representative Expense Fund.

Section 10.7          Reliance on Representative.

Buyers and their affiliates (including, after the Closing, the Company), the Paying Agent, the Escrow Agent and the Deferred Consideration Trustee, shall be entitled to rely on the appointment of the Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Party (subject to the limitation set forth in Section 10.4(b)) and as having the duties, power and authority provided for in this Agreement and the applicable Related Agreements (for the sake of good order, including the Paying Agent Agreement, the Escrow Agreement and the Deferred Consideration Agreement). None of Buyer or their affiliates (including, after the Closing, the Company), the Paying Agent, the Escrow Agent or the Deferred Consideration Trustee shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative for which it was authorized pursuant to the provisions of Section 10.4(b) above. The Representative may resign at any time upon at least thirty (30) days’ prior written notice to Buyers. In the event of any such resignation, the Indemnifying Parties shall promptly appoint a replacement and notify Buyers, the Paying Agent, the Escrow Agent and the Deferred Consideration Trustee thereof. Buyers and their respective affiliates (including, after the Closing, the Company), the Paying Agent, the Escrow Agent and the Deferred Consideration Trustee shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The majority of the Contributing Securityholders (measured in accordance with their Pro Rata Share of the Escrow Fund) may remove the Representative by a written instrument delivered to the Representative, Buyers and the Company, and, in such event and also if the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by a majority of the Contributing Securityholders (measured in accordance with their Pro Rata Share of the Escrow Fund) and delivered to Buyers, the Paying Agent, the Escrow Agent and the Deferred Consideration Trustee. The power of attorney and all authority conferred under Section 10.6 and the powers, immunities and rights to indemnification granted to the Representative hereunder: (i) shall be irrevocable and shall not be terminated by any act of any Contributing Securityholder, by operation of law, by such Contributing Securityholder’s death or disability or any other event and (ii) shall survive the delivery of an assignment by any Contributing Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount and/or the Deferred Consideration. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.1          Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally by hand, (b) two (2) Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) five (5) Business Days after deposit in the United States or Israeli mail, registered or certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by electronic mail with confirmation of receipt on a Business Day and during normal business hours of the recipient, and otherwise on the first Business Day in the place of recipient following delivery:

(a)           if to Buyers, or (after the Closing) to the Company, to:

Mobileye Vision Technologies Ltd.

1 Shlomo (Momo) Halevi St.

Jerusalem, Israel

Tel: +972-2-541-7333

Attn: Liz Cohen-Yerushalmi; Jesse Infeld

Email: liz.cohenyerushalmi@mobileye.com; jesse.infeld@mobileye.com

Mobileye Global Inc.

1 Shlomo (Momo) Halevi St.

Jerusalem, Israel

Tel: +972-2-541-7333

Attn: Liz Cohen-Yerushalmi; Jesse Infeld

Email: liz.cohenyerushalmi@mobileye.com; jesse.infeld@mobileye.com with a copy (which shall not constitute notice) to:

Erdinast, Ben Nathan, Toledano & Co.

Museum Tower, 4 Berkowitz St.

Tel Aviv 6423806, Israel

Attention: Doni Toledano, Nitzan Aberbach

Email: donit@ebnlaw.co.il; nitzana@ebnlaw.co.il

(b)           if to the Company (prior to the Closing), to:

Mentee Robotics Ltd.

3 Arik Einstein Street

Herzliya, Israel

Tel: +972-54-752-3407; +972-54-444-5162

Attn: Lior Wolf; Sarit Gana Melamed

Email: wolf@menteebot.com; sarit@menteebot.com

with a copy (which shall not constitute notice) to:

Shibolet & Co.

Tou Towers, 4 Yitzhak Sadeh St.

Tel Aviv 6777504, Israel

Tel: +972-3-307-5000

Attention: Limor Peled, Tom Small

Email: l.peled@shibolet.com, t.small@shibolet.com

(c)           if to a Contributing Securityholder, to the address set forth for such Contributing Securityholder in the Payment Spreadsheet.

(d)           if to the Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein.

Section 11.2          Successors and Assigns.

All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, MBLY Vision and the Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit any of the Buyers from merging the Company with and into any of the Buyers or any of its affiliates or assigning any of the rights hereunder to any of the Buyers’ direct or indirect Subsidiary, provided that such applicable merging Buyer remains liable, jointly and severally with such assignee, for the obligations contained herein, and further provided that prior to consummating such assignment the applicable merging Buyer shall give written notice of such assignment to the Representative and a copy of an executed obligation of the merging Buyer and such assignee to be jointly and severally liable hereunder.

Section 11.3          Severability.

In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

Section 11.4          Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such Action.

Section 11.5          Other Remedies.

Subject to any limitations included in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 11.6          Entire Agreement.

This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and the Related Agreements are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or any Related Agreement, and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and any Related Agreement supersedes any prior understandings, agreements or representations and warranties by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof. Company and MBLY Vision shall continue to be subject to the provisions of the Non-Disclosure Agreement until the Closing hereunder, in accordance with its terms.

Section 11.7          Third Parties.

Except as specifically set forth or referred to herein, including in connection with Contributing Securityholders who are not parties hereto but shall be deemed third party beneficiaries hereunder, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties hereto in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date. Without limiting anything else in this Section 11.7, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than the Parties hereto and, to the extent expressly permitted, such Parties’ assignees) any rights or remedies hereunder.

Section 11.8          Governing Law.

This Agreement, including the arbitration agreement set out in Section 11.9 of this Agreement, shall be governed by and construed exclusively under the laws of the State of Israel, excluding any choice or conflicts of laws provisions or rules that would cause the application of any laws of any other jurisdiction.

Section 11.9          Arbitration.

Any and all disputes, disagreements, differences or claims, whether contractual or non-contractual, arising from or in connection with this Agreement, including but not limited to its existence, validity, interpretation, performance, breach or termination (save for any Disagreement and differences resolved pursuant to Section 8.13 and subject to the terms and conditions stipulated thereunder), shall be finally and exclusively resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with the ICC Rules of Arbitration effective at the time of the commencement of the arbitration (the “ICC Rules”), which are deemed to be incorporated by reference into this Clause (the “Arbitration”).

The Arbitration shall be heard before and resolved by an arbitral tribunal comprising three arbitrators, who shall be appointed in accordance with the ICC Rules, except that the claimant(s) shall nominate one arbitrator and the respondent(s) shall nominate one arbitrator, and the two co-arbitrators shall nominate a third arbitrator who shall act as presiding arbitrator. Should the claimant(s) or the respondent(s) fail to nominate a co-arbitrator, or should the two party-nominated co-arbitrators fail to agree on the identity of the third arbitrator, within fourteen (14) calendar days from the date of the appointment of the other arbitrator(s) or at any other date fixed by the ICC, the ICC shall appoint the co-arbitrator or the presiding arbitrator in accordance with the ICC Rules. The substantive applicable law of the Arbitration shall be the laws of the State of Israel, excluding its procedural or evidentiary rules. The language of the Arbitration shall be English. The legal seat of the Arbitration, as well as the venue for any hearings in the Arbitration, shall be Tel-Aviv, Israel, unless otherwise agreed by the Parties. The Parties agree that the subject matter of this arbitration agreement relates to more than one jurisdiction. Unless otherwise determined by the arbitral tribunal, the costs of the Arbitration shall be borne equally by the claimant(s) and respondent(s), and each party shall bear its own legal fees and expenses.

Unless otherwise agreed by the Parties, the Parties shall keep confidential all awards, orders and decisions in the arbitration, together with all materials created for the purpose of the Arbitration or as a result thereof, and all other documents produced by another Party in the arbitral proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party due to a legal duty, to protect or pursue a legal right, or to enforce or challenge an award in legal proceedings before a state court or other legal authority (in which case, the disclosing Party shall endeavor for such proceedings to remain confidential to the fullest extent possible). The Parties shall seek the same undertaking of confidentiality from all those involved in the Arbitration, including but not limited to any authorized representative, witness of fact, expert, or service provider. The foregoing shall also apply, with necessary changes, to the arbitral tribunal, the tribunal’s secretary (if any), and any expert to the arbitral tribunal. Notwithstanding the foregoing, the Representative shall be entitled to disclose such information to its advisors and representatives on a need-to-know basis, to the Advisory Committee Members, and to the Company Securityholders to the extent such information applicable to them.

The decision of the Arbitration shall be in writing and state the reasons upon which it is based. Any arbitral award shall be final and binding on the Parties, subject to the provisions of International Commercial Arbitration Law 5784, 2024, and may be enforced and entered into judgment through any competent courts or other relevant authorities in any country or jurisdiction.

Section 11.10        Counterparts.

This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

MOBILEYE VISION TECHNOLOGIES LTD.

By: /s/ Safroadu Yeboah-Amankwah
Name: Safroadu Yeboah-Amankwah
Title: Authorized Signatory

By: /s/ Nimrod Nehushtan
Name: Nimrod Nehushtan
Title: EVP Business Development and Strategy

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

MOBILEYE GLOBAL INC.

By: /s/ Safroadu Yeboah-Amankwah
Name: Safroadu Yeboah-Amankwah
Title: Chair of the Board of Directors

By: /s/ Nimrod Nehushtan
Name: Nimrod Nehushtan
Title: EVP Business Development and Strategy

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

MENTEE ROBOTICS LTD.

By: /s/ Lior Wolf
Name: Lior Wolf
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVES SERVICES LLC

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Share Purchase Agreement]